As filed with the Securities and Exchange Commission on October 17, 2005
                                          Registration Statement No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          OVATION PRODUCTS CORPORATION
                 (Name of small business issuer in its charter)

           Delaware                           3580                           02-0510323
 (State or other jurisdiction     (Primary Standard Industrial     (I.R.S. Employer Identification
     of incorporation or           Classification Code Number)                  No.)
        organization)

                             395 East Dunstable Road
                          Nashua, New Hampshire, 03062
                                 (603) 891-3224
          (Address and telephone number of principal executive offices)

                             395 East Dunstable Road
                          Nashua, New Hampshire, 03062
(Address of principal place of business or intended principal place of business)

                                Robert MacDonald
                          Ovation Products Corporation
                             395 East Dunstable Road
                          Nashua, New Hampshire, 03062
                                 (603) 891-3224
            (Name, address and telephone number of agent for service)

                                   Copies to:
                                 Anna T. Pinedo
                             Morrison & Foerster LLP
                           1290 Avenue of the Americas
                               New York, NY 10104
                                 (212) 468-8179

Approximate date of proposed sale to the public: from time to time after the effective date of this registration statement, as shall be determined by the selling stockholders identified herein.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                    -----------------------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
         Title of each class of            Amount to be     Proposed maximum       Proposed maximum       Amount of
      securities to be registered           registered     offering price per     aggregate offering    registration
                                                                share (1)              price (1)             fee
--------------------------------------------------------------------------------------------------------------------
Shares of common stock, $0.01 par value
per share...........................                                                    $1,000              $0.12
====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

                    -----------------------------------------

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
--------------------------------------------------------------------------------

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED OCTOBER 17, 2005

                          OVATION PRODUCTS CORPORATION
                        _,000,000 Shares of Common Stock

      Ovation Products Corporation, a Delaware corporation, is registering __________ shares of common stock, par value $0.01 per share, for sale by certain existing stockholders identified in the "Selling Stockholders" section of this prospectus. Ovation will not receive any proceeds from the sale of shares sold hereunder.

      All of the shares of common stock were acquired by the selling stockholders in private placement transactions.

      Currently, there is no public market for our common stock and no assurances can be given that a public market will develop or, if developed, that it will be sustained. Application will be made for the common stock to be traded on the OTC Bulletin Board.

                                 ---------------

      AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. ACCORDINGLY, THE SECURITIES OFFERED HEREBY SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD A LOSS OF HIS ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                ----------------

      These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is     , 2005

                                TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUMMARY...........................................................1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................4

RISK FACTORS.................................................................5

USE OF PROCEEDS..............................................................13

DIVIDEND POLICY..............................................................13

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION....................13

BUSINESS.....................................................................22

MANAGEMENT...................................................................35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............43

SELLING STOCKHOLDERS.........................................................45

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................47

CERTAIN TRANSACTIONS AND RELATIONSHIPS.......................................49

DESCRIPTION OF SECURITIES....................................................54

PLAN OF DISTRIBUTION.........................................................56

LEGAL MATTERS................................................................58

EXPERTS......................................................................58

WHERE YOU CAN FIND ADDITIONAL INFORMATION....................................58

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES...............................................58

FINANCIAL STATEMENTS.........................................................F-1

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety. When used in this prospectus, the terms "Company," "Ovation," "we," "our," "ours" and "us" refer to Ovation Products Corporation, unless otherwise specified or the context requires otherwise.

                                   The Company

      Ovation Products Corporation is a development stage company with patented technology for water treatment applications. Since inception in 1996, Ovation has been focused on research and development of its water distillation technology. Ovation believes there are various commercial applications for its water treatment technology, including applications for residential water cleaning, residential water recycling and small-volume industrial water cleaning, water recycling and waste water disposal. To date, Ovation has not commercialized any products and, consequently, has not generated any revenues from product sales.

      Ovation's technology involves new implementations of a proven water distillation process, vapor compression, to produce distilled water. Vapor compression distillation, or compression distillation, is a process in which vapor generated by the evaporation of incoming water is compressed, waste is discharged, and clean steam is then condensed to form distillate, or clean water. We believe that our technology improves upon this proven distillation process by making it more cost-effective and energy efficient and by enabling it to be conducted in a much smaller unit. Using our proprietary technology, we have developed a compact stand-alone distiller unit called the Clean Water Appliance. Water from a contaminated source, or contaminated water, flows into the Clean Water Appliance and is boiled to a steam through a series of heat exchangers. The steam is then compressed to a slightly higher temperature and run to an extractor that cools the steam down into clean water and re-collects 98% of the heat.

      Currently, Ovation has produced only prototypes of its Clean Water Appliance for testing. In December 2003, we shipped a prototype Clean Water Appliance to the United States Army Natick Soldier Center for test evaluation in cleaning and recycling wash water in the field. We shipped an advanced, higher output prototype model to the Natick Soldier Center in late August 2004 for demonstration to the U.S. Army. Through August 2005, we shipped six first- and second-generation prototype Clean Water Appliances to a subsidiary of Norman Hay plc, Lancy Water Technologies Limited, or Lancy, in the United Kingdom, pursuant to a strategic distribution agreement, for evaluation of its effectiveness in cleaning industrial waste streams. Testing in the United Kingdom of these units and of a third-generation design still to be shipped is expected to be completed by June 2006. The field trials are supported by a grant from Carbon Trust, part of the United Kingdom Treasury Department involved in an effort to lower carbon waste in the atmosphere by reducing energy consumption.

      We believe our distillation technology addresses some of the world's well-documented water problems. While distillation yields the purest, most consistent water available, distillation has been prohibitively expensive for small-scale, low-volume applications. Approximately the size of a fire hydrant, our Clean Water Appliance is designed with the home and small commercial markets in mind. Based on our ongoing testing of our prototype models, our product allows for distillation of contaminated water at an estimated electric power cost of approximately $0.004 per gallon. We anticipate that as a result of continuing design innovations and improvements, the Clean Water Appliance will have a manufacturing cost of less than $1,000 per unit and will distill 20 gallons per hour at an electric power cost of approximately $0.003 per gallon.

      Ovation does not anticipate selling its Clean Water Appliance product directly. We intend to work with participants in a number of industries who will integrate our product into a variety of appliances, products and services. As of the date hereof, we have entered into license and distribution agreements with several such participants, including S.J. Electro Systems, Inc., Lancy, Twain Associates, Inc., W.M.S. Enterprises and GreenShift Industrial Design Corporation.

      Ovation Products Corporation of New Hampshire ("Ovation NH") was founded in 1996 to pursue the potential commercialization in various water treatment applications of certain technology developed by the founders of Ovation NH. On September 22, 2000, the stockholders of Ovation NH voted to reorganize as Ovation Products Corporation, a Delaware corporation, and to dissolve Ovation NH.

      On September 30, 2005, our stockholders approved a recapitalization transaction in which all series of preferred stock were converted into common stock. Additional actions taken by our stockholders on September 30, 2005 include the approval of a three-for-one stock split of our common stock, an increase in the authorized shares of common stock and preferred stock and a reduction in the par value of our common stock and preferred stock to $0.01 per share. As part of the recapitalization transaction certain warrants were also converted into common stock.

      All share numbers in this registration statement give effect to the three-for-one stock split of our common stock, the conversion of all series of preferred stock into 5,105,366 shares of common stock and the exchange of outstanding warrants into 1,935,900 shares of common stock, all effective as of September 30, 2005. The numbers of shares of preferred stock mentioned in this prospectus are also presented as if affected by the split, although the split occurred after their conversion into common stock.

                                  The Offering

Shares of common stock offered..    _,000,000 shares

Shares of common stock
outstanding after the offering..    _000,000 shares(1)

Use of Proceeds.................    We will not receive any of the proceeds of
                                    this offering.

Plan of distribution............    We are not aware of any specific plan the
                                    selling stockholders may have to sell their shares. We believe that the selling stockholders will sell their shares at prevailing market prices. We are paying for the preparation of this prospectus and the related registration statement.

----------
(1) Does not include as of the date of this prospectus (i) 1,274,892 shares of common stock issuable upon the exercise of warrants, and (ii) an aggregate of 1,309,452 options to purchase common stock at exercise prices between $0.42 and $3.33 per share held by employees, directors and consultants.

                                  Risk Factors

      Our business and our ability to implement our operating and growth strategies are subject to numerous risks that you should consider before investing in our common stock. See "Risk Factors." In particular, the risks we face include, but are not limited to:

      o     our ability to continue as a going concern,

      o     our ability to achieve profitability,

      o     our ability to manufacture our product on a commercial scale,

      o     our ability to protect our proprietary rights, and

      o     the existence of a liquid market for our securities.

                          Summary Financial Information

      The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this prospectus. This information should be read in conjunction with such financial statements, including the notes thereto.

                                                 Year Ended           Year Ended        Six Months Ended
Statements of Loss Data:                      December 31, 2003    December 31, 2004     June 30, 2005
                                              ----------------------------------------------------------
Revenue                                       $             --     $             --     $             --
Operating loss                                      (1,547,157)          (1,961,219)            (932,819)
Net loss                                            (1,846,410)          (2,723,390)          (1,147,695)
Net loss per share                            $          (0.99)    $          (1.45)    $          (0.60)

                                                     As of                As of              As of
                                              December 31, 2003    December 31, 2004     June 30, 2005
                                              ----------------------------------------------------------
Balance Sheet Data:
Current assets                                $        321,546     $        231,800     $        303,219
Current liabilities                                  1,270,169            1,169,706            1,397,923
Working capital                                       (948,623)            (937,906)          (1,094,704)
Total assets                                           654,543              553,332              637,684
Total liabilities                                    1,670,188            1,169,706            1,397,923
Deficit accumulated during development
stage                                               (7,695,869)         (10,419,259)         (11,566,954)
Stockholders' deficit                         $     (1,015,645)    $       (616,374)    $       (760,239)

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Any statements in this registration statement and the documents attached to this registration statement about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "projection," "would" and "outlook." Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this registration statement. Such statements may include, but not be limited to:

      o     predictions as to whether we attain product sales,

      o     our ability to continue as a going concern,

      o     our ability to achieve profitability,

      o     our ability to manufacture our product on a commercial scale,

      o     our ability to protect our proprietary rights, and

      o     the existence of a liquid market for our securities.

      Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward looking statements. Statements in this registration statement describe factors, among others, that could contribute to or cause such differences. You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether or not to invest in our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. If this happens, the trading price of our ordinary shares would likely decline and you might lose all or part of your investment in our common stock.

We are at an early stage of development, and we may never attain product sales.

      We are a development stage company incorporated in 1996 with a limited operating history. To date, we have engaged primarily in developing our technology and business plan, and marketing our business plan to potential customers. We have not commercialized any products. Accordingly, we have a very limited history and no actual operations on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and evolving markets such as ours. The risks include, but are not limited to, an unproven and currently undeveloped product, an evolving and unpredictable business model and the management of growth. To address these risks, we must, among other things, implement and successfully execute our business and marketing strategy, develop our technology, develop and implement financial and other business systems, respond to competitive developments, and attract, retain and motivate qualified personnel.

      Most of our resources have been dedicated to the development of our proprietary distillation technology. Any technologies we discover will require extensive and costly development, testing and trials prior to seeking regulatory approval for commercial sales. Our most advanced product, the Clean Water Appliance, is a prototype and may never be approved for commercial sales. The time required to attain product sales and profitability is lengthy and highly uncertain and we cannot assure you that we will be able to achieve or maintain product sales.

We have incurred losses since our inception and anticipate that we will incur continued losses for the foreseeable future.

      We are a development stage company with a limited operating history. To date, we have been focused on research and development. We have financed all of our operations by selling our securities. We have produced and distributed prototypes of our Clean Water Appliance for testing. We intend to continue devoting additional funds to research and development and do not anticipate that we will generate any revenues. We will need to begin to produce our product this year in order to satisfy a purchase order from Lancy Water Technologies Limited pursuant to a strategic distribution agreement; however, we cannot assure you that manufacture and commercialization of our product will be successful. Until our products are commercialized and accepted, we expect to continue to incur significant and increasing operating losses for the foreseeable future. We cannot assure you that we will be successful in addressing the risks we may encounter or whether we will ever become profitable.

We may not be able to continue as a going concern unless we raise additional funds.

      Wolf & Company, P.C., our independent registered public accounting firm, have included a going concern modification in their audit report on our financial statements for the year ended December 31, 2004.

      We are assessing our ability to raise additional capital through equity offerings, strategic alliances and other financing vehicles, but we cannot assure you that sufficient funds will be available to us on terms that we deem acceptable, if they are available at all. The inclusion of a going concern modification in Wolf & Company, P.C.'s audit report may materially and adversely affect our stock price and our ability to raise new capital.

      Our financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have not made any adjustments to our financial statements as a result of the going concern report. If we cannot continue as a going concern, we may have to liquidate our assets and we may receive significantly less than the values at which they are carried on our financial statements. Any shortfall in the proceeds from the liquidation of our assets would directly reduce the amounts that holders of our common stock could receive in liquidation.

Raising additional funds by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders or require us to relinquish rights to our technologies.

      We anticipate that we will need to raise up to $5,000,000 by March 2006 in order to begin full production and commercialization of components utilizing our distillation technology. From June 1, 2005 through the present we have only raised approximately $2,199,000 of the $5,000,000 needed. Our cash needs may vary significantly from our projected needs if we expend more cash than anticipated in development, marketing or other operations, or if market conditions require a more rapid, expanded roll out of component distillers that utilize our distillation technology. If our estimates as to future cash needs are wrong, we may need to raise additional capital sooner than expected. We cannot assure you that our estimates regarding our cash needs will prove accurate, that we will be able to secure required additional financing if needed, or that additional financing, if obtained, will be on favorable or acceptable terms. We may raise additional funds through public or private equity offerings, debt financings, corporate collaboration or licensing arrangements or other arrangements. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution, and debt financing, if available, may involve restrictive covenants. To the extent we raise additional capital through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or grant licenses on terms not favorable to us. If we are unable to obtain additional financing when needed, we would be required to significantly scale back development plans and, depending upon cash flow from our existing business, reduce the scope of our operations or cease operations entirely.

We are dependent on the commercial success of our Clean Water Appliance and we cannot be certain that our Clean Water Appliance will be commercialized.

      Our most advanced product, the Clean Water Appliance, is the only product that is being developed by us that is being tested. We have expended significant time, money and effort in the development of the prototype of the Clean Water Appliance and we will have to spend considerable additional time, money and effort before seeking regulatory approval to market this product. Our business prospects depend primarily on our ability to successfully complete testing, obtain required regulatory approvals and successfully commercialize the Clean Water Appliance. If we fail to commercialize the Clean Water Appliance, we may be unable to generate sufficient revenues to attain profitability and our reputation in the industry and in the investment community would likely be significantly damaged, each of which would cause our stock price to decrease.

If we successfully develop the Clean Water Appliance but it does not achieve and maintain market acceptance, our business will not be profitable.

      Even if our current product appears promising at commercial launch, it may not achieve market acceptance at a level necessary to enable production at a reasonable cost, to support the required sales and marketing effort, to effectively service and maintain, and to support continuing research and development costs. In addition, our product may:

      o     be difficult or overly expensive to produce;

      o     fail to achieve performance levels expected by customers;

      o     have a price level that is unacceptable in our targeted industries;
            or

      o be precluded from commercialization by the proprietary rights of others or other competitive forces.

      We cannot assure you that we will be able to successfully manufacture and market our product on a timely basis, achieve anticipated performance levels or throughputs, gain and maintain industry acceptance of our products or develop a profitable business. The failure to achieve any of these objectives would have a material adverse effect on our business, financial condition and results of operations.

      In addition, even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time if:

      o new products or technologies are introduced that are more favorably received than our products, are more cost effective or render our products obsolete; or

      o     unforeseen complications arise with respect to use of our products.

We do not have the ability to manufacture our product on a commercial scale and will need to rely on third-party manufacturers and other third parties for production of our products, and our dependence on these manufacturers may impair the development of our product candidates.

      Currently, we do not have the ability internally to manufacture our product on a commercial scale. We are in the process of identifying manufacturers for long-term supply contracts of components and subassemblies of our product. There are several potential manufacturers capable of manufacturing components and subassemblies for the Clean Water Appliance. There can be no assurance that we will be able to successfully negotiate long-term agreements with any of such potential manufacturers at a reasonable price and on other acceptable terms.

      If our third-party manufacturers fail to deliver our products on a timely basis, with sufficient quality, and at commercially reasonable prices, we may be required to delay, suspend or otherwise discontinue development and production of our product. While we may be able to identify replacement third-party manufacturers or develop our own manufacturing capabilities for our product, this process would likely cause a delay in the availability of our product and an increase in costs. We may also be required to enter into long-term manufacturing agreements that contain exclusivity provisions and/or substantial termination penalties. In addition, third-party manufacturers may have a limited number of facilities in which our product can be produced, and any interruption of the operation of those facilities due to events such as equipment malfunction or failure or damage to the facility by natural disasters could result in the cancellation of shipments, loss of product in the manufacturing process or a shortfall in available product.

      We also depend on outside vendors for the supply of the raw materials used to produce our product. Although we believe there are numerous third-party suppliers available, if our current third-party suppliers were to cease production or otherwise fail to supply us with quality raw materials and we were unable to contract on acceptable terms for these raw materials with alternative suppliers, our ability to have our product manufactured would be adversely affected.

We may face delays in developing and commercializing our products.

      Our success depends in large part on our ability to engineer and develop our products. The following circumstances, among others, may lead to a significant delay in product development:

      o our inability to hire or retain skilled internal technical developers and technicians to develop, maintain and enhance our products;

      o unforeseen technical or development issues not currently anticipated in our business plan;

      o unanticipated product requirements requested by vendors, consumer or regulators; and

      o our inability to develop, in a cost-effective manner, the unique product(s) envisioned in our business plan.

      If we are unable to develop our products quickly, it will have a material adverse effect on our business, prospects, financial condition and results of operations.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

      We will need to continue to expand our operations rapidly if we achieve market acceptance for our products. Difficulties in managing any future growth could have a significant negative impact on our business operations, increase our costs and make it more difficult for us to achieve profitability. We may not be able to project the rate or timing of increases in the use of our products accurately or to expand and upgrade our production schedules to accommodate these increases. Our future results of operations will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems in response to our anticipated rapid growth. We may not be able to accomplish these tasks, and our failure to accomplish any of them could harm our financial results.

If we fail to attract and keep senior management and key scientific and operating personnel, we may be unable to successfully develop and commercialize our technologies and products.

      Our success depends in large part upon our ability to attract and retain key management and operating personnel. We are highly dependent upon the services of William Zebuhr, our founder and Chairman, Robert MacDonald, our Chief Executive Officer, and William Lockwood, our President and Chief Operating Officer. We do not have employment contracts with Mr. Zebuhr or Mr. Lockwood. The loss of the services of any of these individuals would likely have a material adverse effect on our business and prospects.

      Qualified individuals are in high demand and are often subject to competing offers. We will need to hire, train and motivate additional skilled personnel to a large number of positions especially in technical, consulting and sales functions. We cannot be certain that we will be able to attract and retain the qualified personnel we need for our business. If we lose the services of one or more members of our current management team or we are unable to hire additional personnel as needed, it would likely have a material adverse effect on our business.

      During the first quarter of 2005, several of our executive officers, including our founder and former CEO and our President/COO, elected to continue working without pay or at reduced salary payments, deferring their salaries until the Company secures further investment. We have resumed payment of salaries to these officers in June 2005. The salary of Mr. MacDonald, our new CEO, has accrued from his start date with us on June 1, 2005 through July 31, 2005. A portion of the salaries accrued was converted into shares of common stock and warrants as part of our recently completed private placement.

We may be required to pay marketing royalties to third parties.

      In connection with our renegotiation of a prior loan financing in 2004, we granted certain marketing rights to W.M.S. Enterprises ("WMS"). Under this new arrangement, WMS is entitled to exclusive marketing rights to a counter-top distiller designed for residential use in the United States, Canada and Mexico and non-exclusive marketing rights to any other commercial application or use of our distillation technology in the rest of the world. Currently, we do not have plans to manufacture a counter-top distiller designed for residential use; however, if we do, we would be required to use WMS or negotiate a new arrangement with them. Moreover, we have agreed to grant WMS an exclusive license for the development, manufacture, sale and distribution of products based on our technology that are not pursued by us or our partners and are conceived by WMS or its designee. Because WMS still holds a non-exclusive marketing right for other products we may sell which is subject to certain minimum requirements by WMS, we may be limited in our ability to grant exclusive rights to other third parties for such products or may have to pay WMS royalties on such products in order to grant exclusive rights to third parties.

      In addition, in August 2005 we granted GreenShift Industrial Design Corporation ("GreenShift Industrial") certain exclusive and non-exclusive licenses to use our technology for specified applications. With respect to products or services relating to the applications for which exclusive license was granted, we will be required to pay royalty fees to GreenShift Industrial if we desire to directly sell products to third parties or to enter into certain license or distribution agreements with third parties.

      We have also granted certain exclusive rights under our agreements with S.J. Electro Systems, Inc. and Lancy, which will restrict our ability to transact with other parties with respect to the applications subject to these agreements.

Our plan to use collaborations to leverage our capabilities may not be successful.

      As part of our business strategy, we have entered into and intend to enter into arrangements with strategic partners to develop and commercialize our product. For our collaboration efforts to be successful, we must identify partners whose competencies complement ours. We must also successfully enter into collaboration agreements with them on terms attractive to us and integrate and coordinate their resources and capabilities with our own. We may be unsuccessful in entering into collaboration agreements with acceptable partners or negotiating favorable terms in these agreements. In addition, we may face a disadvantage in seeking to enter into or negotiating collaborations with potential partners because other potential collaborators may have greater management and financial resources than we do. Also, we may be unsuccessful in integrating the resources or capabilities of these collaborators. In addition, our collaborators may prove difficult to work with or less skilled than we originally expected. If we are unsuccessful in our collaborative efforts, our ability to develop and market our product could be severely limited.

If our competitors are better able to develop and market products that are more effective than our products, our commercial opportunity will be reduced or eliminated.

      Currently we face competition from other companies that provide alternative technology water purification products, distillation products and other services similar to ours. Companies in the water purification and wastewater treatment industries include such names as General Electric, ITT, Culligan and US Filter as well as many other lesser-known companies. Although we believe that our products and technology have advantages over other products in our industry, our competitors may be more successful at developing and marketing their products. Many of our potential competitors have longer operating histories, large customer bases, greater brand recognition and significantly greater financial, marketing and other resources. Certain of our potential competitors may be able to devote greater resources to marketing, adopt more aggressive pricing policies and devote substantially more resources to developing their products. We may be unable to compete successfully against current and future competitors, and competitive pressures may have a material adverse effect on our business.

Because it is difficult and costly to protect our proprietary rights, we may not be able to ensure their protection.

      We intend to rely upon patent protection where available to protect our proprietary technology. To date, we have been granted eleven U.S. patents and have filed four additional U.S. patent applications and we expect to file additional applications with the U.S. Patent and Trademark Office. However, we still remain vulnerable to competitors who attempt to imitate our products.

      Patents from pending patent applications or from future patent applications may never be issued, or the scope of any patent protection may not exclude competitors or may not provide competitive advantages to us. If our issued patents are challenged or others claim rights in or ownership of our patents and other proprietary rights, our patents may not be held valid. Moreover, we cannot be certain that we were the first to make the inventions covered by each of our pending patent applications or that we were the first to file patent applications for such inventions. In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

      We may become subject to patent infringement claims or litigation in a court of law or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions or an opposition to a patent grant in a foreign jurisdiction. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty, may also be necessary to enforce our patent or other intellectual property rights or to determine the scope and validity of other parties' proprietary rights. We may not have the financial resources to defend our patents from infringement or claims of invalidity. An adverse determination in any litigation could subject us to significant liabilities to third parties, require us to seek licenses from or pay royalties to third parties or prevent us from manufacturing, selling or using our proposed products, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

      In addition to patents, we rely on trade secrets and proprietary knowledge, which we seek to protect, in part, through appropriate confidentiality and proprietary information agreements. Our proprietary information or confidentiality agreements with employees, consultants and others may be breached, or we may not have adequate remedies for any breach or our trade secrets may otherwise become known to or independently developed by competitors.

Products which incorporate our distillation technology will be subject to extensive regulation, which can be costly and time-consuming and could subject our corporate partners to unanticipated delays or prevent them from obtaining the required approvals to commercialize our products.

      Before our corporate partners can market and sell products which incorporate our distillation technology in the United States and abroad, extensive regulatory testing, inspection and approvals may be required. The regulatory process can be costly and time consuming. The responsibility for compliance with all applicable environmental regulations will fall upon the developers and manufacturers of the various products that will incorporate and utilize our distillation technology.

      Products which incorporate our distillation technology may not receive necessary regulatory approval. Even if these products receive approval, the approval process might delay marketing and sale of products which incorporate our distillation technology, which may lead to a failure to meet our sales projections.

If product liability lawsuits are successfully brought against us, we will incur substantial liabilities and may be required to limit commercialization of our products.

      We face an inherent business risk of exposure to product liability claims in the event that an individual who consumes water distilled by our products becomes ill or dies due to failure of our products to function properly. If we cannot successfully defend ourselves against the product liability claim, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

      o     decreased demand for our products;

      o     injury to our reputation;

      o     costs of related litigation;

      o     substantial monetary awards to plaintiffs;

      o     loss of revenues; and

      o     the inability to commercialize our technologies.

      We currently carry no product liability insurance. Although we expect to obtain product liability insurance coverage in connection with the commercialization of our products, such insurance may not be available on commercially reasonable terms or at all, or such insurance, even if obtained, may not adequately cover any product liability claim. A product liability or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on our business and prospects.

We will be subject to laws, regulations and other procedures with respect to government procurement.

      Because we plan to sell our products to government agencies, we will be subject to laws, regulations and other procedures that govern procurement and contract implementation by those agencies. These agencies are likely to impose vendor qualification requirements, such as requirements with respect to financial condition, insurance and history. We have limited experience with government procurement and cannot assure you that we will be able to meet existing or future procurements laws, regulations and procedures or that we will be able to qualify as a vendor. Some procurement processes could involve an extensive period of product evaluation, including evaluation by the public. Compliance with government procurement and qualification requirements could significantly delay sales of our products. Delays could also occur due to protests of bid specifications or challenges to contract awards. If we fail to comply with an agency's procurement or vendor qualification requirements or procedures, we will be unable to market and sell our products to that agency. Government agencies may also impose contractual terms and conditions, such as warranty, termination and indemnification provisions, that are unfavorable to us.

The ownership interests of our officers, directors and largest stockholders could conflict with the interests of our other stockholders.

      Our officers and members of our board of directors, including the members affiliated with S. J. Electro Systems, Inc., own approximately 32.3% of our outstanding common stock on a fully-diluted basis. Upon issuance of all shares subscribed for by GreenShift Corporation as part of our recently completed private placement, our officers and members of our board of directors will own approximately 43.7% of our outstanding common stock on a fully-diluted basis. Therefore, such persons are able to exercise substantial influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The interests of these persons may not always coincide with our interests or the interests of other stockholders.

There is no public market for our outstanding securities.

      There is presently no public market for our outstanding securities, and we cannot assure you that a public market for our outstanding securities will ever develop. We will apply to have our common stock quoted on the OTC Bulletin Board following effectiveness of this registration statement. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system or a stock exchange. Realization of any gains on an investment in our Company will be principally dependent upon our ability to effectuate one or more liquidity-providing transactions.

Trading of our capital stock may be restricted by the SEC'S "penny stock" regulations which may limit a stockholder's ability to buy and sell our stock.

      We anticipate that our common stock may be traded on the OTC Bulletin Board following the effectiveness of this registration statement. The Securities and Exchange Commission (the "SEC") has adopted regulations which generally define "penny stock" to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities will likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and other quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statement showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure and suitability requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our capital stock.

We have no intention of paying dividends.

      We have never paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares of common stock sold by the stockholders under this prospectus. All proceeds from the sale of the shares of common stock will be solely for the account of the stockholders.

                                 DIVIDEND POLICY

      Our payment of dividends, if any, in the future rests within the discretion of the board of directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have never paid or declared a dividend on our capital stock, and due to our anticipated financial needs and future plans, we do not contemplate paying any dividends upon our capital stock in the foreseeable future.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                                PLAN OF OPERATION

      You should read the following discussion in conjunction with our historical consolidated financial statements and related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs and involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that might cause future results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors."

General

      Ovation Products Corporation is a development-stage company with patented technology for water treatment applications that seeks to develop and market new water distillation equipment aimed initially at industrial and residential waste water application. Since inception in 1996, Ovation has been focused on research and development of its water distillation technology. Ovation believes there are various commercial applications for its water treatment technology, including applications for residential water cleaning, residential water recycling and small-volume industrial water cleaning, water recycling and waste water disposal. To date, Ovation has not commercialized any products and, consequently, has not generated any revenues from product sales.

      Ovation's technology involves new implementations of a proven water distillation process, vapor compression, to produce distilled water. We believe that our technology improves upon this proven distillation process by making it more cost-effective and energy efficient and by enabling it to be conducted in a much smaller unit. Using our proprietary technology, we have developed a compact stand-alone distiller unit called the Clean Water Appliance. Water from a contaminated source, or contaminated water, flows into the Clean Water Appliance and is boiled to a steam through a series of heat exchangers. The steam is then compressed to a slightly higher temperature and run to an extractor that cools the steam down into clean water and re-collects 98% of the heat.

      The initial applications of our Clean Water Appliance will be used to purify water for industrial processes and to clean up certain industrial waste streams. We also anticipate the development of water treatment systems and products which utilize our distillation technology to address both failed residential waste water septic systems and new residential construction septic systems.

Plan of Operation

      We have generated no revenues from operations since the inception of Ovation NH, our predecessor corporation, in 1996. We intend to continue to dedicate all of our resources to additional research and development. We do not expect to report any significant revenue until we are able to develop a production version of the Clean Water Appliance. To date, we have produced only prototypes of our product for testing by our strategic partners. We can offer no assurance that testing will demonstrate that our product is effective for its intended purpose, or that, if proven effective in testing, that we will be able to manufacture and commercialize our product. We also can offer no assurance that our product will achieve market acceptance or that we will be able to manufacture our products economically. Additionally, after the commencement of sales of the distillers, we cannot assure you that we will generate positive cash flow or be able to predict the level of revenues, if any, that we may actually achieve from our planned operations.

      Our operating expenses increased $414,000 from approximately $1.55 million for the year ended December 31, 2003 to approximately $1.96 million for the year ended December 31, 2004, primarily due to (1) a $247,000 increase in spending on development activity for our prototype component distillers; and (2) increases totaling $238,000 in legal and accounting fees associated with fund raising and securities filings, offset in part by reduced stock compensation expense for stock options granted to consultants in exchange for services in 2004.

      For the six months ended June 30, 2005, operating expenses increased $57,528 to $932,819 over the corresponding period of the previous year. The increase was attributable in large part to an increase in general and administrative expenses of $202,224, or 75%, to $472,149 in the most current period. The increase was chiefly comprised of an additional $93,400 in financial and management consulting services and an additional $88,257 in accounting fees. The increase in general and administrative expense was partially offset by a reduction in research and development expense, which decreased by $136,970 to $460,533 in the six months ended June 30, 2005. The decrease was primarily comprised of reductions in payroll, materials and consulting.

      Interest expense decreased $16,340 from the six-month period ended June 30, 2004 to the respective period of 2005.

      Net loss for the six-month period ended June 30, 2005 was $1,147,695, compared to $1,109,674 in the prior year.

      During the first fiscal quarter of 2005, Mr. Zebuhr, our former Chief Executive Officer, Mr. Lockwood, our Chief Operating Officer and President, and our office manager elected to continue working without pay, deferring their salaries until we secured further investment. Mr. Zebuhr and Mr. Lockwood began deferring cash payment of salaries in January 2005, and our office manager began deferring salary in March 2005. Beginning at the end of March 2005, Fred Becker, our Vice President of Engineering, agreed to defer his salary for two pay periods. Thereafter, Mr. Becker continued working at half-salary payments. The salary of Mr. MacDonald, our new CEO, has accrued from his start date with us on June 1, 2005 to July 31, 2005.

      In June 2005, we secured $500,000 in proceeds from the issuance of common stock, paid our office manager's and Vice President of Engineering's accrued and unpaid wages in full, and resumed paying salaries for Mr. Lockwood and Mr. Zebuhr.

      As of June 30, 2005, a balance of $102,500 remained in accrued salaries, reflecting the deferred salaries and vacation of Mr. Zebuhr, Mr. Lockwood, and Mr. MacDonald. A portion of the salaries and vacation accrued ($87,500 for salaries and $5,000 for vacation) was converted into shares of common stock and warrants as part of our recently completed private placement. As of the date hereof, a balance of $15,000 remains in accrued salaries owed to Mr. Lockwood.

      We expect that we will continue to incur significant operating losses for the foreseeable future.

Going Concern

      We have incurred net losses of $2,723,390 and $1,846,410 for the years ended December 31, 2004 and 2003, respectively. Additionally, we have a working capital deficit of $937,906 and stockholders' deficit of $616,374 at December 31, 2004. At June 30, 2005, we had a working capital deficit of $1,094,704 and stockholders' deficit of $760,239.

      We cannot provide any assurance that we will be able to reverse our operating losses, or that we will be able to raise additional capital to allow us to continue our planned operations. These factors raise substantial doubt about our ability to continue as a going concern.

      We expect that we will continue to experience negative cash flows from operations and net losses for the foreseeable future. Based upon management's current plans, we believe that our existing capital resources, plus the proceeds of the recently completed private placement and additional financing of approximately $3 million, will be sufficient to meet our operating expenses and capital requirements through December 2006, at which point we expect to have been shipping commercial product for over three months.

      We are in the process of finalizing our distiller design, and expect to be testing a commercially-viable unit in the fourth quarter of 2005. We expect to ship the first commercial units to our corporate partners in the second quarter of 2006, and by the third quarter of 2006, we believe we will be able to produce one unit per week and accelerate this production to three units per week by year-end.

      The commercially-viable units will be shipped to our strategic partners, who will be responsible for the sales and marketing of our technology. We believe that our key partners will be able to absorb all of the units we are able to manufacture through the end of 2007. Any delays in our ability to secure funding also will have a negative impact on our timeline to reach first commercial shipment.

      Changes in our business strategy, technology development, or marketing plans or other events affecting our operating plans and expenses, may result in the expenditure of existing cash before additional investment may be secured. If this occurs, our ability to meet our cash obligations as they become due and payable will depend on our ability to issue securities, borrow funds or some combination thereof. We may not be successful in raising necessary funds on acceptable terms, or at all.

      In the event we are unable to raise additional capital in a timely manner or under acceptable conditions, we believe that we can continue to run our operations short-term by significantly decreasing the professional services we have engaged to support our financing activities, and reducing the purchase of materials and labor associated with the development of our long-range projects. These projects are in earlier development stages than those expected to ship within the next twelve months. Our Chief Executive Officer, President, and Chairman would each defer their salaries and continue to defer rent payments on our main facility, which is leased from Mr. Zebuhr. These reductions would enable us to continue operations through the second quarter of 2006.

      During 2005, we have raised gross proceeds of $145,000 through the issuance of Series C Preferred Stock and $2,199,000 through the issuance of common stock (including $1,589,000 received in cash, $110,000 in cancellation of debt, and $500,000 to be paid over the next two months by GreenShift Corporation).

      If we are not successful in raising necessary funds and if no other sources of additional capital are available, we anticipate that we would substantially reduce our operating expenses to the minimum required to support the continued development of our technology. It may be necessary to relinquish some of the rights to our technologies or grant licenses on terms not favorable to us. We cannot provide any assurance that our negative cash flow will not necessitate ceasing of operations entirely.

Liquidity and Capital Resources

      From the inception of our predecessor corporation in 1996 through June 30, 2005, we raised a total of approximately $9.0 million from the sale of our capital stock, convertible notes and other securities.

      We anticipate that we will need to raise up to $5,000,000 in order to begin full production and commercialization of components utilizing our distillation technology, and meet our operating expenses and capital requirements through December 2006. From June 1, 2005 through the present, we have only raised approximately $2,199,000 of the $5,000,000 needed, which includes the additional $500,000 to be paid by GreenShift Corporation over the next two months. Our cash needs may vary significantly from our projected needs if more cash than anticipated is expended in development, marketing or other operations, or if market conditions require a more rapid, expanded roll out of component distillers that utilize our distillation technology. If our estimates as to future cash needs are wrong, we may need to raise additional capital sooner than expected. We cannot assure you that our estimates regarding our cash needs will prove accurate, that we will be able to secure required additional financing if needed, or that additional financing, if obtained, will be on favorable or acceptable terms. We plan to continue to raise additional funds periodically through public or private equity offerings, debt financings, corporate collaboration or licensing arrangements or other arrangements. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution, and debt financing, if available, may involve restrictive covenants. To the extent we raise additional capital through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or grant licenses on terms not favorable to us. If we are unable to obtain additional financing when needed, we would be required to significantly scale back development plans and, depending upon cash flow from our existing business, reduce the scope of our operations or cease operations entirely.

      In the six months ended June 30, 2005, we issued 87,000 shares of our Series C Convertible Preferred Stock at $1.67 per share in exchange for cash proceeds of $145,000. Holders of the Series C Convertible Preferred Stock received warrants to purchase an additional 26,100 shares of Series C Convertible Preferred Stock at $1.67 per share. All shares of Preferred C Stock and the warrants to purchase Series C Preferred were converted into common stock as part of the recapitalization transaction approved by our stockholders on September 30, 2005. See "Description of Securities."

      Our cash on hand was $293,324 at June 30, 2005.

      On September 2, 2005, we concluded a private placement transaction in which we sold a total of 1,319,400 shares of common stock and warrants to purchase 2,638,800 shares of common stock (the "Private Placement"). The purchase price per share of common stock in the Private Placement was $1.67 and the total gross consideration amounts to $2,199,000. A total of 66,000 shares of common stock and warrants to purchase 132,000 shares of common stock were purchased in exchange for the cancellation of debt owed by Ovation to the various purchasers of these shares, in the total amount of $110,000. Pursuant to an agreement with GreenShift Corporation, one of the purchasers in the Private Placement, 600,000 shares of common stock and warrants to purchase 1,200,000 shares of common stock will be funded over a period of four months, ending on November 30, 2005. Under the terms of the Private Placement, for each share of common stock purchased by a purchaser, the purchaser received warrants to purchase two shares of common stock, exercisable over a period of five years, at an exercise price of $2.00 per share. All the purchasers in the Private Placement elected to convert their warrants into common stock as part of the recapitalization approved by our stockholders on September 30, 2005. As of the date hereof, GreenShift Corporation has delivered to Ovation $500,000 of its investment and is therefore deemed the holder of 750,000 shares of common stock, including the 450,000 shares of common stock received upon conversion of the warrants as part of the recapitalization transaction.

      This registration statement is being filed pursuant to the terms of the Private Placement.

      Outstanding Debt

      In August 1997, we entered into a series of agreements with WMS including a Debenture Purchase Agreement, a License Agreement, and a Distribution Agreement. The Debenture Purchase Agreement provided for the purchase of $180,000 aggregate principal amount of convertible debentures (the "WMS Convertible Debentures"), which was funded $40,000 at closing and monthly amounts of $20,000 in the following seven months. The WMS Convertible Debentures were convertible, at WMS' option, into shares of our common stock at a conversion price of $0.83 per share, subject to adjustments. Any outstanding WMS Convertible Debentures would automatically be converted into shares of common stock at the conversion price upon the consummation of a public offering raising at least $2,000,000 in proceeds. WMS also was granted the right of first offer to purchase, pro rata, a portion of any new securities that we may propose to issue and sell. WMS' pro rata share of new securities is calculated as WMS' total owned or issuable stock holdings as a percentage of the Company's total outstanding equity securities. This right expired 30 days after execution of the agreement. The WMS Convertible Debentures carried an interest rate of prime plus one percent (1%) (6.25% at December 31, 2004) per annum, payable quarterly. Amounts outstanding on the WMS Convertible Debentures at December 31, 2003 and 2004 were $60,000 and $0, respectively.

      In September 2000, we reached an agreement with WMS to convert all outstanding accrued interest on the WMS Convertible Debentures into a demand note (the "WMS Demand Note") which carried an interest rate of prime plus one percent (1%) (6.25% at December 31, 2004) payable monthly with an additional 5% due upon default of monthly payments. In conjunction with this agreement, we issued certain warrants to purchase shares of our common stock. In addition, all future interest accruing on the WMS Convertible Debentures and the WMS Demand Note would be satisfied monthly by the issuance of a promissory note for the interest due, plus a warrant to purchase the same dollar amount of common stock at the lower of the then market price or $2.50. We also issued additional WMS Demand Notes on these same terms for amounts due to WMS for interest and an initial installment provided in 2001 and 2002 totaling $60,000 and $20,020, respectively. In 2003, WMS advanced us $160,000 in additional WMS Demand Notes and converted the $60,000 WMS Convertible Debenture that came due in 2003 into a WMS Demand Note.

      In conjunction with the issuance of the WMS Demand Notes, the Company issued WMS common stock purchase warrants with a fair value of $193,263 which were recorded as a discount on the WMS Demand Notes.

      Interest expense recorded on the WMS Demand Notes for the six months ended June 30, 2005 and 2004 was $18,542 and $78,516, respectively.

      In June 2004, we renegotiated our outstanding 1997 Debenture Purchase Distribution and License Agreements with WMS, consolidating the two into an Amended and Restated Debt Agreement (the "Debt Agreement") and a Restated License Agreement (the "Revised License"). Pursuant to the Debt Agreement, the outstanding WMS Convertible Debentures and WMS Demand Notes were consolidated into a single note and all warrants previously issued to WMS and all contractual rights to purchase shares of our common stock that WMS previously enjoyed (related to the WMS Convertible Debentures) were replaced by two new warrants. Additionally, and as part of the new Debt Agreement, WMS purchased $100,000 in shares of our Series C Preferred Stock. The Debt Agreement contains multiple covenants, including a negative covenant restricting our ability to enter into any transaction selling or transferring more than fifty percent (50%) of our common stock, unless all debt owed to WMS is repaid at the closing. In event of default, the debt balances outstanding shall become due and payable immediately. The Debt Agreement provides WMS with a right of first offer to purchase a pro rata portion of securities we may offer in the future, subject to certain exceptions (including an initial public offering). The amounts due under the Debt Agreement carry an interest rate of prime plus 1% (6.25% at December 31, 2004) and are due January 2, 2005 with six possible six month extensions, each at our option. Each extension would require us to issue WMS a warrant to purchase 150,000 shares of common stock at $1.67 per share. At December 31, 2004, we issued WMS additional warrants to purchase 150,000 shares of common stock for the first possible loan extension, extending the maturity date to July 2005, as well as warrants to purchase 45,000 shares of common stock for a prior loan extension past December 31, 2003. In conjunction with the Debt Agreement, the warrants previously issued to WMS totaling 289,458 shares exercisable at $1.67 per share and the rights to purchase shares under the WMS Convertible Debentures were exchanged for two warrants to purchase an aggregate of 216,000 and 512,892 shares of our common stock exercisable at $0.83 and $1.67 per share, respectively. The warrants each have a term of ten years and provide that in the event of certain issuances of securities by Ovation at a price per share lower than the exercise price of the warrants, the exercise price of the warrants shall be adjusted to reflect such lower purchase price. Because the warrants were issued in conjunction with the debt consolidation and extension, the relative fair value of the warrants, $322,106, was recorded as additional paid in capital and a debt discount on the Note Payable. The total discount is being amortized to interest expense over the term of the Debt Agreement. For the six months ended June 30, 2005, there was no non-cash interest expense related to the amortization of these discounts.

      In March 2005, Ovation exercised its second of five six-month extensions on the WMS Note Payable, extending the maturity date to January 2006. In exchange for the extension, Ovation issued to WMS a warrant to purchase 150,000 shares of common stock at $1.67 per share with a term of ten years. The fair value of the warrant was recorded as non-cash interest expense at March 31, 2005 in the amount of $196,892.

      Because the warrants were issued in conjunction with the debt consolidation and extension, the relative fair value of the warrants, $322,106, was recorded as additional paid in capital and a debt discount on the Demand Notes. The total discount was amortized to interest expense over the original term of the Debt Agreement. For the six months ended June 30, 2005 and 2004, there was no non-cash interest expense related to the amortization of these discounts.

      In September 2005, Ovation exercised its third of five six-month extensions on the WMS Note Payable, extending the maturity date to July 2006. In exchange for the extension, Ovation issued to WMS a warrant to purchase 150,000 shares of common stock at $1.67 per share with a term of ten years. The fair value of the warrant was recorded as non-cash interest expense at September 30, 2005 in the amount of $196,202.

      The warrants issued to WMS upon extension of the maturity date are the same form of warrants initially issued to WMS in June 2004 and also provide that in the event of certain issuances of securities by Ovation at a price per share lower than the exercise price of the warrants, the exercise price of the warrants shall be adjusted to reflect such lower purchase price.

      Amounts outstanding on the Demand Notes at December 31, 2004 and June 30, 2005 were $478,535. The Note Payable has been classified as a current liability as it is due to mature within a year.

      On June 1, 2005, we secured a loan in the amount of $60,000 with S.J. Electro Systems, Inc. ("SJE"), a current Ovation stockholder, to fund ongoing operational expenses (the "SJE Loan"). Under the terms of the SJE Loan, we agreed to repay the principal amount of the loan on or before June 1, 2006. Interest will accrue and compound monthly at the Prime Rate plus 1% (the "Interest Rate") and will be payable to SJE on a monthly basis. The SJE Loan is subject to customary terms and conditions, including acceleration and penalty interest of 7% above the Interest Rate in the event of certain defaults or events of nonpayment. In conjunction with the loan, SJE received a warrant to purchase up to 36,000 shares of our common stock at $1.67 per share.

      The warrant has a term of ten years and also provides certain registration rights to SJE with respect to the underlying shares of common stock. Because the warrant was issued in conjunction with the debt, the relative fair value of the warrants, $26,243, was recorded as additional paid-in capital and a debt discount on the SJE Loan. The total discount is being amortized to interest expense over the term of the loan. For the three month period ended June 30, 2005, non-cash interest expense related to the amortization of this discount was $2,186. In August 2005, SJE converted the SJE Loan into equity and received 36,000 shares of common stock and warrants to purchase 72,000 shares of common stock. The debt discount was fully amortized at August 31, 2005.

      Warrants

      At June 30, 2005, we had outstanding warrants to purchase 216,000 shares of common stock at $0.83 per share, warrants to purchase 908,892 shares of common stock at $1.67 per share, warrants to purchase 600,000 shares of common stock at $2.00 per share, and warrants to purchase 631,800 shares of Series C Preferred stock at $1.67 per share. The expiration dates of these warrants range from June 2006 to June 2015, and were issued primarily in conjunction with preferred stock and debt financings. A total of 1,231,800 warrants were converted into common stock as part of the recapitalization transaction approved by our shareholders on September 30, 2005. Should all the remaining 1,124,892 warrants be exercised, the resulting proceeds to us would be $1,697,130; however, we do not expect to receive any proceeds from the exercise of warrants in the near term, considering the average exercise price and the relatively long average remaining life of the warrants.

      Outlook

      During the next twelve months and contingent upon further investment, we expect to increase both our development staff and our spending in order to successfully move our Clean Water Appliance into commercial production. We believe this will entail investment of approximately $150,000 in tooling and a headcount increase of twenty developers, manufacturing personnel and other staff. The additional costs of headcount and related expenses are expected to increase our total operating expense by approximately $1.0 million in the next 12 months, from a prior year level of approximately $2.0 million. We anticipate that the investments and the work we accomplish in 2005 and 2006 will enable us to reduce the manufacturing costs of our products significantly, based on the current costs of our prototypes, and allow us to enter the market with a competitively priced product. We cannot provide any assurance that our prototypes will prove effective in testing or that we will be able to commercialize our product.

Off-Balance Sheet Arrangements

      We do not have any off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      The preparation of our financial statements requires our management to make estimates and assumptions that affect the reported amounts on our financial statements. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

      Note 2 to the financial statements included in this filing contains a discussion of our significant accounting policies. Management believes that the following critical accounting policies most significantly affect the portrayal of our financial condition and require management's most difficult and subjective judgments:

Revenue Recognition

      We recognize revenue in accordance with the SEC Staff Accounting Bulletin
(SAB) 104, Revenue Recognition, when persuasive evidence of an arrangement exists, fees are fixed or determinable, delivery has occurred, and collection is reasonably assured. If uncertainty exists about customer acceptance, revenue is not recognized until formal acceptance has been obtained from the customer.

      Since our technology and product are still in development and testing, any units shipped to customers may not be accepted due to the product's inability to meet customer requirements. Because we do not have historical information upon which to estimate customer returns, no shipped products have been considered accepted by the customer until formal notification of acceptance has occurred. For units shipped to date, customer acceptance may never be obtained or significant modifications to the shipped products may be necessary in order for acceptance to occur.

Stock-Based Compensation

      We record stock-based compensation to non-employees at fair value. We do not record expense relating to stock options granted to employees with an exercise price greater than or equal to the fair value of the underlying stock at the time of grant. We report pro forma net loss and loss per share in accordance with the requirements of Statement of Financial Accounting Standard ("SFAS") No. 148. This disclosure shows net loss and loss per share as if we had accounted for our employee stock options under the fair value method.

      The fair value of options and warrants granted to non-employees and the pro forma information discussed is calculated using the Black-Scholes option pricing model. This option valuation model requires input of assumptions including the volatility of our stock price, the expected life of the option and the risk-free interest rate. Because our stock options have characteristics significantly different from those of traded options, and because changes in the input assumptions can materially affect the fair value estimate, the existing model may not necessarily provide a reliable single measure of fair value of our stock options.

      In estimating the fair value of the underlying stock, we consider the valuation of shares most recently issued to outside investors and shares with the most similar rights and term. We have only a limited number of transactions with outside investors on which to base the fair value of our shares. Since 2002, we have issued all shares to outside investors at $1.67 per share. Therefore, substantially all stock-based compensation issued to non-employees has used $1.67 per share as the fair value of the underlying securities.

      For all non-employee options and warrants, we have used the contractual life as the expected life of the instrument.

      Our capital stock has not been listed on a public stock exchange or electronic quotation system and, as noted above, we have only a limited number of transactions with outside investors on which to base volatility. Although our valuation as established in our financings since 2002 has been consistent at $1.67 per share, we expect the volatility of our stock price to increase significantly in the event our common stock is listed on a public stock exchange or electronic quotation system. In order to estimate expected volatility over the life of the related instrument, we considered the volatility of other small, early-stage public companies. We expect our volatility factor to change in the event our capital stock is listed on a public stock exchange or electronic quotation system and more specific data is available about the movements in our stock price.

      The risk-free interest rate is the yield on a U.S. government security with a term approximating the life of the underlying equity instrument.

Accounting for Income Taxes

      We account for income taxes under SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, the asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. As a result primarily of federal and state net operating loss carryforwards, we have a significant deferred tax asset. A valuation allowance against this asset is recognized if, based on the weight of available evidence, it is more likely than not (i.e., greater than 50% probability) that some portion or all of the deferred tax asset will not be realized. The United States Tax Reform Act of 1986 contains provisions that may limit our net operating loss carryforwards available to be used in any given year in the event of significant changes in the ownership interests of significant stockholders, as defined.

      In determining the amount of the gross deferred tax assets, we estimate the enacted tax rates expected to be in effect in the periods in which the deferred tax asset is expected to be realized. In the years ended December 31, 2004 and 2003 and the six months ended June 30, 2005, we utilized 35% which represents the maximum corporate federal tax rate. In addition, we have determined that, as of June 30, 2005 and December 31, 2004 and 2003, it is more likely than not that we will not realize any portion of our deferred tax asset. This determination is based on the fact that we have never generated any substantive taxable income. Additionally, our auditors have expressed substantial doubt about our ability to continue as a going concern. We will reassess the realizability of the deferred tax assets each year.

Impact of Recently Issued Accounting Standards

      In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and Amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is not an alternative. SFAS No. 123(R) must be adopted no later than the first interim period for fiscal years beginning after December 15, 2005. We expect to adopt SFAS No. 123(R) on January 1, 2006.

      SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods: a "modified prospective" approach or a "modified retrospective" approach. Under the modified prospective approach, compensation cost is recognized beginning with the effective date based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and the requirements of SFAS No. 123(R) for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date. The modified retrospective approach includes the requirements of the modified prospective approach but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either for all prior periods presented or prior interim periods of the year of adoption. We are evaluating which method to adopt.

      As permitted by SFAS No. 123, we currently account for the share-based payments to employees using APB Opinion No. 25's intrinsic value method and, as such, generally recognize no compensation cost for employee stock options. However, grants of stock to employees have always been recorded at fair value as required under existing accounting standards. We expect the adoption of SFAS No. 123(R) to have a material effect on its results of operations. Additionally, our results of operations could be materially effected by share-based payments issued after the adoption of SFAS 123(R). The impact of the adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in Note 2 to our financial statements.

      SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than an operating cash flow under current accounting literature. Since we do not have the benefit of tax deductions in excess of recognized compensation cost, because of our net operating loss position, the change will have no immediate impact on our consolidated financial statements.

                                    BUSINESS

General

      Ovation Products Corporation is a development stage company with patented technology for water treatment applications. Since inception in 1996, Ovation has been focused on research and development of its water distillation technology. Ovation believes there are various commercial applications for its water treatment technology, including applications for residential water cleaning, residential water recycling and small-volume industrial water cleaning, water recycling and waste water disposal. To date, Ovation has not commercialized any products and, consequently, has not generated any revenues from product sales.

      Ovation's technology involves new implementations of a proven water distillation process, vapor compression, to produce distilled water. Vapor compression distillation, or compression distillation, is a process in which vapor generated by the evaporation of incoming water is compressed, waste is discharged, and clean steam is then condensed to form distillate, or clean water. We believe that our technology improves upon this proven distillation process by making it more cost-effective and energy efficient and by enabling it to be conducted in a much smaller unit. Using our proprietary technology, we have developed a compact stand-alone distiller unit called the Clean Water Appliance. Water from a contaminated source, or contaminated water, flows into the Clean Water Appliance and is boiled to a steam through a series of heat exchangers. The steam is then compressed to a slightly higher temperature and run to an extractor that cools the steam down into clean water and re-collects 98% of the heat.

      Currently, Ovation has produced only prototypes of its Clean Water Appliance for testing. In December 2003, we shipped a prototype Clean Water Appliance to the United States Army Natick Soldier Center for test evaluation in cleaning and recycling wash water in the field. We shipped an advanced, higher output prototype model to the Natick Soldier Center in late August 2004 for demonstration to the U.S. Army. Through August 2005, we shipped six first- and second-generation prototype Clean Water Appliances to a subsidiary of Norman Hay plc, Lancy Water Technologies Limited, or Lancy, in the United Kingdom, pursuant to a strategic distribution agreement, for evaluation of its effectiveness in cleaning industrial waste streams. Testing in the United Kingdom of these units and a third-generation design still to be shipped is expected to be completed in June 2006. The field trials are supported by a grant from Carbon Trust, part of the United Kingdom Treasury Department involved in an effort to lower carbon waste in the atmosphere by reducing energy consumption.

      We believe our distillation technology addresses some of the world's well-documented water problems. While distillation yields the purest, most consistent water available, distillation has been prohibitively expensive for small-scale, low-volume applications. Approximately the size of a fire hydrant, our Clean Water Appliance is designed with the home and small commercial markets in mind. Based on our ongoing testing of our prototype models, our product allows for distillation of contaminated water at an estimated electric power cost of approximately $0.004 per gallon. We anticipate that as a result of continuing design innovations and improvements, the Clean Water Appliance will have a manufacturing cost of less than $1,000 per unit and will distill 20 gallons per hour at an electric power cost of approximately $0.003 per gallon.

      Ovation does not anticipate selling its Clean Water Appliance product directly. We intend to work with participants in a number of industries who will integrate our product into a variety of appliances, products and services. As of the date hereof, we have entered into license and distribution agreements with several such participants, including SJE, Lancy, Twain Associates, Inc., WMS and GreenShift Industrial.

The Water Purification and Treatment Industry

      Due to the decline in water quality or access to potable water, several million people die every year from water contaminated by solvents, pesticides, industrial wastes, lead, and other pollutants. The World Health Organization estimates that, globally, nearly 3.5 billion people are without potable water or basic sanitation, and quantifies the costs associated with this problem at approximately $11.3 billion by 2015. While most of these deaths occur in developing countries, some also occur in industrialized countries.

      Within the United States, much of the population lives in metropolitan areas with established water and waste water systems in place. However, many of these existing, older water and waste water systems are in desperate need of repair. Industry consultants estimate that between 10% and 40% of water transported via the existing water systems is lost through leakage and inaccurate metering. Also, more individuals are moving to less developed areas, with the most rapid population growth occurring in resource-constrained areas with underdeveloped and inadequate infrastructure. Compounding this strain is that many of the regions experiencing the rapid growth also have significant water scarcity issues.

      Additionally, various industries use significant amounts of water in the fabrication of products and the cooling/washing of equipment. Specifically, in the semiconductor industry, approximately 2,800 to 3,200 gallons of water are required to make a single eight-inch wafer. These high-water demand industries are looking to cut costs by maintaining clean water in the process loop via water treatment systems that discharge a minimum amount of effluent.

      The overall result of the increasingly limited supply of drinking water, economic expansion, the increasing need for large quantities of purified water by commercial and industrial companies, heightened public health and safety concerns relating to drinking water, and the promulgation of stringent, complex, and costly governmental regulations is an increased demand on the water purification and treatment industry to develop efficient cost-effective water-treatment systems for various sectors of society. These sectors include the household, consumer, bottled water, commercial and industrial, municipal and waste water treatment markets.

      Household

      The household market includes the sale or rental of water softening and conditioning equipment and other products installed at the point-of-entry to a residential water system, as well as point-of-use filtration systems designed to improve the quality of drinking water. Household point-of-entry and point-of-use water treatment systems are used to remove lead and other health-related contaminants, eliminate chlorine and unpleasant odors and tastes and soften hard water by removing minerals. Consumers' equipment needs vary by geographical region as a result of differing water qualities and problems. The market for such systems in the United States continues to grow in response to public concerns relating to the quality of drinking water.

      Consumer

      The consumer market consists of the sale through retail distribution channels of water purification and treatment systems, principally of point-of-use filtration systems designed to improve the quality of drinking water. The consumer market also includes the sale of point-of-entry and water softening equipment and systems through do-it-yourself retail distribution channels as well as the distribution of water filtration products by co-branding with appliance and other manufacturers for sale in the retail market.

      Bottled Water

      The bottled water market consists of the production and sale of water in various sized containers through several channels of distribution. In some cases, bottled water is sold directly to residential and commercial customers, typically in five-gallon bottles that are delivered to the customer's location by the bottled water company. Bottled water is also sold on a retail basis, typically in grocery stores, convenience store chains and vending machines and usually in one-gallon and smaller containers. Because of growing consumer concern over the quality of water and its health effects, the bottled water market has grown substantially in recent years and is expected to continue to expand.

      Commercial and Industrial

      The commercial and industrial market encompasses all equipment and products that treat water for commercial and industrial purposes. Improved or customized water, free of dissolved minerals and health-related contaminants, is an essential element in many products and manufacturing processes. The use of untreated water in commercial and industrial businesses may result in inconsistent product quality as well as diminished equipment performance which can lead to expensive maintenance or replacement costs. Consequently, manufacturers treat incoming water to maintain a consistently acceptable degree of water quality. In addition, advances in manufacturing technology in industries such as electronics and pharmaceuticals are dependent upon highly purified water.

      Municipal

      Municipal and other governmental entities are often in need of water treatment systems to supply potable water to their residents. These systems are designed to chlorinate and remove contaminants from water supplies and to desalt brackish water and seawater. Public concern regarding the increasing scarcity of potable water as well as the quality of drinking water has resulted in municipalities seeking to improve the treatment and purification of public water supplies. In addition, requirements established by the EPA and other governmental bodies, including the Safe Drinking Water Act, have resulted in increasing governmental legislation, regulation and enforcement of strict standards for potable water, thereby contributing to the need for water treatment systems to serve the municipal market.

      Waste Water

      The waste water treatment market involves the design, manufacture, installation, operation and servicing of systems to treat the outgoing waste water of industrial and commercial companies and municipalities. The growth of the waste water treatment market is attributable in large part to increased governmental regulation of the discharge of pollutants in waste water and the disposal of aqueous industrial waste, as well as heightened public awareness of, and concern regarding, the environment and industrial pollution.

Existing Technologies for Water Purification and Treatment

      As the demand for purified water continues to grow, companies in the water purification and treatment industry increasingly offer a wide variety of products and services designed to address the growing demand. Alternative technologies include reverse osmosis, filtration, ultra-violet treatment, ion-exchange filtration, and biological processes.

      Reverse Osmosis

      Reverse osmosis is a process that utilizes pressure to force water to pass through a semi-permeable membrane that rejects contaminants in the water. The product water passes through to a holding tank. The process is slow and may require professional installation. Additionally, it does not effectively reduce certain potentially harmful microorganisms and pollutants.

      Filtration

      Filtration is a process typically used for separating solids from a liquid by means of a porous substance such as layers of an inert media (e.g., sand, gravel, ceramic, carbon) or a membrane. Although filters may remove some particulate matter and may improve the taste and odor of water, it does not effectively reduce certain potentially harmful microorganisms and pollutants.

      Ultra-Violet Treatment

      Water passes through a chamber where it is exposed to ultra-violet radiation. This treatment is effective against many bacterial contaminants but is not effective in reducing certain potentially harmful microorganisms and pollutants.

      Ion Exchange Filtration

      Water is passed through a cylinder containing thousands of small beads made of plastic resin. The chemical properties of the resin interact with the water, attracting contaminants onto the resin. Ion exchange is commonly used for water softening and the production of ultra-pure water required for use in such industries as the semiconductor industry.

      The alternative biological processes described below are solutions that require large structures in order to control effluent fluid while slow biological processes clean the liquid. Because of their large physical sizes and earthmoving requirements, we expect that the cost of each of these technologies will remain fairly static or increase over time. In addition, because these technologies rely on limited biological processes, the resulting effluent fluid will still contain certain potentially harmful microorganisms and pollutants.

      Aerobic Treatment Units

      Aerobic treatment unit systems remove the effluent fluid from the septic tank and store it in an external tank for several days while continually bubbling air through the liquid. Aerobic biological processes reduce the number of microorganisms and remove most noxious organic chemicals from the effluent. The effluent fluid is then discharged. Depending on local regulations and geology, the effluent may be discharged into a leach field (areas where waste water is purified by percolation through the soil), used for controlled spray irrigation of non-edible plants or discharged into a sub-surface irrigation system.

      Mound Systems

      Mound systems typically are designed, assembled, sold and installed by local contractors. They are a landscaped variation of a traditional septic system. In areas where the soil percolation is inadequate, the contractor builds a mound of gravel and topsoil, with the distribution pipes inside. The mounds work well, particularly in soil where high groundwater levels prevent the use of traditional leach fields. However, mound systems are expensive, with price primarily determined by the cost of transporting and filling large amounts of material.

      Sand or peat filters

      Sand and peat filter systems also are typically designed, assembled, sold and installed by local contractors. They consist of filter pits filled with special sand or peat. Effluent fluid from the septic tank is pumped to the filter pit. Effluent fluid from the filter normally flows to a subsurface absorption field. The cost of a sand or peat filter largely depends on the cost of transportation of suitable sand and the cost of local labor. In addition, in most regions, the sand filter system still requires a traditional leach field.

      Chamber systems

      Chambers are large plastic structures that are installed in leach fields in place of normal distribution pipes and gravel. The chambers are long, half-cylinders with open bottoms and slotted sides. Septic effluent fluid flows into the chambers where the effluent fluid undergoes aerobic treatment and then leaches directly into the soil.

Market Opportunity

      The general population in developed countries, particularly within the United States, may have a strong reluctance to consume their own reclaimed water. The severity of clean water issues has not yet sharply affected the residential market, short of increased water prices and gradual migration from drinking tap water to bottled water. In light of these challenges, we are directing our immediate efforts towards more compelling and receptive markets, including underdeveloped countries and industrial and military applications. Because underdeveloped countries have little access to clean, potable water, and many of their citizens enjoy no separation between their drinking water, cooking water and waste water, we believe this market may be more receptive to using reclaimed water. In addition, the parts-washing and industrial cleaning industries present increasingly suitable markets due to their acute water volume requirements and waste production. Military applications also may provide a potential market, as field requirements dictate the need for extreme portability and efficiency. Reverse osmosis and various filter technologies are the competitive technologies for using reclaimed water.

      We believe that our Clean Water Appliance will remove more contaminants and be more consistent over time than reverse osmosis or filtration and will also discharge less waste water than reverse osmosis.

Ovation's Technology

      Our vapor compression-distillation technology uses a mechanical process similar to that used commercially in such diverse applications as desalination, dewatering of food products and chemical and petroleum refining. In a traditional vapor compression-distillation appliance, water from a contaminated source is vaporized on one side of a two-sided heat exchanger. The steam is then compressed with a compressor to a higher temperature and passed on to the other side of the heat exchanger, where it gives up its vaporization related heat while condensing into pure water. Periodically, a concentrate of the contaminated mix is removed from the vaporizing side of the heat exchanger. A separate counter-flow heat exchanger cools the pure water as it leaves the unit and the heat is used to pre-heat the incoming water.

      Nearly all traditional vapor compression distillation applications involve very large-scale system designs that cannot be scaled down to smaller "appliance type" septic systems, as the operating costs associated with the centrifugal compressor make them impractical for installations that require only tens of gallons of distilled water a day. However, our distillation technology has allowed us to overcome these limitations and shrink the machinery required for vapor compression-distillation from several tons to a target of less than 100 pounds.

      Ovation's vapor compression distillation technology differs from traditional vapor compression technology in several ways. First, Ovation's technology is compact and integrated, which enables it to be insulated in a vacuum chamber that significantly reduces heat loss with minimal insulating material. Traditional systems generally are site built from off-the-shelf components that lack cost-reducing integration. Second, Ovation's patented rotary heat exchanger uses centrifugal action to distribute the contaminated water into very thin films allowing for small temperature differences across the heat exchange surface. By minimizing the overall temperature difference across the heat exchange surface, more of the heat of vaporization is captured for reuse to vaporize incoming water. In addition, the rotation produced by the rotary heat exchanger provides low cost pumping power to move the water, which aides in the distillation process. Traditional systems utilize heat transfer technology that requires higher temperature differences across the transfer surface, requiring additional compressor power and higher operating costs. Lastly Ovation's technology utilizes innovative heat transfer technology that maximizes surface area in a compact design while minimizing housing material, thus reducing cost and increasing efficiency.

      The Clean Water Appliance consists of an evaporator/condenser, counterflow heat exchanger, compressor, motor and controls, encased in a stainless steel housing containing a vacuum layer, like a thermos bottle. As illustrated above, the system works in seven simple mechanical steps in which contaminated water, at room temperature, is boiled into steam, which is then compressed and condensed into pure distilled water:

      Step One: Incoming room temperature contaminated water is heated to near the boiling point in a counterflow heat exchanger (1).

      Step Two: Volatile chemicals and gases dissolved in the water are evaporated and vented out (2) before entering the evaporator side (3) of the evaporator/condenser heat exchanger.

      Step Three: The degassed water enters the evaporator side (3) of the evaporator/condenser heat exchanger where it absorbs energy and changes from liquid to steam. As the steam is formed, contaminants in the remaining liquid are left behind (3A).

      Step Four: The clean steam is then compressed and heated in the compressor
      (4).

      Step Five: The clean, compressed steam then enters the condenser side (5) of the evaporator/condenser heat exchanger where it condenses and the heat energy released evaporates the incoming degassed water in Step Three.

      Step Six: As pure water emerges, heat is recaptured in the counterflow heat exchanger (6) to heat the new flow of incoming contaminated water in Step One.

      Step Seven: Dirty concentrate is continually discharged from the system. It exits through a separate portion of the counterflow heat exchanger (7), where its heat is also recaptured.

                             Distiller Flow Diagram

      SEE DIAGRAM IN EXHIBIT 99.1

      In our distillers, the compressor, the rotary heat exchanger and all internal pumping are collectively powered by one motor. This motor provides all the energy to drive the system except for a small resistance heater used during initial start up and to maintain the temperature in standby mode. The entire unit is enclosed in a vacuum container, like a thermos, which serves to insulate the distiller. In addition, the processed distilled water is monitored constantly with an electrode to detect contamination. The rotary heat exchanger has been designed to permit the addition of an add-on device to allow for automatic mechanical scrubbing of the relevant surfaces to prevent scaling.

      We believe our distillation technology addresses some of the world's well-documented water problems. While distillation yields the purest, most consistent water available, it has been prohibitively expensive for small-scale, low-volume applications because of the amount of heat required to vaporize the water. Because vapor compression-distillation allows for the recovery of the heat of vaporization for reuse in evaporating incoming contaminated water, less external heat is required to distill water. This reduces the need for an external heat supply and results in lower operating costs.

      Small scale water purification systems utilizing reverse osmosis technology have a relatively low electric power cost of approximately $0.01 per gallon, but are limited in their ability to handle difficult water issues effectively without extensive and costly pre-filtration. Reverse osmosis also discards roughly 30% to 50% of the incoming water as contaminated back-flush, depending on incoming water quality. In contrast, small traditional evaporative distillers for home and office have an electric power cost of approximately $0.50 per gallon. Based on our ongoing testing of prototype models, our Clean Water Appliance allows for distillation of contaminated water at an estimated electric power cost of approximately $0.004 per gallon (based upon the cost of electricity at $0.10 per kilowatt hour to distill 1 gallon of water).

      Large vapor compression-distillation units have achieved operating costs of approximately $0.005 per gallon but, to date, have been available only for large commercial applications. Very large scale vapor compression systems used in desalination plants have approached Ovation's operating cost but have not been scaled down to reach similar efficiencies. Plain boil-and-condense systems without the advantages provided by vapor compression have electric power cost of $0.35 to $0.50 per gallon.

      Our lower electric power cost is a result of our patented technology, which enables the distilled water to exit the Clean Water Appliance at approximately room temperature, effectively conserving heat within the system and thereby reducing the need for an additional heat supply. About 98% of the heat of vaporization is recovered, making the system energy efficient and resulting in lowered operating costs. We anticipate that as a result of continuing design innovations and improvements, the Clean Water Appliance will have a manufacturing cost of less than $1,000 per unit and will distill 20 gallons per hour at an electric power cost of approximately $0.003 per gallon.

Our Product

      Our compact Clean Water Appliance may be operated either as a stand-alone unit or as an adjunct component of a partner's larger, overall system. Our initial customers are our strategic partners, who will incorporate our distillers into their larger water treatment solutions. They are partnering with us initially to test and evaluate our prototype units, and subsequently to promote, market, and distribute our distillers to their customers. Currently, we are selling the Clean Water Appliance to our partners at a price of $12,000, a price point which we believe will decline once the mechanical components of the unit are commercially manufactured and supplied to us by a third party.

      The Clean Water Appliance is comparable in complexity to the core technology and mechanisms utilized by a washing machine or air conditioner. It consists of an evaporator/condenser, counterflow heat exchanger, compressor, motor and controls, encased in a stainless steel housing containing a vacuum layer, like a thermos bottle. We believe that, over time and with an increased operating history, our distillers will operate as reliably as those appliances, and can and will be manufactured on a cost-effective basis.

      In the Clean Water Appliance, we have redesigned and micro-sized traditional vapor compression-distillation technology into an apparatus the size of a fire hydrant that can be further reduced in size for use in a counter-top dispensing appliance. Our patented components and processes have enabled us to provide a distiller with features that we believe differentiate our product from those of our competitors:

      Compact design - due to our proprietary rotary heat exchanger design, we can provide a large surface area inside a relatively small chamber, as well as reduced manufacturing costs due to minimal material requirements.

      Lower cost of electrical input - the ability to take in poor quality water without pretreatment, the efficiency of our rotary heat exchanger design which recaptures and reuses heat generated in the process, and our vacuum insulation all translate into lower energy requirements for continuous operation, resulting in a decrease in the cost of electrical power required to produce one gallon of purified or distilled output water.

      Ease of use - the self-contained design includes an automated cleaning cycle which maintains the interior of the unit without unit downtime or user intervention. Unlike other water treatment processes, there are no filters to replace. Reverse osmosis technology may require professional installation, and the process is slow. Filtration units require periodic replacement of filters to ensure effective processing.

      In addition, we have received a patent covering application of any distillation technology for use with traditional septic systems and have patents pending for this technology for use with other applications. Based on our market knowledge, we believe that our distillers will result in the least energy consumption in watt hours per gallon of any commercially available distiller of any size.

Sales, Marketing and Manufacturing

      Currently, we do not anticipate selling stand-alone products which utilize our distillation technology to the public or as a stand-alone appliance. Instead, we anticipate working with participants in a number of industries who will integrate our distillation technology into a variety of appliances, products and services. We plan to design, market and manufacture different component distillers which utilize our core distillation technology and are built to meet specifications requested by our corporate partners. Because of our proprietary technology, we have been able to negotiate favorable licensing terms with corporate partners.

      Initially, we will subcontract the manufacturing of parts to metal extruding, spinning and stamping shops and to plastic injection molders, with assembly and testing of finished component distillers to be conducted in-house. See "Management's Discussion and Analysis or Plan of Operation--Plan of Operation." Once we are ready to commence full production of component distillers utilizing our distillation technology, we likely will engage one or more contract manufacturers to handle the manufacturing of our component distillers.

      On August 8, 2005, Ovation entered into a letter agreement with INSEQ Corporation, an affiliate corporation of GreenShift Corporation. The letter agreement provides, among other things, that in the event that we desire to contract with outside contractors to manufacture our Clean Water Appliances, our proprietary compact stand-alone distiller units, or certain components of our Clear Water Appliances, we will be required to engage INSEQ to manufacture the units or components if the terms of its proposal are at least as commercially favorable to us as any competing proposal we receive. The letter agreement further provides that INSEQ will provide us with certain prototype manufacturing services at cost. The right of first refusal granted to INSEQ will terminate on December 31, 2007.

      Septic Applications

      We are a party to a Strategic Alliance Agreement, dated December 29, 2000, with SJE, an international distributor of septic system appliances, to develop, market, sell and distribute septic appliances incorporating our distillation technology. As part of this alliance, we have granted SJE exclusive distribution rights in North America for our distillation products for use in traditional septic applications and, if the agreement relating to distribution rights is terminated, then an exclusive license to the intellectual property underlying our distillation technology for use in septic applications.

      SJE will be responsible for developing and maintaining marketing channels with respect to the use of our distillation technology in a variety of septic related applications. The overall marketing plan will be implemented in two phases: "Phase I - Controlled Product Introduction" and "Phase II - Full Commercial Rollout." Phase I will focus on the regulatory community as the prime customer. During Phase I, component distillers which utilize our distillation technology will be placed in formal regulatory approval programs in target markets. These programs generally take two to three years to obtain full approval. During the course of these processes, sales of units are generally permitted within specific operational and monitoring guidelines. See "Regulation." During Phase I, SJE will work to develop a distribution network for component distillers that utilize our distillation technology. During Phase II, SJE will continue to develop a traditional distribution network, as well as a "utility" type network for addressing future regulatory concerns. SJE is awaiting the availability of the production version of component distillers incorporating our distillation technology to begin developing marketing channels. SJE will begin test marketing our Clean Water Appliance in Minnesota, Massachusetts and New Hampshire. See "Certain Transactions and Relationships." Due to cash constraints over the past few years, we have been unable to move into the first phase of our collaborative marketing plan.

      Industrial Waste Stream Applications

      In December 2002, we signed a strategic distribution agreement with Lancy Water Technologies, a subsidiary of Norman Hay plc, for the distribution of Ovation distillers for three specific industrial waste stream applications.

      Our agreement with Lancy gives Lancy worldwide distribution rights for material impregnation, industrial washing and surface finishing and treatment. Ovation provides the product and Lancy will be responsible for the promoting, marketing and selling of our distillers in the application areas described above under the name AquaStil 75. The distribution agreement set the price to Lancy at $12,000 for the first 50 units and sets a non-binding target price to Lancy of $6,000 going forward if projected manufacturing costs accurately reflect actual manufacturing costs. We have a preliminary order from Lancy to deliver as available ten commercially viable distillers for a price of $12,000 each. Lancy made a down payment to Ovation of $80,000 against that order. During late 2004 and 2005, we are shipping four beta prototype units for testing and evaluation in reclaiming wastewater generated at Lancy's facilities in their casting impregnation and parts washing processes. Lancy provides us with ongoing statistical results from the testing which we use to calibrate and modify our technology for integration into our production design. As of June 30, 2005, we remained obligated to deliver ten fully functional units to Lancy, which are now scheduled for delivery during 2006.

      Military Applications

      In December 2003, we shipped a prototype Clean Water Appliance to the United States Army Natick Soldier Center for test evaluation of its use in cleaning and recycling wash water in the field. We shipped an advanced, higher output prototype Clean Water Appliance to the Natick Soldier Center in late August 2004 for demonstration to the U.S. Army. In the evaluation, which took place in August 2004, three different treatment systems were tested during training exercises in Ft. Lee, Virginia. The systems were assessed on their ability to remove contaminants from sink water, otherwise known as greywater, as well as flow rate. Greywater typically is generated by field feeding operations, at the rate of hundreds of gallons per day. This waste water must be disposed of, and is typically collected in large tanks and removed from the site. Proper disposal presents economical and logistical problems, and improper disposal creates health and environment issues. If the water could be treated effectively, total water requirements would be lower as more was recovered, less water would require disposal thus reducing transport costs, and treated water could be disposed of to the ground. Flow rates were critical as the process would need to be completed in the periods between meals. Two types of systems were tested: ultrafiltration models in which water flows through a semi-permeable membrane, of which there were two companies represented, and micro-distillation, which was represented by the Ovation product. While all three products produced satisfactory results and were found to reduce the total suspended solids successfully to acceptable levels and provide optimal flow rates, the Ovation distiller was found to produce the cleanest water by removing the highest number of contaminants. It was also the only entrant to reduce biological oxygen demand levels below the acceptable level, signifying an acceptably-low level of biological and chemical matter in the distillate.

      Japan

      On October 13, 2001, we entered into an agreement with Twain Associates, Inc. ("Twain") for the purpose of developing and implementing a strategic plan to penetrate the Japanese market. Our agreement calls for payments of a retainer fee as well as commissions (netted against the retainer) on sales in Japan, in the amount of 1% on all sales in Japan up to a total of $100,000,000 in sales, and a lesser percentage for sales beyond that amount. The monthly retainer fee will be net of commissions, and commissions higher than the monthly fee will carry forward into future periods. We have also agreed to pay Twain a one-time bonus of $1,000,000 if sales in any twelve-month period reach $100,000,000 and a one-time bonus of $5,000,000 if sales in any twelve-month period reach $500,000,000. On April 4, 2003 we and Twain amended our agreement. The amended agreement memorializes our agreement with Twain to discontinue the accrual of the retainer fee and any future retainer fees described above, acknowledges a $150,000 retainer owed to Twain which will be paid down at a rate of $5,000 per month, and stipulates that the full amount will become payable on demand should two months elapse without payment. In the event we default in our retainer payment obligation to Twain, Twain will secure the right to license our distillation technology to any manufacturer for sales into Japan, the Republic of South Korea and other markets that may be mutually agreed to by Ovation and Twain. As of June 30, 2005, the Company still owes Twain $55,000 and Twain has not made demand of full payment. Progress in pursuing the Japanese market has been seriously constrained by our tenuous cash position over the past several years.

      Other Markets

      We are also actively cultivating strategic relationships for additional applications and additional territories, including whole-house water treatment and additional industrial and commercial recycling equipment.

      Under a license agreement with WMS, we granted WMS a license to manufacture, use, market, distribute and/or sell a counter-top version of our Clean Water Appliance. The license agreement also grants WMS the right to sublicense the sale, distribution and manufacture counter-top distillers that incorporate our distillation technology, subject only to our review and approval, which shall not be unreasonably withheld. The agreement provides exclusivity in the United States, Canada, and Mexico so long as WMS pays Ovation certain minimum royalties. In addition, WMS agrees to pay royalties Ovation on product sales, subject to minimum royalty payments. Sales by sublicensees will render the same royalty payments as though the sales were made directly by WMS. In order to maintain the exclusivity of the license, WMS must pay Ovation minimum royalties equal to $50,000 for the first year of production and distribution, and amounts increasing $25,000 per year for each subsequent year up to a maximum of $200,000 per year. Should these royalties not be paid within 45 days of the end of each annual period, Ovation will have the option to convert the license to a non-exclusive status. Additionally, WMS will pay Ovation royalties as a percentage of total product sales, payable quarterly and based on total payments made to WMS by its customers. The royalty percentages are tiered based on sales volume; WMS will pay Ovation 6%, 5%, and 4% for the first $20 million, the next $50 million, and sales over $70 million, respectively, in sales per year. The quarterly royalty payments are due within 45 days of quarter-end, subject to termination of the license by Ovation if WMS fails to make a payment more than two times in one year. After an initial five-year term starting from date of first commercial shipment, the license will be automatically renewed annually thereafter, and may be terminated upon six months written notice by Ovation if WMS fails to attain certain sales targets or royalty levels, or by WMS if the license is rendered non-exclusive. Prior to December 31, 2005, WMS may terminate the license on 30 days' prior written notice and upon such termination, Ovation will issue WMS a five-year warrant to purchase 90,000 shares of Ovation's common stock at an exercise price of $1.67 per share. Should Ovation provide licensing to any other third party during the term of the license, it will be deemed to have provided WMS a like license, except that WMS would not be obligated to pay any engineering or reimbursement costs that the original license may contemplate. We have also entered into a distribution agreement with WMS, which provides for the supply of product by Ovation at least as favorable as the best discount rate offered by the Company to any of its customers. The distribution agreement shall run for an initial five-year term commencing on the date of first product manufacture. Thereafter, the distribution agreement shall be renewable for three successive five-year periods unless terminated at the sole discretion of WMS prior to the end of the then-current period.

      We have done preliminary work on the design of a counter-top distiller, but are not actively working on it due to financial constraints.

      On August 9, 2005, we entered into a license agreement with GreenShift Industrial, a wholly-owned subsidiary of GreenShift Corporation. GreenShift Industrial focuses on the engineering and marketing of environmentally sensitive innovations and processes that enhance manufacturing efficiencies, improve resource utilization and minimize waste. Under the license agreement, we agreed to grant GreenShift Industrial certain exclusive and non-exclusive licenses to use our new patented and patent-pending implementations of a vapor compression water distillate process and our Clean Water Appliance (the "Technology") for certain applications of GreenShift Industrial identified in the agreement, including various waste applications, survival gear, fuel cells, ocean exploration and space exploration. Pursuant to the license agreement, GreenShift Industrial may develop, invent, make or have made, use, promote, distribute, sell and sublicense the Technology and any development or improvements thereto for the applications detailed in the agreement. The right to sublicense the Technology is limited to sublicenses to "portfolio companies" and affiliates of GreenShift Corporation and only for so long as they remain portfolio companies and affiliates. The term "portfolio companies" is defined in the license agreement to include GreenShift Corporation and any company in which GreenShift Industrial or GreenShift Corporation owns more than 15% of the outstanding equity interests. In addition, we have retained the right to directly sell products and/or provide services to third parties for the applications of GreenShift Industrial that are subject to the exclusive license, and we may enter into certain license or distribution agreements with third parties in connection with these applications, provided that in both cases, we will pay GreenShift Industrial royalty fees.

      In consideration of the licenses granted, GreenShift Industrial agreed to pay Ovation a royalty fee equal to 1% of service revenues or product sale revenues, or 20% of license revenue deriving from the use or license by GreenShift Industrial of the Technology and any development of and improvements to the Technology. The license agreement further provides for an additional license fee if GreenShift Industrial manufactures related equipment at its own expense. We also have a right of first refusal to engineer units based on the licenses for GreenShift Industrial. GreenShift Industrial is obligated to remit royalty fees under the agreement when cash flow permits but no less frequently than annually. The license agreement has a five year term unless terminated earlier pursuant to its terms, including at any time at the sole discretion of GreenShift Industrial. Ovation may terminate the license with respect to each application of GreenShift Industrial set forth in the agreement, upon at least 90 days prior notice, if during 2008 or any year thereafter GreenShift fails to generate more than $100,000 in revenue from such application deriving from the use of the Technology.

      Pursuant to our agreement with WMS, we have offered WMS the option to receive the same rights granted to GreenShift Industrial under the license agreement described above. As of the date hereof, we have not received a response from WMS to our offer.

Research and Development

      We currently have six employees engaged in engineering, and have several consultants advising us in engineering design. We have initiated a program of in-house testing, which includes overstress testing and life-testing components and systems. During the last two fiscal years ended December 31, 2003 and 2004, we spent an aggregate of $2,172,461 in research and development, offset in part by a $30,000 payment in 2003 from a potential customer for an evaluation unit.

      In addition, we are actively taking steps to protect the intellectual property associated with our business. We have filed sixteen U.S. patent applications and abandoned one as of the date of this registration statement; and we expect to file an additional ten applications with the U.S. Patent and Trademark Office. Our patents pertain primarily to the description of our heat exchanger and system hardware designs, and the manner in which the elements of our system work together. Some of our patented materials pertain to technology that may be utilized in future design enhancements of our products. Generally, our proprietary technology provides for features that allow for reduced element and unit size and increased cost-effectiveness. To date, we have been granted eleven U.S. patents. All of our patents have 20-year terms and expire at various dates from 2018 through 2021.

Regulation

      Regulations governing the disposal of industrial waste streams vary from country to country and, in the United States, from state to state. However if the applicable water quality standards are met, efficient disposal can generally take place without penalty. The responsibility for compliance with all applicable environmental regulations will fall upon the developers and manufacturers of the various products that will incorporate and utilize our distillation technology.

      In the United States, the sale and provision of on-site commercial and residential waste water treatment devices is regulated at the state level through product registration, advertising restrictions, water testing, product disclosure and other regulations specific to the water treatment industry. In addition, municipal governments such as cities and counties frequently can require more stringent regulation. The United States Environmental Protection Agency is generally not involved in the regulation of waste water treatment devices with flow rates under 1,000 gallons per day. There has been a growing awareness at the state and municipal government level of the local pollution problems associated by traditional leach fields, as well as the significant cost to repair or build traditional leach fields. In response to these problems, almost all states have developed special programs for speeding the adoption of new technologies for the treatment of on-site residential waste water. The classifications and definitions vary, but the general concepts are widely shared. States generally place new technologies into three broad categories:

      o Experimental technologies - those which have no track record in the state. With local approval, small numbers of experimental systems can be installed in difficult circumstances, such as in the case of a failed system that cannot be repaired. The experimental systems must be monitored for some period of time, typically six months to a year.

      o Innovative technologies - those which have been used successfully in the state, but have not yet been formally approved by the regulatory authorities. After a period of systematic monitoring, an experimental technology can progress to being considered innovative and additional systems can be installed, even in sites where there may be a viable alternative. There is generally a great deal of local latitude in acceptance decisions about innovative technologies.

      o Alternative systems - after more experience, a system incorporating innovative technology may be approved by the regulatory authorities. Once so approved, any system other than a traditional leach field is considered an alternative system. Local regulators can still prevent their use, but most local regulators accept systems approved by their state as alternative systems.

      At the present time, Ovation falls under the first category, that of experimental technologies. We are unlikely to be considered for a broad-scale deployment in the absence of a historical record. We have had little exposure in commercial applications, and will find the easiest introduction of our distiller into a situation that has already proven difficult to resolve. Our participation in the U.S. Army evaluation of treating waste water in the field is an excellent example of this type of application, and we will continue to pursue similar opportunities.

      We anticipate that the output in most industrial applications of our distillation technology will be recycled back into the process and only a small amount of concentrated material removed from the effluent will be hauled away for disposal at an approved facility. Because the Clean Water Appliance keeps the contaminated water boiling at all times, we believe what byproducts are left from our distiller, in the vast majority of cases, will be inert and not contain hazardous materials. The possible exception is that of industrial waste streams that may gain greater toxicity resulting from concentration in solution as more water is removed from the discharge. Our preliminary customers are integrators of our distillers, and we expect to work with them closely regarding waste disposal requirements. Our primary partner in the United States septic market is a major manufacturer in the onsite and municipal waste water treatment business. Their understanding of the regulatory approval process and relationships will facilitate approvals and acceptance of our distiller. Similarly, the partners we have paired with internationally are knowledgeable in the regulatory environments of the countries they represent, and we anticipate their counsel in navigating new geographical markets.

Employees

      As of September 30, 2005, we had eight full time employees and three independent technical consultants. Our employees are not represented by any collective bargaining unit, and we believe our relations with our employees are good. Between April and June 2005, we laid off six of our research and development and manufacturing employees, three of whom were subsequently rehired on a full-time basis and one was rehired as a part-time consultant.

Description of Property

      Our main facility is located in Nashua, New Hampshire and consists of 3,000 square feet of combined laboratory, research and development, prototype manufacturing and office space. We also rent 1,950 square feet of manufacturing space in Nashua, New Hampshire. Our main facility is leased from William Zebuhr, our Chairman, prior Chief Executive Officer and a member of our board of directors, at a rate of $2,500 per month. The manufacturing space, which was rented commencing in November 2003 for a monthly rate of $700, is rented on a month-to-month basis. See "Certain Transactions and Relationships." We believe that our leased facilities are being fully utilized and are appropriate and adequate for our needs.

Legal Proceedings

We are not a party to any pending legal proceeding and our property is not the subject of a pending legal proceeding.

                                   MANAGEMENT

Directors and Executive Officers

      The following table lists our directors and executive officers:

      Name                    Age   Position
      ----                    ---   --------

      William Zebuhr          62    Chairman, Director

      Robert MacDonald        60    Chief Executive Officer and Director

      William Lockwood        57    President, Chief Operating Officer, Director

      Fred Becker             60    Vice-President of Engineering

      Dr. Louis Padulo        68    Director

      Beverly Shaw            71    Director

      Laurie Lewandowski      53    Director

      Nathan Fetting          43    Director

      Yiannis Monovoukas      45    Director

      Kevin Kreisler          32    Director

      William Zebuhr

      Mr. Zebuhr, the founder of our Company, became Ovation's Chairman in June 2005. Mr. Zebuhr has been a director since 1996 and previously served as Chairman from 1996 to December 2001. From 1996 until May 2005, Mr. Zebuhr also served as Ovation's Chief Executive Officer. From 1992 to 1995, he was co-founder and President of Dynaproducts, a company that developed the first motorized dental flosser. The technology was licensed to a major consumer products company in 1998. From 1985 to 1991 he was the founder, chief fund-raiser, and CEO of American Thermal Corporation. At American Thermal he invented and guided the development of the Pressure Transfer Module (PTM), a revolutionary advance in hot water heater technology which enabled the development of unpressurized low-cost water heaters. Mr. Zebuhr received a B.S. and an M.S. in Mechanical Engineering in 1966 from Cornell University. He holds 22 United States patents.

      Robert MacDonald

      Mr. MacDonald became Ovation's Chief Executive Officer in June 2005. Mr. MacDonald has been a director since 1996 and was Chairman from January 2002 to May 2005. Since 1997, Mr. MacDonald has been President, Chief Executive Officer and Chairman of the board of directors of BiosGroup, Inc., a consulting and software development company founded by Ernst & Young and Dr. Stuart Kauffman (of the Santa Fe Institute) specializing in the application of complexity theory for Fortune 500 clients. Mr. MacDonald also is a member of the board of directors of Commodicast and Genpathway which were founded by BiosGroup and is a member and the chairman of the board of directors of Nutech Solutions which acquired the consulting and software development assets of BiosGroup in 2003. Mr. MacDonald received a B.S. in Engineering Physics in 1966 and a M.S. in Electrical Engineering in 1967 from Cornell University, and a M.B.A. from Harvard Business School in 1973.

      William Lockwood

      Mr. Lockwood has been our President, Chief Operating Officer and a director since April 2000. He had been involved with Ovation on a part-time basis between 1996 and 1999, after which point he became a full-time employee of the Company. From 1996 to 2000, he was a Principal of Plexus Research, a leading engineering consulting firm engaged in projects for the electric power industry, where he specialized in business development strategies and valuations for emerging technologies. Mr. Lockwood received a B.A. from Michigan State University in 1970, an M.B.A. from Michigan State in 1971, and passed the New Hampshire CPA examination in 1992.

      Fred Becker

      Mr. Becker, our Vice-President of Engineering, joined Ovation in May 2001. From 1998 to 2001, Mr. Becker was President of the Thermo Technologies division of Thermo Electron Corporation. In that position, he was responsible for defining and implementing strategic technology and commercialization business plans for the company, as well as managing the overall business activities. Specific areas of opportunity focused on creating new products in the commercial and residential appliance markets. Mr. Becker received a B.S.M.E. degree from the University of Pittsburgh, a M.S.M.E. from the Massachusetts Institute of Technology, and a M.B.A. from Northeastern University. He has authored or co-authored over 60 technical publications and holds 13 United States patents in various areas.

      Dr. Louis Padulo

      Dr. Padulo has been a director since June 1998 and Vice Chairman since May 2004. Since 1997, Dr. Padulo has served as a consultant to several organizations and is President Emeritus of a highly successful business incubator, the University City Science Center in Philadelphia. Prior to that, he was a professor at Stanford before becoming Dean of Engineering at Boston University, President of the University of Alabama in Huntsville, and CEO of the University City Science Center in Philadelphia. Dr. Padulo received a B.S. in Electrical Engineering from Fairleigh Dickinson University, a M.S. in Electrical Engineering from Stanford University and a Ph.D. from Georgia Institute of Technology.

      Beverly Shaw

      Mr. Shaw has been a director since 1998. Since 1995, Mr. Shaw has been a materials science and project management consultant. The author of numerous technical papers and the holder of eight patents, Mr. Shaw retired from Raytheon in 1995 where he managed a central materials center providing development and problem solving services to other divisions. Previously, he was a Vice President at the following companies: BTU Engineering Inc., Asoma Chemicals Inc., and International Materials Inc. Mr. Shaw has received a B.Sc. in Metallurgy and a Licentiate of the Institution of Metallurgists from London University in 1956. Mr. Shaw also attended Harbridge House for Engineering Management and Advanced Management in 1974.

      Laurie Lewandowski

      Ms. Lewandowski has been a director since January 2001. Since 1981, Ms. Lewandowski has served in various positions at SJE, our strategic partner, including as President from 1994 until 1998 and as Chief Executive Officer since 1998.

      Nathan Fetting

      Mr. Fetting has been a director since January 2001. Since 1989, Mr. Fetting has served as the Chief Financial Officer of SJE. Mr. Fetting has received a B.S. in Accounting from the University of North Dakota.

      Yiannis Monovoukas

      Dr. Monovoukas has been a director since October 2002. Dr. Monovoukas is currently President and CEO of TEI Biosciences, Inc., a tissue engineering and regenerative medicine company, which he joined in April 2001. From 1996 to 2001, he was the President, Chief Executive Officer and Chairman of Thermo Fibergen, a publicly traded subsidiary of the Thermo Electron Corporation. Thermo Fibergen, now Kadant Composites, is a world leader in cellulose-based controlled-release carriers for the delivery of agricultural chemicals and in fiber-based engineered composite materials. Dr. Monovoukas holds an MBA from Harvard Business School, a B.S. degree from Columbia University, and a Masters and Ph.D. degrees from Stanford University, all in chemical engineering. His Ph.D. thesis work focused on the nucleation, growth and optical properties of colloidal crystals made from nanoparticles of high surface charge density.

      Kevin Kreisler

      Mr. Kreisler has been a director since August 2005. He is the Chairman of the Board and Chief Executive Officer of GreenShift Corporation (OTC Bulletin
Board: "GSHF"), a business development company whose mission is to develop and support companies and technologies that facilitate the efficient use of natural resources and catalyze transformation environmental change. Mr. Kreisler has over fifteen years of diversified business experience specifically including the operation of publicly-traded companies. He also serves as Chairman of the Boards of Veridium Corporation (OTC Bulletin Board: VRDM) and INSEQ Corporation (OTC Bulletin Board: INSQ). From 2002 until February 2005 Mr. Kreisler served as the Chief Executive Officer of Veridium Corporation, an environmental services business. Mr. Kreisler was Veridium's President from 2000 to 2002, and a Vice President from 1998 to 2000. Mr. Kreisler is a graduate of Rutgers University College of Engineering (B.S., Civil and Environmental Engineering, 1994), Rutgers University Graduate School of Management (M.B.A., 1995), and Rutgers University School of Law (J.D., 1997). Mr. Kreisler is admitted to practice law in New Jersey and the United States District Court for the District of New Jersey.

Director Compensation

      There are currently no standard or other arrangements pursuant to which non-employee directors of Ovation are compensated for their services. During 2004, no payments were made to members of our board of directors for their services as directors.

Executive Compensation; Employment Agreements

Summary Compensation Table

      The following table provides certain summary information concerning compensation paid or accrued during the last three years to our Chief Executive Officer, the three most highly compensated executive officers other than our Chief Executive Officer who were serving as executive officers at the end of the last completed fiscal year, or our Named Executive Officers:

                                                      Annual Compensation                      Long-Term Compensation
                                                                                       Restricted    Securities
                                                                      Other Annual       Stock       Underlying     All Other
    Name and Principal Position        Year      Salary      Bonus    Compensation      Awards ($)   Options (#)  Compensation
    ---------------------------        ----      ------      -----    ------------      ----------   -----------  ------------
William Zebuhr......................   2004     $ 120,000     --            --             --               --      $    --
   Chief Executive Officer(1)          2003     $ 120,000     --            --             --           34,500      $    --
                                       2002     $ 120,000     --            --             --           45,000      $    --

William Lockwood....................   2004     $ 120,000     --            --             --               --      $    --
   President and Chief Operating       2003     $ 120,000     --            --             --           15,000      $    --
   Officer                             2002     $ 120,000     --            --             --           60,000      $    --

Fred Becker.........................   2004     $ 130,000     --            --             --               --      $    --
   Vice President of Engineering       2003     $ 130,000     --            --             --           15,000      $ 5,592 (2)
                                       2002     $ 130,000     --            --             --           12,000      $    --

----------
(1)   Mr. Zebuhr served as Chief Executive Officer until May 2005.
(2)   Represents a finder's fee paid to Mr. Becker in August 2003.

Option Grants in 2004

      There were no option or stock appreciation rights grants to our Chief Executive Officer and our other Named Executive Officers in 2004.

Option Exercises and Holdings

      The following table sets forth information concerning option exercises and the value of unexercised options held by our Chief Executive Officer and our other Named Executive Officers named in the summary compensation table as of December 31, 2004:

                                                               Number of Securities        Value of Unexercised
                                                              Underlying Unexercised           In-The-Money
                                                                 Options Held at             Options Held at
                                                                December 31, 2004          December 31, 2004(2)
                                                                -----------------          --------------------

          Name            Exercised (#)  Realized ($)    Exercisable    Unexercisable
          ----            -------------  ------------    -----------    -------------
William Zebuhr(1)........       0              0              32,625          46,875              $132,500
William Lockwood.........       0              0              36,750          38,250               125,000
Fred Becker..............       0              0              66,000          36,000               170,000

----------
(1)   Mr. Zebuhr served as Chief Executive Officer until May 2005.
(2)   Using $1.67 per share of common stock as market price.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

      We have no employment contracts in place with William Zebuhr, William Lockwood or Fred Becker, although we depend on their continued service for our success.

      We entered into an employment contract with Robert MacDonald on June 1, 2005 pursuant to which he will act as the Company's Chief Executive Officer. Mr. MacDonald had previously served as Chairman of Ovation's board of directors from January 2002 through May 2005.

      Under the terms of the Employment Agreement:

      o     Mr. MacDonald will receive a base salary of $150,000 per year;

      o Mr. MacDonald will be eligible to receive a discretionary incentive or other cash bonus, which shall be awarded by Ovation's board of directors. Following Ovation achieving profitability, Mr. MacDonald will be eligible to receive a cash bonus targeted at not less than 30% of his base salary;

      o Mr. MacDonald will be eligible to receive stock options in under Ovation's 1999 Stock Option Plan. The Employment Agreement provides that the following awards will be issued to Mr. MacDonald:

            o Options to purchase 300,000 of Ovation's common stock at an exercise price of $1.67 per share to be granted on the effective date of the Employment Agreement. These options will vest 25% immediately and the balance vesting monthly over a period of 48 months;

            o Options to purchase 60,000 shares of Ovation's common stock at an exercise price determined at time of grant by the board of directors to be fair market value and to be granted upon Ovation raising $3 million of equity or debt capital or corporate partner funding after the date of the Employment Agreement. These options will vest 50% immediately and the balance monthly over 24 months;

            o Options to purchase 90,000 shares of common stock at an exercise price determined at time of grant by the board of directors to be fair market value and to be granted upon Ovation raising $5 million of cumulative equity or debt capital or corporate partner funding after the date of the Employment Agreement. These options will vest 50% immediately and the balance monthly over 24 months; and

            o Options to purchase 150,000 shares of Ovation common stock at an exercise price determined at time of grant by the board of directors to be fair market value and to be granted upon the earlier of (a) Ovation raising $10 million of cumulative equity or debt capital or corporate partner funding after the date of the Employment Agreement, or (b) the Company achieving annual profitability over a period consisting of four consecutive financial quarters. These options will vest 50% immediately and the balance monthly over 24 months.

      In the event of an initial public offering or a change in control, or the sale of all or substantially all of Ovation's assets, all stock options awarded to Mr. MacDonald will vest immediately. The options granted to Mr. MacDonald may be exercised until the earlier of five years following the termination of Mr. MacDonald's employment or ten years after grant.

      The Employment Agreement provides that if Ovation terminates Mr. MacDonald's employment without Cause (as defined in the Employment Agreement) or Mr. MacDonald terminates his employment for Good Reason (as defined in the Employment Agreement):

      o Mr. MacDonald shall receive a lump sum amount equal to one month's salary for each full year of employment; and

      o All unvested stock options or stock awards which have not yet vested or being issued but were scheduled to vest or be issued within three months after the date of termination, shall vest or be issued, respectively, immediately upon such termination.

Stock Incentive Plan

      As of October 10, 2005, our board of directors has granted options to purchase 1,658,166 shares of common stock under our 1999 Stock Option Plan (the "Plan"), 1,309,452 of which are still outstanding, at a weighted-average exercise price of $1.72 per share. The number of shares of common stock that remain available for future issuances under the Plan as of October 10, 2005 is 37,548. Ovation does not have any equity compensation plans not subject to stockholders' approval.

      A general description of the principal terms of the Plan is set forth below. This description is qualified in its entirety by the terms of the Plan, a copy of which is included as an exhibit to the registration statement. Capitalized terms used in the following description shall have the meaning ascribed to such terms in the Plan.

      Purpose. The purpose of the Plan is to encourage eligible Directors, employees and consultants of Ovation to increase their efforts to make Ovation more successful, to provide additional inducement for such individuals to remain with Ovation, to reward such individuals by providing the opportunity to acquire the common stock of Ovation on favorable terms and to provide a means through which we may attract able persons to join Ovation.

      Shares Reserved for Issuance under the Plan and Possible Awards. A total of 1,350,000 shares of common stock are currently reserved for issuance under the Plan, subject to adjustment and substitution in the event of a stock split, stock dividend, or other similar change in our common stock or capital structure. Subject to stockholder approval, on October 28, 2005, the number of shares of common stock that may be issued or delivered under the Plan will be increased by 1,500,000 shares such that the aggregate number of shares of common stock that may be issued or delivered under the Plan will be 2,850,000 shares.

      The board of directors has the authority to grant "incentive stock options" pursuant to Section 422 of the Code, "nonstatutory stock options," or both types of stock options (but not in tandem). The board also has the authority to grant stock appreciation rights in addition to nonstatutory stock options, alternative stock appreciation rights in conjunction with nonstatutory stock options or incentive stock options, or stock appreciation rights without related stock options. The stock options and stock appreciation rights that may granted under the Plan are sometimes collectively referred to below as "awards." The aggregate fair market value of all shares issuable upon exercise of all incentive stock options which become exercisable by a Key Employee (as defined below) for the first time during any calendar year may not exceed $100,000.

      Administration. The Plan is administered by the board of directors. The board may appoint a Stock Option Committee comprised of two or more members to act on behalf of the board in administering the Plan. As of the date hereof, no such committee was appointed by the board.

      Eligibility. Ovation's directors, consultants and employees ("Key Employees") who share the primary responsibility for the management, growth or protection of the business of Ovation are eligible to receive stock options and/or stock appreciation rights under the Plan. Only employees of Ovation (that are considered Key Employees) are eligible to receive incentive stock options. The board of directors has full and final authority to grant awards under the Plan and, in its discretion, to determine the individuals to whom awards shall be granted and the number of shares to be covered by each award. In determining the eligibility of any individual, as well as in determining the number of shares covered by each award, the board shall consider the position and the responsibilities of the individual being considered, the nature and value to Ovation of his or her services, his or her present and/or potential contribution to the success of Ovation and such other factors as the board may deem relevant.

      The Plan allows grants to directors, consultants and employees of any subsidiary of Ovation in which Ovation owns at least 50% of the total combined voting power of all classes of stock. Ovation currently does not have any such subsidiary.

      Terms and Conditions of Awards. Each stock option granted under the Plan shall be confirmed by a stock option agreement. Stock appreciation rights which are granted without a related stock option shall be confirmed by a stock appreciation rights agreement.

      No stock option or stock appreciation right shall be exercisable during the first six months of its term (except if the optionee dies during such six-month period). The term of any nonstatutory stock option granted under the Plan may not be for more than ten years and six months from the date of grant. The term of any incentive stock option or alternative stock appreciation rights granted in conjunction with an incentive stock option, may not be for more than ten years from the date of grant (or five years if granted to any Key Employee who owns stock representing more than 10% of the combined voting power of Ovation or any parent or subsidiary of Ovation). Alternative stock appreciation rights granted in conjunction with an incentive stock option may not be exercised until the then fair market value of the common stock exceeds the option price. The board may provide for additional restrictions on the exercise of awards.

      The purchase price at which each stock option may be exercised shall be determined by the board, except that (i) in the case of incentive stock options granted to any Key Employee who owns stock representing more than 10% of the combined voting power of Ovation or any parent or subsidiary of Ovation, the exercise price may not be less than 110% of the fair market value per share of the common stock on the date of grant; (ii) in the case of incentive stock options, the exercise price may not be less than 100% of the fair market value of the common stock on the date of grant; and (iii) in the case of nonstatutory stock options, the exercise price may not be less than the grater of the par value of the common stock or 50% of the fair market value per share of the common stock on the date of grant. If stock appreciation rights are granted without a related stock option, the board shall determine the base price per share for such rights which shall not be less than the greater of the par value of the common stock or 50% of the fair market value per share of the common stock on the date of grant. The exercise or purchase price is generally payable in cash or in shares of common stock.

      Termination of Service. An award may not be exercised after the termination date of such award as set forth in the award agreement. In addition, in the event that the employment of a Key Employee is voluntarily terminated with the consent of Ovation or a Key Employee retires under any retirement plan of Ovation, any then outstanding incentive stock option held by such Key Employee may be exercised only within three months after the date of termination. If a Key Employee becomes disabled and his or her employment is voluntarily terminated with the consent of Ovation, any outstanding incentive stock option held by such Key Employee may be exercised only within one year after the date of termination. Nonstatutory stock options and stock appreciation rights granted without a related stock option, which are held by participants whose employment or services terminate voluntarily and with the consent of Ovation or who retire under any retirement plan of Ovation, are exercisable only within one year after the date of termination. Awards may be so exercised following the termination of service or employment only to the extent that they are exercisable on the date of termination. Following the death of a director or Key Employee, any awards held by such director or Key Employee shall be exercisable in full (whether or not so exercisable on the date of death, but subject to restrictions related to incentive stock options) and may be exercised within one year after the date of death. Upon termination of services or employment for any reason other than as set forth above, the rights of the terminated participant shall terminate at the time of such termination. Where an award agreement permits a participant to exercise an award following termination of service, the award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first.

      Transferability of Awards. Under the Plan, awards are transferable only by will or by the laws of decent and distribution. During the lifetimes of a participant, only he or she may exercise his or her awards.

      Adjustment and Substitution. The Plan provides for adjustments of the number of shares underlying the awards and their exercise price if a dividend or other distribution is declared upon the common stock payable in shares of common stock. In addition, the Plan provides for the substitution of the number and kind of shares underlying the awards under the Plan in the event that the outstanding shares of common stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of Ovation or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation. If any adjustment to the number of shares subject to the Plan requires the approval of stockholders then no such adjustment shall be made without the approval of the stockholders. In addition, the board may elect not to make or to revise an adjustment or substitution in certain cases where such adjustment or substitution shall affect the status of an incentive stock option.

      Amendment and Termination. The board may at any time amend, revoke or terminate the Plan. No award may be granted under the Plan subsequent to August 26, 2009. The board may not revoke or terminate any outstanding award and must obtain stockholders approval for (i) an increase in the total number of shares which may be issued or delivered under the plan, (ii) changes in the class of eligible directors or employee, or (iii) extend the periods during which awards may be granted. No amendment or termination shall, without the written consent of the holder of an award, adversely affect the rights of such holder with respect to his or her award. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code and the rules of any applicable stock exchange or national market system, we will obtain stockholder approval of any amendment to the Plan in such a manner and to such a degree as required.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of our outstanding capital stock as of October 10, 2005 by (1) each person known to us to be the beneficial owner of more than five percent of our common stock, (2) each of our directors or executive officers and (3) all directors and executive officers as a group.

      The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual shall have the right to acquire as of December 9, 2005, 60 days after October 10, 2005, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table. The address of officers and directors of Ovation is: c/o Ovation Products Corporation, 395 East Dunstable Road, Nashua, NH 03062. The business addresses of all other persons listed below are provided in footnotes to the table.

                   Name and Address                       Amount and Nature of
                  of Beneficial Owner                     Beneficial Ownership    Percent of Class
      --------------------------------------------------  --------------------    ----------------
      5% Stockholders:
      WMS Enterprises (1)...............................        1,351,195                13.3%
      S.J. Electro Systems, Inc. (2)....................        1,243,692                12.2%
      Nicholas Negroponte (3)...........................          742,414                 7.3%
      Abby Rockefeller (4)..............................          642,325                 6.3%
      Wistar Morris (5).................................          662,274                 6.5%
      Anthony Low-Beer (6)..............................          543,000                 5.3%
      GreenShift Corporation (7) .......................          750,000                 7.4%

      Directors and Executive Officers:

      William Zebuhr (8)................................          807,600                 7.9%
      Dr. Louis Padulo (9)..............................          185,802                 1.8%
      William Lockwood (10).............................          180,000                 1.8%
      Robert MacDonald (11).............................          222,826                 2.2%
      Frederick Becker (12).............................           91,500                  *
      Beverly Shaw (13).................................           21,000                  *
      Laurie Lewandowski (14)...........................        1,243,692                12.2%
      Nathan Fetting (14)...............................        1,243,692                12.2%
      Yiannis Monovoukas (15)...........................           39,000                  *
      Kevin Kreisler (7)................................          750,000                 7.4%
      Directors and Officers as a group (10 persons)....        3,541,420                34.8%

----------
*     Less than 1%

(1) The number of shares beneficially owned consists of 1,208,892 shares of our common stock issuable upon exercise of warrants and options to purchase shares of our common stock (which options and warrants are exercisable within 60 days of October 10, 2005). Wilfred M. Sherman possesses voting rights and control over shares issued to Wilfred M. Sherman, WMS Enterprises, and WMS Family Trust. Address: 285 Commandants Way, Chelsea, MA 02150.

(2) The number of shares beneficially owned includes warrants to purchase 36,000 shares of our common stock. Address: 22650 County Highway 6, P.O. Box 1708, Detroit Lakes, MN 56502.

(3) The number of shares beneficially owned includes 288,454 shares of our common stock which are directly beneficially owned by an investment fund managed by Mr. Negroponte. Address: MIT Media Lab, 20 Ames Street, Cambridge, MA 02139.

(4) Address: Rockefeller & Co., 30 Rockefeller Plaza, Room 6500, New York, NY 10112.

(5) The number of shares beneficially owned includes shares of our common stock issuable upon exercise of options and warrants to purchase an aggregate of 37,500 shares of our common stock (which options and warrants are exercisable within 60 days of October 10, 2005), 153,258 shares of common stock issued to a family-owned investment fund managed by Mr. Morris, and 108,258 shares which are beneficially owned by Mr. Morris' wife. Address: Boening & Scattergood, 4 Tower Bridge, 200 Bar Harbor Drive, Suite 300, W. Conshohocken, PA 19428.

(6) The number of shares beneficially owned includes 300,000 shares of common stock directly beneficially owned by an investment fund controlled by Mr. Low-Beer. Address: 45 Rockefeller Plaza, Suite 2570, New York, NY 10111.

(7) As of October 10, 2005, GreenShift Corporation is contractually committed to purchase an additional 300,000 shares of common stock over the next two months and, upon such time it will receive an additional 450,000 shares of common stock as a result of its election to convert warrants due to it upon purchase of the shares into common stock as part of the recapitalization transaction approved by our stockholders on September 30, 2005. Kevin Kreisler is the Chairman of the Board and Chief Executive Officer of GreenShift Corporation and may be deemed the beneficial owner of the shares directly beneficially owned by GreenShift Corporation

(8) The number of shares beneficially owned includes: shares of our common stock issuable upon the exercise of options to purchase 53,250 shares of our common stock (which options are exercisable within 60 days of October 10, 2005) and upon the exercise of options to purchase 3,150 shares of our common stock (which options are exercisable within 60 days of October 10, 2005), and 39,000 shares of common stock, both of which are directly beneficially owned by Mr. Zebuhr's wife.

(9) The number of shares beneficially owned includes shares of our common stock issuable upon exercise of options and warrants to purchase an aggregate of 21,000 shares of our common stock (which options and warrants are exercisable within 60 days of October 10, 2005), and 79,252 shares of common stock which are directly beneficially owned by Dr. Padulo's wife.

(10) The number of shares beneficially owned includes shares of our common stock issuable upon the exercise of options to purchase 54,000 shares of our common stock (which options are exercisable within 60 days of October 10, 2005).

(11) The number of shares beneficially owned consists of shares of our common stock issuable upon the exercise of options to purchase 154,126 shares of our common stock (which options are exercisable within 60 days of October 10, 2005).

(12) The number of shares beneficially owned consists of shares of our common stock issuable upon the exercise of options to purchase 91,500 shares of our common stock (which options are exercisable within 60 days of October 10, 2005).

(13) The number of shares beneficially owned includes shares of our common stock issuable upon the exercise of options to purchase 3,000 shares of our common stock (which options are exercisable within 60 days of October 10, 2005).

(14) Ms. Lewandowski and Mr. Fetting may be deemed to beneficially own the shares directly beneficially owned by SJE due to their positions as officers of SJE.

(15) The number of shares beneficially owned consists of shares of our common stock issuable upon the exercise of options to purchase 9,000 shares of our common stock (which options are exercisable within 60 days of October 10, 2005).

      Other than as set forth above, Ovation is not aware of any arrangements or voting agreements which may result in a change of control of Ovation.

                              SELLING STOCKHOLDERS

      We are registering for sale shares of our common stock held by the stockholders identified below. The following table sets forth:

      o     the name of the stockholders,

      o the number and percent of shares of our common stock that the stockholders beneficially own as of the date hereof,

      o the number of shares of our common stock that may be offered for sale for the account of the stockholders under this prospectus, and

      o the number and percent of shares of our common stock to be beneficially owned by the stockholders after the sale of shares hereunder.

      This table is prepared solely based on information supplied to us by the listed stockholders and public documents filed with the SEC. The applicable percentages of beneficial ownership are based on an aggregate of 10,176,569 shares of our common stock issued and outstanding on October 10, 2005, adjusted as may be required by rules promulgated by the SEC.

                                       Shares Beneficially Owned                      Shares Beneficially Owned
                                            Prior to Offering          Number of            After Offering
                                       -------------------------     Shares Being     -------------------------
Selling Stockholders                      Number        Percent         Offered          Number        Percent
--------------------                      ------        -------         -------          ------        -------
I Wistar Morris(1) ...............        662,274         6.5%           37,500          549,774         5.4%
Martha H. Morris(2) ..............        509,016         5.0%           37,500          434,016         4.3%
Eleventh Generation LP(3) ........        153,258         1.5%           37,500          115,758         1.1%
IRA FBO Phylis M Esposito Pershing
   LLC as Custodian ..............         75,000           *            75,000               --          --
Nicholas Negroponte(4) ...........        742,414         7.3%          150,000          592,414         5.8%
ALB Private Investments LLC(5)  ..        300,000         2.9%          300,000               --          --
Anthony Low Beer(5) ..............        543,000         5.3%          150,000           93,000           *
Garret G. Thunen and Carol Thunen         225,000         2.2%          225,000               --          --
John E. Sawosik ..................         66,000           *            37,500           28,500           *
SJE-Rhombus(6) ...................      1,243,692        12.2%           90,000        1,153,692        11.3%
Stephen H. Peck ..................         75,000           *            75,000               --          --
Roger J. Egan ....................         37,500           *            37,500               --          --
Yiannis Monovoukas(7) ............         39,000           *            30,000            9,000           *
Robert R. MacDonald(8) ...........        222,826         2.2%           37,500          185,326         1.8%
Telemark Seed Fund LP. ...........         91,500           *            37,500           54,000           *
William H. Zebuhr(9) .............        807,600         7.9%           75,000          717,600         7.1%
Warren E. Tolman .................        239,250         2.4%           75,000          164,250         1.6%
Robert P. Hauptfuhrer ............         75,000           *            75,000               --          --
David Campell ....................         15,000           *            15,000               --          --
William E. Lockwood(10) ..........        180,000         1.8%           30,000          150,000         1.5%
Christina L. McKinley(9) .........        807,600         7.9%           15,000          717,600         7.1%
Robert B. Padulo .................        126,558         1.2%           33,000           93,558           *
Joseph E. Padulo .................        115,641         1.1%           33,000           82,641           *
Anne Landfield and Richard J .....
   Messina Jr ....................         47,400           *            15,000           32,400           *
GreenShift Corporation (11) ......        750,000         7.4%          750,000               --          --

----------
*  less than 1%
(1) The number of shares beneficially owned includes shares of our common stock issuable upon exercise of options and warrants to purchase an aggregate of 37,500 shares of our common stock (which options and warrants are exercisable within 60 days of October 10, 2005), 153,258 shares of common stock issued to a family-owned investment fund managed by Mr. Morris (Eleventh Generation LP), and 108,258 shares which are beneficially owned by Mr. Morris' wife.
(2) The number of shares beneficially owned includes 400,758 shares held by I Wistar Morris, the husband of Ms. Morris.
(3) Eleventh Generation LP is managed by Mr. Morris.
(4) The number of shares beneficially owned includes 288,454 shares of our common stock which are directly beneficially owned by an investment fund managed by Mr. Negroponte.
(5) ALB Private Investments LLC is controlled by Mr. Low-Beer. The number of shares beneficially owned by Mr. Low-Beer includes the 300,000 shares of common stock directly beneficially owned by ALB Private Investments LLC.
(6) The number of shares beneficially owned includes warrants to purchase 36,000 shares of our common stock. S.J. Electro Systems, Inc. (doing business as SJE-Rhombus) is a strategic partner of Ovation (see "Certain Transactions and Relationships"). Ms. Laurie Lewandowski and Mr. Nathan Fetting who serve as our directors are officers of SJE-Rhombus.
(7) The number of shares beneficially owned consists of shares of our common stock issuable upon the exercise of options to purchase 9,000 shares of our common stock. Mr. Monovoukas is a director of Ovation.
(8) The number of shares beneficially owned consists of shares of our common stock issuable upon the exercise of options to purchase 154,126 shares of our common stock. Mr. MacDonald is the Chief Executive Officer and a director of Ovation.
(9) The number of shares beneficially owned includes 712,200 shares of our common stock beneficially owned by Mr. Zebuhr (including options to purchase 53,250 shares of our common stock) and 42,150 shares of our common stock beneficially owned by Ms. McKinley, the wife of Mr. Zebuhr (including options to purchase 3,150 shares of our common stock). Mr. Zebuhr is a founder, Chairman and a director of Ovation. Ms. McKinley is an employee of Ovation.
(10) The number of shares beneficially owned includes shares of our common stock issuable upon the exercise of options to purchase 54,000 shares of our common stock. Mr. Lockwood is our Chief Operating Officer, President and a director.
(11) GreenShift Corporation and its affiliates entered into several agreements with Ovation during August 2005 (see "Certain Transactions and Relationships"). As of October 10, 2005, GreenShift Corporation is contractually committed to purchase an additional 300,000 shares of common stock over the next two months and, upon such time it will receive an additional 450,000 shares of common stock as a result of its election to convert warrants due to it upon purchase of the shares into common stock as part of the recapitalization transaction approved by our stockholders on September 30, 2005. Kevin Kreisler, who is a director of Ovation, is the Chairman of the Board and Chief Executive Officer of GreenShift Corporation.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Our common stock is not currently traded on any stock exchange or electronic quotation system.

      We have 40,000,000 authorized shares of common stock and 10,000,000 authorized shares of preferred stock. As of October 10, 2005, the Company had a total of 10,176,569 shares of common stock outstanding and outstanding warrant/options to purchase common stock totaling 2,584,344. There are no shares of preferred stock oustanding. Please see "Description of Securities" for a description of our outstanding capital stock and outstanding options and warrants to purchase our common stock.

      There has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or an expectation that such sales may occur, could adversely affect prevailing market prices.

Rule 144

      In general, under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), as in effect on the date of this filing, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

      o 1% of the number of shares of our common stock then outstanding, which will equal approximately 101,766 shares of our common stock; or

      o the average weekly trading volume of our common stock, if and when our common stock is traded on the OTC Bulletin Board, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

      Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us for at least 90 days. A total of 6,867,737 shares of our common stock will qualify for resale under Rule 144.

Rule 144(k)

      Under Rule 144(k) under the Securities Act as in effect on the date of this registration statement, a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 144(k), 1,084,026 shares of our common stock will qualify for resale under Rule 144(k) beginning on the date of this registration statement and 1,167,198 shares will qualify for resale under Rule 144(k) within 180 days of the date of this registration statement.

Rule 701

      Rule 701 under the Securities Act, as in effect on the date of this filing, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701.

Dividend Policy

      Our payment of dividends, if any, in the future rests within the discretion of the board of directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have never paid or declared a dividend on our capital stock, and due to our anticipated financial needs and future plans, we do not contemplate paying any dividends upon our capital stock in the foreseeable future.

Holders of Record

      As of October 10, 2005 we had 109 holders of record of our common stock.

Registration Rights

      The holders of 8,285,666 shares of our capital stock and warrants to purchase 1,178,892 shares of our capital stock are entitled to rights with respect to the registration of their shares under the Securities Act. Beneficial owners of 6,379,655 shares of our capital stock are listed herein as selling stockholders. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our capital stock if and when it were to begin trading on the OTC Bulletin Board.

Stock Options

      We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under our 1999 Stock Option Plan. Shares registered under the registration statement will be available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates, and subject to any vesting restrictions applicable to these shares.

      The following table sets forth information concerning the shares of common stock that may be issued upon exercise of outstanding options under all of Ovation's equity compensation plans as of the date of this filing.

--------------------------------------------------------------------------------------------------------------------
                                                                                             Number of securities
                                                                                            remaining available for
                                                                                             future issuance under
                                Number of securities to be                                 equity compensation plans
                                  issued upon exercise of     Weighted-average exercise      (excluding securities
                                outstanding options options      price of outstanding        reflected in column(a))
--------------------------------------------------------------------------------------------------------------------
Equity compensation plans                1,309,452                      $1.72                       37,548
approved by stockholders
--------------------------------------------------------------------------------------------------------------------
Equity compensation plans not               N/A                          N/A                          N/A
approved by stockholders
--------------------------------------------------------------------------------------------------------------------
            Total                        1,309,452                      $1.72                       37,548
--------------------------------------------------------------------------------------------------------------------

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

Lease Agreements

      In November 2004, the Company and William Zebuhr, our founder and Chairman, entered into a lease, which remains in effect until November 2006, for the lease of the 3,000 square feet of combined laboratory, research and development, prototype manufacturing and office space which comprises our main facility. Pursuant to the terms of the lease, we pay Mr. Zebuhr $2,500 per month. We also rent 1,950 square feet of manufacturing space in Nashua, New Hampshire, which was rented from a third party commencing in November 2003 for a monthly rate of $700, and is rented on a month-to-month basis. The Company believes that the lease terms are as favorable to the Company as would be available from an unaffiliated party.

WMS Enterprises

      In August 1997, we entered into a series of agreements with WMS including a Debenture Purchase Agreement, a License Agreement, and a Distribution Agreement. The Debenture Purchase Agreement provided for the purchase of $180,000 aggregate principal amount of convertible debentures, which was funded $40,000 at closing and monthly amounts of $20,000 in the following seven months. The WMS Convertible Debentures were convertible, at WMS' option, into shares of our common stock at a conversion price of $0.83 per share, subject to adjustments. Any outstanding WMS Convertible Debentures would automatically be converted into shares of common stock at the conversion price upon the consummation of a public offering raising at least $2,000,000 in proceeds. WMS also was granted the right of first offer to purchase, pro rata, a portion of any new securities that we may propose to issue and sell. WMS' pro rata share of new securities is calculated as WMS' total owned or issuable stock holdings as a percentage of the Company's total outstanding equity securities. This right expired 30 days after execution of the agreement. The WMS Convertible Debentures carried an interest rate of prime plus one percent (1%) (6.25% at December 31, 2004) per annum, payable quarterly. Amounts outstanding on the WMS Convertible Debentures at December 31, 2003 and 2004 were $60,000 and $0, respectively.

      In September 2000, we reached an agreement with WMS to convert all outstanding accrued interest on the WMS Convertible Debentures into a demand note which carried an interest rate of prime plus one percent (1%) (6.25% at December 31, 2004) payable monthly with an additional 5% due upon default of monthly payments. In conjunction with this agreement, we issued certain warrants to purchase shares of our common stock. In addition, all future interest accruing on the WMS Convertible Debentures and the WMS Demand Note would be satisfied monthly by the issuance of a promissory note for the interest due, plus a warrant to purchase the same dollar amount of common stock at the lower of the then market price or $2.50. We also issued additional WMS Demand Notes on these same terms for amounts due to WMS for interest and an initial installment provided in 2001 and 2002 totaling $60,000 and $20,020, respectively. In 2003, WMS advanced us $160,000 in additional WMS Demand Notes and converted the $60,000 WMS Convertible Debenture that came due in 2003 into a WMS Demand Note.

      In conjunction with the issuance of the WMS Demand Notes, the Company issued WMS common stock purchase warrants with a fair value of $193,263 which were recorded as a discount on the WMS Demand Notes.

      Interest expense on the WMS Convertible Debentures and WMS Demand Notes for the six months ended June 30, 2005, was $18,542.

      In June 2004, we renegotiated our outstanding 1997 Debenture Purchase Distribution and License Agreements with WMS, consolidating the two into an Amended and Restated Debt Agreement and a Restated License Agreement. Pursuant to the Debt Agreement, the outstanding WMS Convertible Debentures and WMS Demand Notes were consolidated into a single note and all warrants previously issued to WMS and all contractual rights to purchase shares of our common stock that WMS previously enjoyed (related to the WMS Convertible Debentures) were replaced by two new warrants. Additionally, and as part of the new Debt Agreement, WMS purchased $100,000 in shares of our Series C Preferred Stock (which have now been converted into common stock). The Debt Agreement contains multiple covenants, including a negative covenant restricting our ability to enter into any transaction selling or transferring more than fifty percent (50%) of our common stock, unless all debt owed to WMS is repaid at the closing. Upon an event of default, the debt balances outstanding shall become due and payable immediately. The Debt Agreement provides WMS with a right of first offer to purchase a pro rata portion of securities we may offer in the future, subject to certain exceptions (including an initial public offering). The amounts due under the Debt Agreement carry an interest rate of prime plus 1% (6.25% at December 31, 2004) and are due January 2, 2005 with six possible six month extensions, each at our option. Each extension would require us to issue WMS a warrant to purchase 150,000 shares of common stock at $1.67 per share. At December 31, 2004, we issued WMS additional warrants to purchase 150,000 shares of common stock for the first possible loan extension, extending the maturity date to July 2005, as well as warrants to purchase 45,000 shares of common stock for a prior loan extension past December 31, 2003. In conjunction with the Debt Agreement, the warrants previously issued to WMS totaling 289,458 shares exercisable at $1.67 per share and the rights to purchase shares under the WMS Convertible Debentures were exchanged for two warrants to purchase an aggregate of 216,000 and 512,892 shares of our common stock exercisable at $0.83 and $1.67 per share, respectively. The warrants each have a term of ten years and provide that in the event of certain issuances of securities by Ovation at a price per share lower than the exercise price of the warrants, the exercise price of the warrants shall be adjusted to reflect such lower purchase price. Because the warrants were issued in conjunction with the debt consolidation and extension, the relative fair value of the warrants, $322,106, was recorded as additional paid-in capital and a debt discount on the Note Payable. The total discount is being amortized to interest expense over the term of the Debt Agreement. For the six months ended June 30, 2005, there was no non-cash interest expense related to the amortization of these discounts.

      In March 2005, Ovation exercised its second of five six-month extensions on the WMS Note Payable, extending the maturity date to January 2006. In exchange for the extension, Ovation issued to WMS a warrant to purchase 150,000 shares of common stock at $1.67 per share with a term of ten years. The fair value of the warrant was recorded as non-cash interest expense at March 31, 2005 in the amount of $196,892.

      In September 2005, Ovation exercised its third of five six-month extensions on the WMS Note Payable, extending the maturity date to July 2006. In exchange for the extension, Ovation issued to WMS a warrant to purchase 150,000 shares of common stock at $1.67 per share with a term of ten years. The fair value of the warrant was recorded as non-cash interest expense at September 30, 2005 in the amount of $196,202.

      The warrants issued to WMS upon extension of the maturity date are in the same form of the warrants initially issued to WMS in June 2004 and also provide that in the event of certain issuances of securities by Ovation at a price per share lower than the exercise price of the warrants, the exercise price of the warrants shall be adjusted to reflect such lower purchase price.

      Amounts outstanding on the Demand Notes at December 31, 2004 and June 30, 2005 were $478,535. The Note Payable has been classified as a current liability as it is due to mature within a year.

      The Revised License grants WMS a license to manufacture, use, market, distribute and/or sell a counter-top version of our Clean Water Appliance. It also grants WMS the right to sublicense the sale, distribution and manufacture of counter-top distillers that incorporate our distillation technology, subject only to the Company's review and approval, which shall not be unreasonably withheld. The Revised License provides exclusivity in the United States, Canada, and Mexico so long as WMS pays the Company certain minimum royalties. In addition, WMS agrees to pay royalties to the Company on product sales, subject to minimum royalty payments. Sales by sublicensees will render the same royalty payments as though the sales were made directly by WMS. In order to maintain the exclusivity of the Revised License, WMS must pay the Company minimum royalties equal to $50,000 for the first year of production and distribution, and amounts increasing $25,000 per year for each subsequent year up to a maximum of $200,000 per year. Should these royalties not be paid within 45 days of the end of each annual period, Ovation will have the option to convert the license to a non-exclusive status. Additionally, WMS will pay the Company royalties as a percentage of total product sales, payable quarterly and based on total payments made to WMS by its customers. The royalty percentages are tiered based on sales volume; WMS will pay Ovation 6%, 5%, and 4% for the first $20 million, the next $50 million, and sales over $70 million, respectively, in sales per year. The quarterly royalty payments are due within 45 days of quarter-end, subject to termination of the License by Ovation if WMS fails to make a payment more than two times in one year. After an initial five-year term starting from date of first commercial shipment, the Revised License will be automatically renewed annually thereafter, and may be terminated upon six months written notice by the Company if WMS fails to attain certain sales targets or royalty levels, or by WMS if the Revised License is rendered non-exclusive. Prior to December 31, 2005, WMS may terminate the Revised License on 30 days' prior written notice and upon such termination, the Company will issue WMS a five-year warrant to purchase 90,000 shares of the Company's common stock at an exercise price of $1.67 per share. Should the Company provide licensing to any other third party during the term of the Revised License, it will be deemed to have provided WMS a like license, except that WMS would not be obligated to pay any engineering or reimbursement costs that the original license may contemplate.

      The Distribution Agreement provided for the supply of product by the Company at least as favorable as the best discount rate offered by the Company to any of its customers. The Distribution Agreement shall run for an initial five-year term commencing on the date of first product manufacture. Thereafter, the Distribution Agreement shall be renewable for three successive five-year periods unless terminated at the sole discretion of WMS prior to the end of the then-current period.

S.J. Electro Systems, Inc.

      Laurie Lewandowski, who is Chief Executive Officer of SJE, and Nathan Fetting, who is Chief Financial Officer of SJE, are directors of Ovation.

      In conjunction with the issuance of 480,000 shares of Series A Preferred Stock for proceeds of $1,800,000 on December 29, 2000, payable in twelve consecutive monthly installments of $150,000, the Company entered a Strategic Alliance Agreement (the "Agreement") with SJE, an international distributor of septic system appliances, to develop, market, sell and distribute the Company's distillation technology. Ovation will be responsible for the design, development, and testing of the distillation technology to be included in a septic device, and SJE will be responsible for the external testing, development and sale of a standard control panel for the resulting septic device, as well as marketing, sales and distribution of the septic device itself. The two companies will form a task force to manage the project and track project expenditures and revenues. At the end of each calendar year, the task force will finalize an annual business plan of the alliance for the following year, which includes targeted geographic markets, product development activities, sales objectives, expense budget, planned financial statements, pricing policies, planned distribution, and critical issues and strategies. At the end of each fiscal year, the task force also will finalize a three-year plan, which includes each item specified in the annual business plan. After the signing of the Agreement and until the end of the quarter which is immediately prior to the first quarter in which the alliance realizes a net profit, the companies will receive reimbursement for all expenditures properly incurred by either party to perform its responsibilities relating to the alliance and which is approved by the task force, including, but not limited to, the detailed itemization of proper expenditures set forth in the Agreement. Reimbursements are distributed as a proportion of the project revenues equal to the total project expenditures incurred by a party divided by the total project expenditures incurred by both parties. Due to prolonged cash constraints and consequent delays in production, this process has not yet been executed. For each fiscal quarter that project revenues result in a profit, the companies will share the profit 50% each. As part of the Agreement, the Company granted an exclusive license to SJE in its intellectual property for use in certain septic appliances. Under the Agreement, SJE will be responsible for developing and maintaining market channels for products incorporating Ovation's distillation technology. As part of the agreement, the Company granted SJE with exclusive distribution rights in the United States, Canada, and Mexico. The exclusivity term shall commence on the date that both parties agree in writing that sales of commercial quantities of product are initially made, and terminates on the later of the 7th anniversary of the commencement date or the date that SJE received a total of $50 million in profit-sharing. In no event shall the termination date exceed the 10th anniversary of the commencement date. The Agreement shall terminate upon the earlier of the exclusivity termination within the distribution rights terms or the termination of the distribution rights term. Contemporaneous with the Agreement, the Company signed a License Agreement with SJE, which provided for payment of royalties to the Company equal to 5% of all products sold by SJE.

      In conjunction with the Agreement with SJE, the Company agreed to pay WMS, in exchange for WMS waiving its exclusive worldwide marketing rights, 4% of any cash or other consideration received from SJE up to a total payment of $450,000. At the option of WMS, this payment may be made in cash, common stock or notes payable and warrants to purchase common stock. If the payment method selected by WMS includes warrants, the number of warrants issued will be calculated by dividing the amount due by the then current market value of the Company's common stock. WMS elected the receipt of long term notes with accompanying warrants to purchase the Company's common stock at $1.67 per share. The warrants expire on the later of January 2, 2003 or three years from date of issuance. At December 31, 2003, these warrants totaled 48,012 shares at $1.67 per share, and have been recorded at fair value using the Black-Scholes option-pricing model assumptions. The resulting compensation expense of $25,864 was recorded to additional paid in capital in 2002 and 2001.

      The agreement appended a forecast that estimated growing to 37,500 units in 2008 with unit selling costs of $3,200 to $2,750 and unit manufacturing costs starting at $1,864 and dropping to $574. As of the date of this filing the Company has not sold any units due to lack of funding to finish development, and also due to the Clean Water Appliance going through design iterations to increase reliability, increase output and reduce cost.

      On June 1, 2005, the Company secured a loan in the amount of $60,000 with SJE to fund ongoing operational expenses. Under the terms of the SJE Loan, Ovation has agreed to repay the principal amount of the loan on or before June 1, 2006. Interest will accrue and compound monthly at the Prime Rate plus 1% and will be payable to SJE on a monthly basis. The SJE Loan is subject to customary terms and conditions, including acceleration and penalty interest of 7% above the Interest Rate in the event of certain defaults or events of nonpayment. In conjunction with the loan, SJE received a warrant to purchase up to 36,000 shares of Ovation's common stock at $1.67 per share. The warrant has a term of ten years. Because the warrant was issued in conjunction with the debt, the relative fair value of the warrants, $26,243, was recorded as additional paid-in capital and a debt discount on the SJE Loan. The total discount is being amortized to interest expense over the term of the loan. For the three month period ended June 30, 2005, non-cash interest expense related to the amortization of this discount was $2,186. In August 2005, SJE converted the SJE Loan into equity and received 36,000 shares of common stock and warrants to purchase 72,000 shares of common stock. SJE elected to convert its warrants to purchase 72,000 shares of common stock into 54,000 shares of common stock as part of the recapitalization transaction approved by our stockholders on September 30, 2005. The debt discount was fully amortized at August 31, 2005.

Alexandros Partners LLC

      On April 1, 2002, the Company entered a consulting agreement with Alexandros Partners LLC ("Alexandros"). Alexandros was retained to provide services as advisors to the Company with respect to proposed capital financings as well as other financial management services, and the agreement was to continue until completion of a financing, but no later than April 1, 2003. Upon the initial closing of a financing, the Company is required to pay Alexandros $50,000 in cash, and issue Alexandros a warrant to purchase 60,000 shares of the Company's common stock. The warrant will have a five-year life at an exercise price equal to the price per share of the securities issued at the initial closing of the financing. Under the consulting agreement, the Company issued Alexandros a warrant to purchase 60,000 shares of the Company's common stock, which resulted in a charge of $60,184 to general and administrative expenses in July 2002. In lieu of the $50,000 cash payment, the Company issued Alexandros 30,000 shares of its Series B-1 Preferred Stock.

      On July 7, 2004, and after the expiration of the initial agreement, the Company entered into a second consulting agreement with Alexandros. The term of the agreement will expire upon the earlier of completion of a financing or July 7, 2005. Upon execution of the agreement, the Company paid Alexandros $22,000, and upon closing of either (1) a financing in an amount of at least $1 million, or (2) the execution of a transaction (defined as "any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with that of another party"), the Company will pay it's option of either (a) $50,000 in cash, or (b) shares of the Company's or its successor's common stock calculated as $50,000 divided by the purchase price per share of common stock issued in the financing. In addition, within 30 days of the financing, the Company will issue a warrant for 150,000 shares of common stock. The warrant will provide for full ratchet anti-dilution and will be exercisable at any time for a period of seven years at an exercise price equal to the purchase price per share of common stock issued in the financing. The number of shares under the warrant will be adjusted to reflect certain instances of stock splits, recapitalizations, or dividends that may occur during the term of the warrant. The warrant will become fully exercisable upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or upon the closing or completion of any transaction. The Company will be obligated to provide the compensation outlined above for a financing or a transaction, as defined, but not for both and only for the first to occur.

      On July 7, 2005, and after the expiration of the second consulting agreement, the Company entered into a third consulting agreement with Alexandros. The term of the agreement will expire upon the earlier of completion of a financing or July 7, 2006. Upon execution of the agreement, the Company paid Alexandros $25,000. Upon closing of one or more financings after August 1, 2005 raising an aggregate amount of at least $500,000, the Company, at Alexandros' option, will either (a) pay $50,000 in cash, or (b) issue a number of shares of common stock equal to the quotient of $50,000 divided by the purchase price per share of common stock issued in the financing. In addition, within 30 days of the financing, the Company will issue a warrant for 150,000 shares of common stock. For any investor introduced to the Company by Alexandros, Alexandros will receive (a) a cash payment equal to 5% of the gross proceeds to the Company from the investor and (b) a number of warrants equal to 5% of the number of shares of the Company's capital stock purchased by the investor. The warrant will be exercisable at any time for a period of ten years at an exercise price equal to the purchase price per share of common stock issued in the financing. The number of shares under the warrant will be adjusted to reflect certain instances of stock splits, recapitalizations, or dividends that may occur during the term of the warrant. The Company will be obligated to provide the compensation outlined above for a financing or a transaction, as defined, but not for both and only for the first to occur. As of the date hereof, we are committed to pay Alexandros $50,000 in cash and to issue Alexandros a warrant to purchase 150,000 shares of our common stock.

GreenShift Corporation

      Kevin Kreisler, who is the Chairman of the Board and Chief Executive Officer of GreenShift Corporation, is a director of Ovation.

      On August 8, 2005, Ovation entered into a letter agreement with INSEQ Corporation, an affiliate corporation of GreenShift Corporation (OTC Bulletin
Board: "GSHF"). GreenShift Corporation agreed on August 6, 2005, to purchase 600,000 shares of our common stock over a four month period beginning on August 30, 2005, for an aggregate purchase price of $1 million, and in conjunction therewith, to receive warrants to purchase 1,200,000 shares of common stock at a price of $2.00 per share.

      The letter agreement provides, among other things, that in the event that we desire to contract with outside contractors to manufacture our Clean Water Appliances, our proprietary compact stand-alone distiller units, or certain components of our Clear Water Appliances, we will be required to engage INSEQ to manufacture the units or components if the terms of its proposal are at least as commercially favorable to us as any competing proposal we receive. The letter agreement further provides that INSEQ will provide us with certain prototype manufacturing services at cost. The right of first refusal granted to INSEQ will terminate on December 31, 2007.

      On August 9, 2005, we entered into a license agreement with GreenShift Industrial, a wholly-owned subsidiary of GreenShift Corporation. GreenShift Industrial focuses on the engineering and marketing of environmentally sensitive innovations and processes that enhance manufacturing efficiencies, improve resource utilization and minimize waste.

      Under the license agreement, we agreed to grant GreenShift Industrial certain exclusive and non-exclusive licenses to use our new patented and patent-pending implementations of a vapor compression water distillate process and our Clean Water Appliance for certain applications of GreenShift Industrial identified in the agreement.

      Pursuant to the license agreement, GreenShift Industrial may develop, invent, make or have made, use, promote, distribute, sell and sublicense the Technology and any development or improvements thereto for the applications detailed in the agreement. The right to sublicense the Technology is limited to sublicenses to "portfolio companies" and affiliates of GreenShift Corporation and only for so long as they remain portfolio companies and affiliates. The term "portfolio companies" is defined in the license agreement to include GreenShift Corporation and any company in which GreenShift Industrial or GreenShift Corporation owns more than 15% of the outstanding equity interests. In addition, we have retained the right to directly sell products and/or provide services to third parties for the applications of GreenShift Industrial that are subject to the exclusive license, and we may enter into certain license or distribution agreements with third parties in connection with these applications, provided that in both cases, we will pay GreenShift Industrial royalty fees.

      In consideration of the licenses granted, GreenShift Industrial agreed to pay Ovation a royalty fee equal to 1% of service revenues or product sale revenues, or 20% of license revenue deriving from the use or license by GreenShift Industrial of the Technology and any development of and improvements to the Technology. The license agreement further provides for an additional license fee if GreenShift Industrial manufactures related equipment at its own expense. We also have a right of first refusal to engineer units based on the licenses for GreenShift Industrial. GreenShift Industrial is obligated to remit royalty fees under the agreement when cash flow permits but no less frequently than annually.

      Under the license agreement, title and ownership of the Technology is retained by Ovation. GreenShift Industrial has agreed to protect and maintain the confidentiality of the information related to the Technology for the term of the agreement and five years thereafter.

      The license agreement has a five year term unless terminated earlier pursuant to its terms, including at any time at the sole discretion of GreenShift Industrial. Ovation may terminate the license with respect to each application of GreenShift Industrial set forth in the agreement, upon at least 90 days prior notice, if during 2008 or any year thereafter GreenShift fails to generate more than $100,000 in revenue from such application deriving from the use of the Technology.

                            DESCRIPTION OF SECURITIES

      We have 40,000,000 authorized shares of common stock and 10,000,000 authorized shares of preferred stock. Of the 40,000,000 authorized shares of common stock, as of October 10, 2005, we have 10,176,569 outstanding shares of common stock, as well as outstanding warrants and options to purchase additional shares of common stock as discussed below. We have no outstanding shares of preferred stock. The following description of capital stock of the Company is qualified in its entirety by reference to the Company's Third Amended and Restated Certificate of Incorporation, which is filed as an exhibit to this registration statement.

General

      The holders of our common stock do not have preemptive, subscription or conversion rights and do not enjoy any redemption or sinking fund provisions applicable thereto; and are entitled to one vote per share on all matters on which stockholders may vote at all meetings of stockholders. All shares of our common stock now outstanding are fully paid and nonassessable.

      The holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors of our Company if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors.

      Our payment of dividends, if any, in the future rests within the discretion of the board of directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have never paid or declared a dividend on our capital stock, and due to our anticipated financial needs and future plans, we do not contemplate paying any dividends upon our capital stock in the foreseeable future.

      Our board of directors will have the power to issue the shares of preferred stock from time to time in one or more series and fix the designations, preferences, conversion rights or other rights, including voting rights, and the qualifications, limitations or restrictions thereof, without further action by our stockholders, except as may be required by applicable law or pursuant to the requirements of any exchange upon which our securities are then trading. At this time, we have no specific agreements, commitments or plans for the issuance of shares of preferred stock, although opportunities for issuance could arise at any time.

      Under a Third Amended and Restated Investor Rights Agreement, stockholders who held shares of our preferred stock have certain "piggyback" registration rights on any registration statement filed by us, except for registration statements on Forms S-4 or S-8.

Recent Recapitalization

      On September 30, 2005, we held a special meeting of stockholders in which, among other things, our stockholders were requested to approve an important recapitalization transaction intended to simplify Ovation's capital structure. The definitive proxy statement for the Special Meeting, as amended, was filed with the SEC on September 13, 2005.

      At the special meeting, the conversion of our Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock into common stock at the following ratios was approved by the holders of each respective series voting separately (the "Common Stock Conversion"):

      o Series A Preferred Stock into common stock at a ratio of five shares of preferred stock to seven shares of common stock;

      o Series B Preferred Stock into common stock at a ratio of five shares of preferred stock to six shares of common stock;

      o Series B-1 Preferred Stock into common stock at a ratio of five shares of preferred stock to six shares of common stock; and

      o Series C Preferred Stock into common stock at a ratio of five shares of preferred stock to eight shares of common stock.

      Upon conversion of the Series A Preferred Stock, holders of the Series A Preferred Stock received an additional aggregate amount of 301,332 shares of common stock as a result of the application of an anti-dilution protection applicable to the Series A Preferred Stock.

      In addition, each of the following matters was approved at the special meeting by a vote of the holders of our common stock and preferred stock voting together:

      o Issuance of additional shares of common stock in order to effectuate the Common Stock Conversion;

      o     A three-for-one stock split of the common stock.

      o     Amendments to Ovation's certificate of incorporation to:

      o     effect the three-for-one stock split;

      o reduce the par value of the common stock and the preferred stock to $0.01 per share;

      o     eliminate the designation of the four series of preferred stock;

      o increase the authorized number of shares of common stock to 40,000,000 shares;

      o increase the authorized number of shares of preferred stock to 10,000,000 shares; and

      o     provide for undesignated shares of preferred stock.

      Immediately after the approval of the matters stated above, Ovation filed its Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

      In connection with the Common Stock Conversion, Ovation offered the holders of its Series C Warrants, the William M. Sherman Enterprises Warrants and certain warrants issued in connection with the Private Placement (the "Private Placement Warrants") the opportunity to exchange their warrants for common stock as more fully described in the Proxy Statement. All the holders of the Series C Warrants and of the Private Placement Warrants elected to exchange their warrants for common stock and none of the holders of the William M. Sherman Enterprises Warrants elected to exchange their warrants for common stock.

      As a result of the Common Stock Conversion and the amendments to our certificate of corporation approved on September 30, 2005, the preferential rights of the preferred stock, the designations of the four series of preferred stock and the right of first refusal and co-sale rights under Ovation's Third Amended and Restated First Refusal and Co-Sale Agreement were all eliminated.

Stock Options and Warrants

      As of October 10, 2005, we had outstanding options to purchase up to 1,309,452 shares of common stock granted under our 1999 Stock Option Plan, and an additional 37,548 shares available under the plan for future grants of stock options.

      As of October 10, 2005, we had outstanding warrants to purchase 1,058,892 shares of common stock at $1.67 per share and warrants to purchase 216,000 shares of common stock at $0.83 per shares.

                              PLAN OF DISTRIBUTION

      This prospectus covers the sale of common stock by the selling stockholders. As used in this section, "selling stockholders" include donees, pledgees, transferees or other successors in interest selling shares received from a selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale related transfer. Any distribution of any of the securities held by the selling stockholders in interest may be effected from time to time in one or more of the following transactions:

      o to underwriters who will acquire securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may change from time to time);

      o through brokers, acting as principal or agent, in transactions (which may involve block transactions) on such market or exchange on which the securities are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

      o directly or through brokers or agents in private sales at negotiated prices;

      o through put or call options transactions relating to the common stock, or through short sales of common stock at market prices prevailing at the time of sale or at negotiated prices; or

      o     by any other legally available means.

      We will not receive any proceeds from the sale of the common stock. The aggregate proceeds to the selling stockholders from the securities offered hereby will be the offering price less applicable commissions or discounts, if any. We do not know if the selling stockholders will sell any of the securities offered hereby.

      The selling stockholders and such underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered "underwriters" as that term is defined in the Securities Act. The selling stockholders will be subject to the prospectus delivery requirements because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase such securities as agents for others or as principals for their own account (compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders will pay any sales commissions or similar selling expenses applicable to the sale of common stock. A portion of any proceeds of sales and discounts, commissions or other sellers' compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

      Selling stockholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

      Pursuant to applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") any person engaged in the distribution of the securities offered hereby may not simultaneously engage in market activities for the common stock for a period of five business days prior to the commencement of such distribution. In addition, each selling stockholder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market activities for the common stock.

      At the time a particular offering of securities is made, to the extent required, a prospectus supplement will be distributed which will set forth the following:

      o the number of securities being offered and the terms of the offering, including the purchase price or the public offering price;

      o the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the selling stockholders;

      o any discounts, commissions and other items constituting compensation from the selling stockholders; and

      o any discounts, commissions or concessions allowed or reallowed or paid to dealers.

      The Third Amended and Restated Investor Rights Agreement and the stock purchase agreements relating to the Private Placement has certain reciprocal indemnification provisions between us and each selling stockholder to indemnify each other against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact.

      In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied.

      We have agreed that we will bear all costs, expenses and fees in connection with the registration or qualification of the common stock under federal and state securities laws.

                                  LEGAL MATTERS

      The legality of the shares of common stock offered hereby will be passed upon for the Company by Morrison & Foerster LLP.

                                     EXPERTS

      Wolf & Company, P.C. have audited our financial statements as of December 31, 2003 and 2004, for each of the two years in the period ended December 31, 2004 and for the period from March 1, 1996 (Inception) to December 31, 2004, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Wolf & Company, P.C.'s report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      The Company has filed with the SEC a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of common stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Company is a reporting company and files periodic reports electronically with the SEC as required under the Exchange Act. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Washington, D.C. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC.

    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

      Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant's certificate of incorporation provides that the personal liability of the directors of the Company shall be eliminated to the fullest extent permitted by law.

      Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Pursuant to our Third Amended and Restated Certificate of Incorporation, we are authorized to indemnify, and advance expenses to, our directors and officers to the fullest extent permitted by law. This description of our Third Amended and Restated Certificate of Incorporation is qualified in its entirety by reference to our Third Amended and Restated Certificate of Incorporation.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                          OVATION PRODUCTS CORPORATION

                          (a development stage company)

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                               Page
Report of Independent Registered Public Accounting Firm and Financial Statements
     of Ovation Products Corporation for the Years Ended December 31, 2004 and
     2003 and for the Period From March 1, 1996 (Inception) to December 31, 2004

     Report of Independent Registered Public Accounting Firm....................................................F-2

     Balance Sheets as of December 31, 2004 and 2003............................................................F-3

     Statements of Loss for the years ended December 31, 2004 and 2003 and the period from March 1,
          1996 (inception) to December 31, 2004.................................................................F-4

     Statements of Changes in Stockholders' Equity (Deficit) for the period from March 1, 1996
          (inception) to December 31, 2004......................................................................F-5

     Statements of Cash Flows for the years ended December 31, 2004 and 2003, and the period from
          March 1, 1996 (inception)  to December 31, 2004 ......................................................F-9

     Notes to Financial Statements.............................................................................F-10

Unaudited Interim Financial Statements of Ovation Products Corporation for the
     Three Months Ended June 30, 2005 and 2004 and for the Period From March 1,
     1996 (Inception) to June 30, 2005

     Balance Sheets as of June 30, 2005 (unaudited) and December 31, 2004......................................F-41

     Statements of Loss for the three and six months ended June 30, 2005 and 2004 and the period from
          March 1, 1996 (inception) to June 30, 2005 (unaudited)...............................................F-42

     Statements of Changes in Stockholders' Equity (Deficit) for the period from March 1, 1996
          (inception) to June 30, 2005 (unaudited).............................................................F-43

     Statements of Cash Flows for the three and six months ended June 30, 2005 and 2004, and the period from March 1, 1996 (inception) to June 30, 2005 (unaudited)....................................F-47

      Notes to Financial Statements (unaudited)................................................................F-49

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            AND FINANCIAL STATEMENTS OF OVATION PRODUCTS CORPORATION
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
     AND FOR THE PERIOD FROM MARCH 1, 1996 (INCEPTION) TO DECEMBER 31, 2004

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Ovation Products Corporation
Nashua, New Hampshire

We have audited the accompanying balance sheets of Ovation Products Corporation (a corporation in the development stage) as of December 31, 2004 and 2003 and the related statements of loss, changes in stockholders' equity (deficit) and cash flows for the years then ended and for the cumulative period from inception (March 1, 1996) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ovation Products Corporation as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended and for the cumulative period from inception (March 1, 1996) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is a development stage enterprise and has suffered recurring losses from operations since inception, a working capital deficit and stockholders' deficit and will need to obtain additional funding or alternative means of financial support or both in order to continue as a going concern. These factors raise substantial doubt concerning the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
February 20, 2005, except for Note 16
 as to which the date is October 17, 2005

                          OVATION PRODUCTS CORPORATION
                          (A Development Stage Company)
                                 BALANCE SHEETS

                      ASSETS

                                                                                  December 31,
                                                                           ----------------------------
                                                                               2004            2003
                                                                           ------------    ------------
Current assets:
   Cash and cash equivalents                                               $    186,681    $    286,546
   Other receivable                                                                  --          30,000
   Prepaid expenses                                                              45,119           5,000
                                                                           ------------    ------------
      Total current assets                                                      231,800         321,546
                                                                           ------------    ------------

Property and equipment, net of accumulated depreciation                          12,967          10,748
                                                                           ------------    ------------

Other assets:
   Patents, net of accumulated amortization                                     308,565         322,249
                                                                           ------------    ------------

      Total assets                                                         $    553,332    $    654,543
                                                                           ============    ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Accounts payable                                                        $    484,288    $    380,741
   Accrued expenses                                                             126,883         110,653
   Note payable                                                                 478,535              --
   Bridge notes payable, net of discount                                             --         698,775
   Customer deposits                                                             80,000          80,000
                                                                           ------------    ------------
      Total current liabilities                                               1,169,706       1,270,169

Long-term liabilities:
   Convertible debentures                                                            --          60,000
                                                                                                340,019
   Notes payable, net of discount                                                    --              --
                                                                           ------------    ------------
      Total liabilities                                                       1,169,706       1,670,188
                                                                           ------------    ------------

Commitments

Stockholders' deficit:
   Series A Preferred Stock, $1.00 par value; 200,000 shares authorized;
     160,000 shares issued and outstanding; (preference
     in liquidation of $378,270 at December 31, 2004)                         1,746,968       1,746,968
   Series B Preferred Stock, $1.00 par value; 300,000 shares
     authorized; 294,102 shares issued and outstanding;  (preference
     in liquidation of $206,626 at December 31, 2004)                         1,379,205       1,379,205
   Series B-1 Preferred Stock, $1.00 par value; 300,000 shares authorized; 131,000 shares issued and outstanding;  (preference
     in liquidation of $64,589 at December 31, 2004)                            607,290         607,290
   Series C Preferred Stock, $1.00 par value; 775,000 shares
     authorized at December 31, 2004; 513,016 shares issued and outstanding at December 31, 2004;  (preference in liquidation
     of $67,945 at December 31, 2004)                                         2,150,721              --
   Common stock, $0.01 par value; 40,000,000 shares authorized;
     1,887,903 shares issued and outstanding at December 31, 2004 and
     1,869,903 at December 31, 2003                                              18,879          18,699
   Additional paid-in capital                                                 3,899,822       2,928,062
   Deficit accumulated during development stage                             (10,419,259)     (7,695,869)
                                                                           ------------    ------------
      Total stockholders' deficit                                              (616,374)     (1,015,645)
                                                                           ------------    ------------

      Total liabilities and stockholders' deficit                          $    553,332    $    654,543
                                                                           ============    ============

See report of independent registered public accounting firm and notes to financial statements.

                          OVATION PRODUCTS CORPORATION
                          (A Development Stage Company)

                               STATEMENTS OF LOSS

                                                                     Period of
                                                                   March 1, 1996
                                       Year ended December 31,    (Inception) to
                                    ----------------------------    December 31,
                                        2004            2003           2004
                                    ------------    ------------   ------------

Revenues                            $         --    $         --   $         --
                                    ------------    ------------   ------------

Operating expenses:
   Research and development            1,228,913         913,548      6,108,202
   Sales and marketing                     8,381           7,171         24,545
   General and administrative            723,925         626,438      3,033,968
                                    ------------    ------------   ------------
      Total operating expenses         1,961,219       1,547,157      9,166,715
                                    ------------    ------------   ------------

      Operating loss                  (1,961,219)     (1,547,157)    (9,166,715)
                                    ------------    ------------   ------------

Other income (expense):
   Interest income                         2,866           1,850         30,531
   Interest expense                     (759,769)       (294,895)    (1,253,481)
                                    ------------    ------------   ------------
      Other expense, net                (756,903)       (293,045)    (1,222,950)
                                    ------------    ------------   ------------

Loss before provision for
  income taxes                        (2,718,122)     (1,840,202)   (10,389,665)
Provision for income taxes                 5,268           6,208         29,594
                                    ------------    ------------   ------------

      Net loss                      $ (2,723,390)   $ (1,846,410)  $(10,419,259)
                                    ============    ============   ============

Basic and diluted net loss per
  common share                      $      (1.45)   $      (0.99)  $     (7.06)
                                    ============    ============   ============

Shares used in computing basic
  and diluted net loss per common
  share                                1,873,701       1,869,903     1,476,768
                                    ============    ============   ============

See report of independent registered public accounting firm and notes to financial statements.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                   (unaudited)

                                                                    Series A                  Series B              Series B-1
                                             Common Stock        Preferred Stock           Preferred Stock        Preferred Stock
                                        --------------------   ---------------------   ----------------------   --------------------
                                          Shares     Amount     Shares      Amount       Shares      Amount      Shares      Amount
                                       ---------   ---------    -------   ----------   ---------   ----------    -------   ---------
Balance at Inception (March 1, 1996)          --   $      --         --   $       --          --   $       --         --   $      --
Issuance of common stock to founders     853,200       8,532         --           --          --           --         --          --
Issuance of common stock                  54,000         540         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------    -------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 1996             907,200       9,072         --           --          --           --         --          --
Issuance of common stock                  36,000         360         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------    -------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 1997             943,200       9,432         --           --          --           --         --          --
Issuance of common stock                 383,280       3,833         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------    -------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 1998           1,326,480      13,265         --           --          --           --         --          --
Issuance of common stock                  93,000         930         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------    -------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 1999           1,419,480      14,195         --           --          --           --         --          --
Issuance of common stock                 449,823       4,498         --           --          --           --         --          --
Fair value of stock options and warrants
  granted to non-employees                    --          --         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------    -------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 2000           1,869,303      18,693         --           --          --           --         --          --
Issuance of Series A Preferred Stock
  and warrants, net of issuance costs
  of $53,032                                  --          --    160,000    1,746,968          --           --         --          --
Intrinsic value of options granted to
  an employee                                 --          --         --           --          --           --         --          --
Fair value of warrants issued to
  non-employees                               --          --         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------    -------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 2001           1,869,303      18,693    160,000    1,746,968          --           --         --          --
Issuance of Series B Preferred Stock,
  net of issuance costs of $91,290            --          --         --           --     283,102    1,324,205         --          --
Issuance of common stock for services        600           6         --           --          --           --         --          --
Series B Preferred Stock issued in
  exchange for engineering services           --          --         --           --      11,000       55,000         --          --
Intrinsic value of options granted to
  an employee                                 --          --         --           --          --           --         --          --
Fair value of stock options and
  warrants granted to non-employees           --          --         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------    -------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 2002           1,869,903      18,699    160,000    1,746,968     294,102    1,379,205         --          --
Issuance of Series B-1 Preferred Stock,
  net of issuance costs of $47,710            --          --         --           --          --           --    131,000     607,290
Fair value of warrants issued in
  connection with bridge notes payable        --          --         --           --          --           --         --          --
Beneficial conversion feature on bridge
  notes payable                               --          --         --           --          --           --         --          --
Fair value of stock options and warrants
  granted to non-employees                    --          --         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------    -------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 2003           1,869,903      18,699    160,000    1,746,968     294,102    1,379,205    131,000     607,290
Issuance of Series C Preferred Stock
  and warrants, net of issuance costs
  of $116,404                                 --          --         --           --          --           --         --          --
Conversion of bridge notes and accrued
  interest into Series C Preferred Stock      --          --         --           --          --           --         --          --
Common stock issued in exchange for
  investment services in connection with
  Series C Preferred Stock                18,000         180         --           --          --           --         --          --
Fair value of warrants issued in
  connection with notes payable               --          --         --           --          --           --         --          --
Fair value of stock options granted to
    non-employees                             --          --         --           --          --           --         --          --

Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------    -------   ----------   ---------   ----------    -------   ---------

Balance at December 31, 2004           1,887,903   $  18,879    160,000   $1,746,968     294,102   $1,379,205    131,000   $ 607,290
                                       =========   =========    =======   ==========   =========   ==========    =======   =========

See report of independent registered public accounting firm and notes to financial statements.

                                               Series C             (Discount)       Deficit
                                            Preferred Stock         Additional    Accumulated     Stockholders'
                                         -----------------------      Paid-in        During          Equity
                                          Shares       Amount         Capital      Development     (Deficit)
                                         --------   ------------   ------------    ------------    ------------
Balance at Inception (March 1, 1996)           --   $         --   $         --    $         --    $         --
Issuance of common stock to founders           --             --         (1,462)             --           7,070
Issuance of common stock                       --             --         44,460              --          45,000
Net loss                                       --             --             --         (50,197)        (50,197)
                                         --------    -----------      ---------    ------------     -----------
Balance at December 31, 1996                   --             --         42,998        (50,197)          1,873
Issuance of common stock                       --             --         29,640              --          30,000
Net loss                                       --             --             --        (178,101)       (178,101)
                                         --------    -----------      ---------    ------------     -----------
Balance at December 31, 1997                   --             --         72,638       (228,298)       (146,228)
Issuance of common stock                       --             --        575,367              --         579,200
Net loss                                       --             --             --        (430,587)       (430,587)
                                         --------    -----------      ---------    ------------     -----------
Balance at December 31, 1998                   --             --        648,005        (658,885)          2,385
Issuance of common stock                       --             --        154,070              --         155,000
Net loss                                       --             --             --        (538,696)       (538,696)
                                         --------    -----------      ---------    ------------     -----------
Balance at December 31, 1999                   --             --        802,075      (1,197,581)       (381,311)
Issuance of common stock                       --             --      1,091,407              --       1,095,905
Fair value of stock options and warrants
  granted to non-employees                     --             --        124,083              --         124,083
Net loss                                       --             --             --      (1,152,737)     (1,152,737)
                                         --------    -----------      ---------    ------------     -----------
Balance at December 31, 2000                   --             --      2,017,565      (2,350,318)       (314,060)
Issuance of Series A Preferred Stock
  and warrants, net of issuance costs
  of $53,032                                   --             --         23,622              --       1,770,590
Intrinsic value of options granted to
  an employee                                  --             --         49,000              --          49,000
Fair value of warrants issued to
  non-employees                                --             --        101,799              --         101,799
Net loss                                       --             --             --      (1,708,501)     (1,708,501)
                                         --------    -----------      ---------    ------------     -----------
Balance at December 31, 2001                   --             --      2,191,986      (4,058,819)       (101,172)
Issuance of Series B Preferred Stock,
  net of issuance costs of $91,290             --             --          2,243              --       1,326,448
Issuance of common stock for services          --             --            994              --           1,000
Series B Preferred Stock issued in
  exchange for engineering services            --             --             --              --          55,000
Intrinsic value of options granted to
  an employee                                  --             --         82,500              --          82,500
Fair value of stock options and
  warrants granted to non-employees            --             --         45,969              --          45,969
Net loss                                       --             --             --      (1,790,640)     (1,790,640)
                                         --------    -----------      ---------    ------------     -----------
Balance at December 31, 2002                   --             --      2,323,692      (5,849,459)       (380,895)
Issuance of Series B-1 Preferred Stock,
  net of issuance costs of $47,710             --             --             --              --         607,290
Fair value of warrants issued in
  connection with bridge notes payable         --             --        121,470              --         121,470
Beneficial conversion feature on bridge
  notes payable                                --             --        121,471              --         121,471
Fair value of stock options and warrants
  granted to non-employees                     --             --        361,429              --         361,429
Net loss                                       --             --             --      (1,846,410)     (1,846,410)
                                         --------    -----------      ---------    ------------     -----------
Balance at December 31, 2003                   --             --      2,928,062      (7,695,869)     (1,015,645)
Issuance of Series C Preferred Stock
  and warrants, net of issuance costs
  of $116,404                             339,040      1,280,841        297,955              --       1,578,796
Conversion of bridge notes and accrued
  interest into Series C Preferred Stock  173,976        869,880             --              --         869,880

Common stock issued in exchange for
  investment services in connection with
  Series C Preferred Stock                     --             --         29,820              --          30,000
Fair value of warrants issued in
  connection with notes payable                --             --        515,636              --         515,636
Fair value of stock options granted to
    non-employees                              --             --        128,349              --         128,349
Net loss                                       --             --             --      (2,723,390)     (2,723,390)
                                         --------    -----------      ---------    ------------     -----------

Balance at December 31, 2004              513,016    $ 2,150,721      3,899,822    $(10,419,259)    $  (616,374)
                                         ========    ===========      =========    ============     ===========

See report of independent registered public accounting firm and notes to financial statements.

                          OVATION PRODUCTS CORPORATION
                          (A Development Stage Company)

                             STATEMENTS OF CASH FLOW

                                                                                       Period of
                                                                                        March 1,
                                                                                          1996
                                                        Year ended December 31,       (inception)
                                                     ----------------------------    to December 31,
                                                          2004            2003            2004
                                                     ------------    ------------    ------------
Cash flows from operating activities:
   Net loss                                          $ (2,723,390)   $ (1,846,410)   $(10,419,259)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
      Depreciation                                          3,371           3,540          34,632
      Amortization of patents                              13,180           6,765          28,549
      Stock-based compensation related to options
        and warrants                                      128,350         168,166         711,967
      Write-off of abandoned patents                       81,664          46,540         239,782
      Non-cash interest expense on notes payable
        and bridge notes                                  765,256         277,817       1,128,134
      Non-cash investment service expenses                     --              --          80,020
      Non-cash research and development expenses               --              --          56,000
      Changes in operating assets and liabilities:
        Other receivable                                   30,000         (30,000)             --
        Prepaid expenses                                  (40,119)         13,562         (45,119)
        Customer deposits                                      --          80,000          80,000
        Accounts payable                                  103,547          69,802         484,288
        Accrued expenses                                   16,230          45,251         126,883
                                                     ------------    ------------    ------------
           Net cash used in operating activities       (1,621,911)     (1,164,967)     (7,494,123)
                                                     ------------    ------------    ------------

Cash flows from investing activities:
   Purchases of property and equipment                     (5,590)             --         (47,599)
   Purchases of patents                                   (81,160)       (112,022)       (576,896)
                                                     ------------    ------------    ------------
           Net cash used in investing activities          (86,750)       (112,022)       (624,495)
                                                     ------------    ------------    ------------

Cash flows from financing activities:
   Proceeds from notes payable                                 --         160,000         160,000
   Proceeds from bridge notes payable and warrants             --         800,000         800,000
   Proceeds from convertible debentures                        --              --         180,000
   Repayment of convertible debentures                         --              --         (60,000)
   Proceeds from deposits on preferred stock
     offerings                                                 --              --          75,000
   Proceeds from issuance of Series C preferred
     stock, net of issuance costs                       1,608,796              --       1,608,796
   Proceeds from issuance of Series B-1 preferred
     stock, net of issuance costs                              --         532,290         532,290
   Proceeds from issuance of Series B preferred
     stock, net of issuance costs                              --              --       1,326,448
   Proceeds from issuance of Series A preferred
     stock, net of issuance costs                              --              --       1,770,590
   Proceeds from issuance of common stock                      --              --       1,912,175
                                                     ------------    ------------    ------------
           Net cash provided by financing
           activities                                   1,608,796       1,492,290       8,305,299
                                                     ------------    ------------    ------------

Net increase (decrease) in cash and cash
  equivalents                                             (99,865)        215,301         186,681
Cash and cash equivalents at beginning of period          286,546          71,245              --
                                                     ------------    ------------    ------------

Cash and cash equivalents at end of period           $    186,681    $    286,546    $    186,681
                                                     ============    ============    ============

Supplemental disclosures:
   Cash paid for interest                            $     13,953    $      3,398    $     19,590
                                                     ============    ============    ============
   Cash paid for taxes                               $        200    $      6,374    $     28,000
                                                     ============    ============    ============

Non-cash investing and financing activities:
   Notes payable issued for accrued interest         $         --    $     15,669    $     15,669
                                                     ============    ============    ============
   Convertible debentures converted to a note
     payable                                         $     60,000    $     60,000    $    120,000
                                                     ============    ============    ============
   Bridge notes converted into Series C Preferred
     Stock                                           $    869,880    $         --    $    869,880
                                                     ============    ============    ============
   Common stock issued as payment for services       $     30,000    $         --    $     30,000
                                                     ============    ============    ============
   Preferred stock deposits transferred to Series
     B-1 Preferred Stock                             $         --    $     75,000    $     75,000
                                                     ============    ============    ============

See report of independent registered public accounting firm and notes to financial statements.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                     Years Ended December 31, 2004 and 2003,
  and the Cumulative Period from Inception (March 1, 1996) to December 31, 2004

1.    NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Ovation Products Corporation ("the Company") is engaged in the business of designing and developing distillation technology for waste water treatment, water purification and related processes. The Company's core technology offers vapor compression-distillation technology in a small-sized appliance for use in a variety of settings including residential water cleaning, residential water recycling and small-volume industrial recycling and waste water disposal.

The Company is subject to a number of risks similar to those of other earlier-stage technology companies. These risks include, but are not limited to, rapid technological change, dependence on key personnel, competing new product introductions and other activities of competitors, the successful development and marketing of its products, and the need to obtain adequate additional capital necessary to fund future operations. Since its inception on March 1, 1996, the Company has devoted its efforts principally to research and development, business development activities and raising capital. As a result, the Company is considered a development stage company pursuant to Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises. Accumulated deficit for the period from inception (March 1, 1996) through December 31, 2004 was $10,419,259.

The Company's future capital requirements will depend upon many factors, including progress with marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, competing technological and market developments, and its ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred net losses of $2,723,390 and $1,846,410 for the years ended December 31, 2004 and 2003, respectively. Additionally, the Company has a working capital deficit of $937,906 and stockholders' deficit of $616,374 at December 31, 2004. There is no assurance that the Company can reverse its operating losses, or that it can raise additional capital to allow it to continue its planned operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

NATURE OF BUSINESS AND BASIS OF PRESENTATION (concluded)

Going concern (concluded)

Management expects that the Company will continue to experience negative cash flows from operations and net losses for the foreseeable future. Based upon management's current plans, management believes that the Company's existing capital resources, plus the proceeds of a planned private placement of approximately $5 million, will be sufficient to meet the Company's operating expenses and capital requirements through December 2006, at which point the Company expects to have been shipping commercial product and recognizing revenue for over 12 months. In an effort to complete a private placement, the Company has engaged an investment banker to facilitate introductions of the Company to venture capitalists and institutional investors. Supplementally, the Company's management continues to pursue angel investors and the existing investor base for incremental funding.

The Company is in the process of finalizing its distiller design, and expects to be shipping commercially-viable product before the end of 2005. The Company has engaged third parties to provide the preliminary prototype parts and subsequent manufacture of its distiller's parts and subassemblies, which are integrated and tested by Company employees at the Company's facilities. By the third quarter of 2005, the Company believes it will be able to produce one unit per week and accelerate this production to three units per week by year-end. The commercially-viable units will be shipped to the Company's strategic partners, who will be responsible for the sales and marketing of the Company's technology. The Company believes that its key partners will be able to absorb all of the units the Company is able to manufacture through the end of 2006. Any delays in the Company's ability to secure funding will also have a negative impact on the Company's timeline to reach first commercial shipment.

In the event a significant private placement cannot be completed in a timely manner or under acceptable conditions, the Company believes that it can continue to run its operations short-term by significantly decreasing the professional services it has engaged to support its financing activities, and reducing the purchase of materials and labor associated with the development of its long-range beta projects. The Company's President and CEO/founder would defer their salary indefinitely and defer rent payments on the Company's main facility which is leased from the founder. These reductions would enable the Company to continue operations throughout 2005 on a lesser investment of approximately $600,000, which it expects may be made available to it in exchange for extended intellectual property rights to its strategic partners.

Changes in management's business strategy, technology development, or marketing plans or other events affecting management's operating plans and expenses, may result in the expenditure of existing cash before additional investment may be secured. If this occurs, the Company's ability to meet its cash obligations as they become due and payable will depend on the Company's ability to issue securities, borrow funds or some combination thereof. The Company may not be successful in raising necessary funds on acceptable terms, or at all.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

NATURE OF BUSINESS AND BASIS OF PRESENTATION (concluded)

Going concern (concluded)

If the Company does not complete the planned private placement, and if no other sources of additional capital are available, management anticipates that it would substantially reduce the Company's operating expenses to the minimum required to support the continued development of its technology. It may be necessary to relinquish some of the rights to the Company's technologies or grant licenses on terms not favorable to the Company. There can be no assurance that the Company's negative cash flow will not necessitate ceasing of operations entirely.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to change are the estimated useful life of patents, fair value of equity instruments issued and valuation reserves on deferred tax assets.

Cash Equivalents

The Company considers short-term investments with original maturity dates of three months or less at the date of purchase to be cash equivalents. Cash equivalents of $101,087 and $273,755 as of December 31, 2004 and 2003, respectively, primarily consisted of money market funds held by large financial institutions in the United States.

Financial Instruments

The Company's financial instruments, consisting of cash equivalents, accounts receivable and debt, are carried at cost, which approximates fair value due to the short-term nature of these instruments.

Property and Equipment

Property and equipment is stated at cost. The Company provides for depreciation using the straight-line method based on the respective asset's estimated useful life. Expenditures for maintenance and repairs are charged to operating expenses as incurred.

                 Computer equipment                    5 years
                 Furniture and equipment             5 - 7 years

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Patents

Costs of outside legal counsel related to obtaining new patents are capitalized as incurred. Patent costs are amortized over the legal life of the patents, generally twenty years, starting on the patent issue date. The costs of unsuccessful and abandoned patent applications are expensed when abandoned. The cost to maintain existing patents are expensed as incurred. The nature of the technology underlying these patents is concentrated on the Company's proprietary heat exchanger and system hardware designs, and the way in which elements of the Company's distiller technology are integrated or work together. These functionalities are components of the Company's product differentiation, as they enable the overall system design's reduced size and ultimately cost, which the Company believes is critical to its value proposition. The Company has abandoned claims that were deemed unsatisfactory in their breadth of scope, or were related to speculative future design features which are no longer deemed feasible.

Impairment of Long-Lived Assets and Definite-Lived Amortizable Intangibles

The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under SFAS No. 144, the Company reviews long-lived assets and definite-lived amortizable intangibles for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. In general, the Company's long-lived assets and definite-lived amortizable intangibles do not have independent, identifiable cash flows. As a result, the Company's impairment test is based on an entity-level undiscounted cash flow analysis. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded based upon various techniques to estimate fair value. Long-lived assets consist of property and equipment and definite-lived amortizable intangibles consist of patent costs. As of December 31, 2004 and 2003, there was no impairment of long-lived assets or definite-lived amortizable intangibles.

Research and Development Costs

Costs incurred for research and development are expensed as incurred. Research and development expense primarily comprises salaries, salary-related expenses and costs of contractors and materials.

Revenue Recognition

The Company's primary sources of revenue are from product sales and royalties on the distribution of its products. Product sales consist of sales of our distillation technology. Royalties are calculated as a percentage of total products sold by the Company's strategic partners. Product sales are recognized as revenue, in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) 104, Revenue Recognition, when persuasive evidence of

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

an arrangement exists, fees are fixed or determinable, delivery has occurred, and collection is reasonably assured. If uncertainty exists about customer acceptance, revenue is not recognized until formal acceptance has been obtained from the customer. We have no post-delivery obligations nor do our product sales contain multiple elements. Royalty revenue is recognized as revenue when earned as reported periodically by the strategic partners in accordance with the related license agreements, assuming all other criteria for revenue recognition have been met.

As of December 31, 2004, the Company has recognized no revenue from distribution, sales or license of its products.

Preferred Stock Deposits

Preferred stock deposits represent cash received by the Company from investors prior to issuance of the related preferred stock certificates. In the periods in which the preferred stock certificates are issued, preferred stock deposits are reclassified to the applicable preferred stock account.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, the asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A deferred tax asset is recorded to the extent that their realization is more likely than not.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation

Awards under the Company's stock option plans are accounted for using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations, in accounting for its employee stock options, as allowed under SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation expense is recorded for options awarded to employees with exercise prices equal to or in excess of the stock's fair market value on the grant date. The Company has adopted the disclosure requirements of SFAS No. 123, which is based on the fair value method of measuring stock-based compensation. The Company accounts for stock-based compensation issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. The weighted-average fair value of options granted during 2004 and 2003 was $1.01 and $1.00per share, respectively. The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option-pricing model. The following assumptions were made for grants in 2004 and 2003:

                                                  2004                2003
                                                -------              ------
      Expected volatility                          70%                70%
      Expected dividend yield                      0%                  0%
      Expected lives of options (in years)          5                  5
      Risk-free interest rate                 3.23% - 3.68% 2.48% - 3.60%

The expected volatility factor was based on public small capitalization stocks with significant risk (scientific or otherwise), which tend to have a relatively high volatility. For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options vesting period, which ranges from six months to four years. Had compensation expense for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net loss would have been as follows:

                                                                       Years ended December 31,
                                                                         2004            2003
                                                                     ------------    ------------
      Net loss as reported                                           $ (2,723,390)   $ (1,846,410)
      Add: Stock-based employee compensation expense included in
      reported net loss                                                        --              --

      Deduct: Stock-based employee compensation expense determined
      under fair value-based method for all awards                       (126,894)        (86,034)
                                                                     ------------    ------------

      Pro forma net loss                                             $ (2,850,284)   $ (1,932,444)
                                                                     ============    ============

      Basic and diluted net loss per share:
          As reported                                                $      (1.45)   $      (0.99)
                                                                     ============    ============
          Pro forma                                                  $      (1.52)   $      (1.03)
                                                                     ============    ============

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation (concluded)

The effects on pro forma net loss of expensing the estimated fair value of stock options are not necessarily representative of the effects on reported net loss for future years, due to such things as the vesting period of the stock options, and the potential for issuance of additional stock options in future years.

Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share, and related interpretations. Under the provisions of SFAS 128, basic net loss per common share is computed by dividing net loss by the weighted-average number of common stock outstanding. Diluted net loss per common share is computed by dividing net loss by the weighted-average number of common shares and dilutive common share equivalents then outstanding. Common equivalent shares consist of the incremental common shares issuable upon the conversion of preferred stock, shares issuable upon the exercise of stock options and the conversion of preferred and common stock upon the exercise of warrants. All common stock equivalents have been excluded from the computation of diluted net loss per shares as their effect would be anti-dilutive.

Segment Reporting

The Company has adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which requires companies to report selected information about operating segments, as well as enterprise wide disclosures about products, services, geographical areas and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has only one operating segment, the design and development of distillation technology for the purposes of waste water treatment, water purification, and related processes.

Recently Issued Accounting Standards

In December 2003, the Securities and Exchange Commission, ("SEC") issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition". SAB No. 104 supersedes SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 104's primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superseded as a result of the issuance of Emerging Issues Task Force ("EITF") No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables". Additionally, SAB No. 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers ("FAQ") issued with SAB No. 101 that had been codified in SEC Topic No. 13, "Revenue Recognition". Selected portions of the FAQ have been incorporated into SAB No. 104. While the wording of SAB No. 104 has changed to reflect the issuance of EITF No. 00-21, the revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104, which was effective upon issuance. The adoption of SAB No. 104 did not impact our consolidated financial statements.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Recently Issued Accounting Standards (concluded)

In December 2003, the FASB issued FASB interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities". FIN 46R expands upon existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity in investments with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's or is entitled to receive a majority of the entity's residual returns or both. The adoption of this interpretation did not have any impact on our financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123R, "Accounting for Stock-Based Compensation" ("SFAS No. 123R"). SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for small business issuers the first interim reporting period that begins after December 15, 2005. Accordingly, we will adopt SFAS No. 123R commencing with the quarter ending March 31, 2006. If we had included the fair value of employee stock options in our financial statements, our net loss for the fiscal years ended December 31, 2004 and 2003 would have been as disclosed in Note 2 above, Summary of Significant Accounting Policies. Accordingly, the adoption of SFAS No. 123R is expected to have an effect on our financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement did not have any impact on our financial position or results of operations. In November 2004, the FASB issued SFAS No. 151, "Inventory Costs -- An Amendment of ARB No. 43, Chapter 4" ("SFAS No. 151"). This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing", to clarify the accounting for "abnormal amounts" of idle facility expense, freight, handling costs, and wasted material or spoilage. Before revision by SFAS No. 151, the guidance that existed in ARB No. 43 stipulated that these type items may be "so abnormal" that the appropriate accounting treatment would be to expense these costs as incurred. SFAS No. 151 requires that these costs be recognized as current-period charges without regard to whether the "so abnormal" criterion has been met. Additionally, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material effect on our financial statements.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

3.    PROPERTY AND EQUIPMENT

      Property and equipment consist of the following at December 31:

                                                                   Estimated
                                        2004       2003          Useful Lives
                                        ----       ----          ------------
     Computer equipment              $  36,089  $  30,499          5 years
     Furniture and equipment            11,510     11,510        5 - 7 years
                                     ---------  ---------
                                        47,599     42,009
     Less accumulated depreciation     (34,632)   (31,261)
                                     ---------  ---------

     Property and equipment, net     $  12,967  $  10,748
                                     =========  =========

4.    INTANGIBLE ASSETS

Patents are being amortized on a straight-line basis over their respective useful lives. Intangible assets consist of the following at December 31:

                                                                   Estimated
                                        2004        2003          Useful Lives
                                        ----        ----          ------------
     Patented technology             $ 211,541    $ 148,471          20 years
     Less accumulated amortization     (28,549)     (15,369)
                                     ---------    ---------
                                       182,992      133,102
     Patents in process                125,573      189,147
                                     ---------    ---------

     Patents, net                    $ 308,565    $ 322,249
                                     =========    =========

The estimated remaining amortization expense related to intangible assets with finite lives for each of the five succeeding years and thereafter is as follows:

                           Year Ending December 31:

                                     2005                   $   10,317
                                     2006                       10,317
                                     2007                       10,317
                                     2008                       10,317
                                     2009                       10,317
                                  Thereafter                   131,407
                                                            ----------
                                                            $  182,992

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

5.    ACCRUED EXPENSES

Accrued expenses consist of the following at December 31:

                                           2004         2003
                                        ----------   ----------
      Accrued vacation                  $   52,836   $   55,393
      Payroll and payroll-related               --       10,000
      Accrued legal fees                    15,000       11,000
      Accrued interest                       2,492       18,326
      Accrued taxes                             --        5,934
      Accrued accounting and auditing       34,232           --
      Other accrued expenses                22,323       10,000
                                        ----------   ----------
                                        $  126,883   $  110,653
                                        ==========   ==========
6.       INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2004 and 2003, the Company has net operating loss carryforwards of approximately $10,400,000 and $8,000,000, respectively, available to offset future federal and state taxable income, expiring in varying amounts through 2023. Under the Internal Revenue Code (IRC), certain substantial changes in the Company's ownership may limit the amount of net operating loss carryforwards that can be utilized in any one year to offset future taxable income.

The Company has net deferred tax assets at December 31, 2004 and 2003 that consist of the following:

                                                2004            2003
                                            ------------    ------------
      Deferred tax assets:
      Net operating loss carryforwards      $  4,180,000    $  3,219,600
      Other timing differences                    56,400          47,284
      Stock compensation                          51,700          67,720
                                            ------------    ------------
                Total deferred tax assets      4,288,100       3,334,604
      Valuation allowance                     (4,288,100)     (3,334,604)
                                            ------------    ------------
                Total deferred tax assets             --              --
      Deferred tax liabilities                        --              --
                                            ------------    ------------
                Net deferred tax asset      $         --    $         --
                                            ============    ============
In 2004, the valuation allowance increased approximately $953,500 as a result of an additional net operating loss carryforward.

The Company has provided a valuation allowance for the full amount of these net deferred tax assets, since it is more likely than not that these future benefits will not be realized. However, these deferred tax assets may be available to offset future income tax liabilities.

See report of independent registered public account firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

INCOME TAXES (concluded)

      The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax net loss for the years ended December 31, 2004 and 2003 due to the following:

                                                    2004           2003
                                                 ----------     ----------
      Expected tax expense (benefit)                    (35%)          (35%)
      Increase (decrease) related to:
            Permanent differences                         2%             3%
            Temporary differences and other               2%             4%
            State taxes                                  (5%)           (4%)
            Increase in valuation allowance on
            deferred tax asset                           36%            32%
                                                 ----------     ----------
                                                          0%             0%
                                                 ==========     ==========

The Company's provision for income taxes represents New Hampshire corporate taxes.

7.    DEBT

Bridge Notes Payable

In December 2003, the Company issued $800,000 in convertible promissory notes ("the Bridge Notes") with simple interest of 12.5% per annum, due in total on June 30, 2004. The Bridge Notes automatically convert into Preferred Stock in the next financing round, as defined. In connection with the Bridge Notes, the Company also issued warrants to purchase 48,000 shares of Series C Preferred Stock at $5.00 per share (see Note 13). The relative fair value of the warrants, $121,470, was recorded as additional paid-in capital and a debt discount on the Bridge Notes. As a result of a portion of the proceeds being allocated to the warrants, the Company also determined that the Bridge Notes had a beneficial conversion feature of $121,471. This amount was recorded as additional paid-in capital and a discount on the Bridge Notes. The total discount is being amortized to interest expense over the term of the Bridge Notes. Non-cash interest expense related to the amortization of these discounts was $101,225 and $141,716 in the years ended December 31, 2004 and 2003, respectively.

In the year ended December 31, 2004, the Bridge Notes and accrued interest of $69,880 converted into 173,976 shares of Series C Preferred Stock.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

DEBT (continued)

Convertible Debentures

In August 1997, the Company entered into a series of agreements with WMS Enterprises ("WMS") encompassing a Debenture Purchase Agreement, a License Agreement, and a Distribution Agreement (see Note 14). The Debenture Purchase Agreement provided for the purchase of $180,000 in Convertible Debentures, which was funded $40,000 at closing and monthly amounts of $20,000 in the following seven months. The Convertible Debentures are convertible, at WMS' right, into shares of the Company's Common Stock at the conversion price of $0.83 per share subject to certain price protection provisions. Any outstanding Convertible Debentures shall be automatically converted into shares of Common Stock at the conversion price upon the consummation of a public offering of at least $2,000,000. WMS was also granted, for a period of 30 days, right of first offer to purchase, pro rata, a portion of any new securities that the Company may propose to sell and issue. The Convertible Debentures carry an interest rate of prime plus one percent (1%) (6.25% at December 31, 2004) per annum, payable quarterly. Amounts outstanding on the Convertible Debentures at December 31, 2004 and 2003 were $0 and $60,000, respectively.

Notes Payable

In September 2000, the Company reached an agreement with WMS to convert all outstanding accrued interest on the Convertible Debentures into a demand Note Payable carrying an interest rate of prime plus one percent (1%) (6.25% at December 31, 2004) payable monthly with an additional 5% due upon default of monthly payments. In conjunction with this agreement, the Company issued certain warrants to purchase shares of the Company's Common Stock (see Note 13). In addition, all future interest accruing on the Convertible Debentures and Notes Payable would be satisfied monthly by the issuance of a promissory note for the interest due, plus a warrant to purchase the same dollar amount of Common Stock at the lower of market or $2.50. The Company also issued to WMS additional Notes Payable on these same terms for amounts due to WMS for investment services provided in 2002 and 2001 totaling $20,020 and $60,000, respectively. In 2003, WMS advanced the Company $160,000 in additional Notes Payable and converted the $60,000 Convertible Debenture that came due in 2003 into a Note Payable.

In 2003 in conjunction with these Notes Payable, the Company issued WMS common stock purchase warrants with a fair value of $193,263 (see Note 13) which were recorded as a discount on the Notes Payable. The unamortized discount at December 31, 2004 and 2003 was $0 and $72,831, respectively. Non-cash interest expense in the years ended December 31, 2004 and 2003 was $72,831 and $120,432, respectively.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

DEBT (concluded)

Renegotiation Of The WMS Debenture

In June 2004, the Company and WMS renegotiated their outstanding 1997 Debenture Purchase Distribution and License Agreements, consolidating the two into an Amended and Restated Debt Agreement (the "Debt Agreement") and a Restated License Agreement (the "Revised License"). Pursuant to the Debt Agreement, the outstanding convertible debentures, notes, and warrants of the Company to WMS was consolidated into a single note and two warrants. The Debt Agreement contains certain covenants, including a negative covenant restricting the ability of the Company to enter into any transaction selling or transferring more than fifty percent (50%) of the Company's Common Stock, unless all debt owed to WMS is repaid at the closing. In event of default, the debt balances outstanding shall become due and payable immediately. The Debt Agreement provides WMS with right of first refusal in its next offering of new securities. WMS retains the right of first offer to purchase, pro rata, a portion of the new securities that the Company may issue. The amounts due under the Debt agreement carry an interest rate of prime plus 1% and are due January 2, 2005 with five possible six-month extensions at the Company's option. Each extension would require the Company to issue WMS a warrant to purchase 150,000 shares of Common Stock at $1.67 per share. In conjunction with the Debt Agreement, all warrants issued to WMS were consolidated and additional warrants granted in the form of two new warrant agreements totaling 216,000 and 512,892 shares of Common Stock exercisable at $0.83 and $1.67 per share, respectively. The warrants have terms of ten years. As the warrants were issued in conjunction with the debt consolidation and extension, the relative fair value of the warrants, $322,106, was recorded as additional paid-in capital and a debt discount on the Note Payable. The total discount is being amortized to interest expense over the term of the Debt Agreement. For the year ended December 31, 2004, non-cash interest expense related to the amortization of this discount was $322,106.

In October 2004, the Company exercised its first of five six-month extensions on the Note Payable, extending the maturity date to July 2005. In exchange for the extension, the Company issued to WMS a warrant to purchase 150,000 shares of Common Stock at $1.67 per share with a term of ten years. The fair value of the warrants, $193,530, was recorded as non-cash interest expense.

Amounts outstanding on the Notes Payable at December 31, 2004 and 2003 were $478,535 and $412,850 (before discount of $72,831 at December 31, 2003), respectively. At December 31, 2004, the Note Payable in the amount of $478,535 has been classified as a current liability as it is due to mature in 2005.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

8.    SERIES A CONVERTIBLE PREFERRED STOCK

On December 29, 2000, the Company sold 160,000 shares of Series A Convertible Preferred Stock (Series A Preferred Stock) to one investor ("the Investor"), at $11.25 per share, for gross proceeds of $1,800,000. In connection with the issuance of the Series A Preferred Stock, the Company also issued a warrant to purchase up to 40,000 additional shares of Series A Preferred Stock, at an exercise price of $20.00 per share. The warrants expired on May 25, 2002. The fair value of the warrants issued to the Investor was determined to be $0.

Issuance costs totaling $53,032, including warrants granted for fundraising services with a fair value of $23,622 (see Note 13), were net against the proceeds of the Series A Preferred Stock.

In addition, the Company entered into a distribution and strategic alliance agreement with the investor, in which the parties will work cooperatively to develop, market, sell, and distribute septic appliances which incorporate the Company's distiller technology (see Note 14). The specific rights and privileges of the Series A Preferred Stock are as follows:

Pre-emptive Rights

The Investor shall have a preemptive right to purchase its pro rata share of all equity securities that the Company may sell and issue after the date of the agreement. The preemptive rights shall not apply to, and shall terminate, upon the effective date of a registration statement pertaining to the Company's initial offering.

Piggyback Registration Rights

The Investor shall also have piggyback registration rights, and include its shares of Series A Preferred Stock in the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company, including secondary offerings.

First Refusal and Co-Sale Agreement

Concurrent with the issuance of the Series A Preferred Stock, the Company entered into an agreement in which the holders of Series A Preferred Stock are granted a right of first refusal and co-sale rights on shares of the Company's Common Stock held by certain officers and directors of the Company. If such holders of Common Stock wish to transfer their shares of Common Stock, the holder must first offer the shares to the Company and then to the holders of Series A Preferred Stock and other holders of Common Stock. If the Company or the holders of the Series A Preferred Stock decline to purchase the offered shares and intend to sell such offered shares, the holders of Series A Preferred Stock are entitled to elect to participate in the transfer of shares on an as-converted basis.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

SERIES A CONVERTIBLE PREFERRED STOCK (continued)

In the event that more than 50% of the Investor's stock becomes acquired by an independent person who is not an existing one-percent or more shareholder of the stock of the Company, the Company shall have the option to purchase all of the Series A Preferred Stock owned by the Investor. The purchase price will be the higher of the initial purchase price of the Series A Preferred Stock and the fair market value of the stock. This right is only valid for 90 days following the Investor's notification to the Company of the stock transfer.

Board Seats

Holders of the Series A Preferred Stock are entitled to elect two members to the Company's Board of Directors.

The general rights and privileges of the Series A Preferred Stock, which are identical to those of the Series B Preferred Stock, B-1 Preferred Stock and C Preferred Stock (collectively, the "Preferred Stock"), are as follows:

Voting Rights

The Preferred Stock shall be voted equally with the shares of the Common Stock of the Company, and not as a separate class.

Dividends

From the date of the original issuance of the Preferred Stock and in preference to the holders of any other class of Company stock, the Preferred Stock holders shall be entitled to receive, out of funds that are legally available, dividends at the rate of six percent (6%) of the original issuance price, per annum on each outstanding share of Preferred Stock. Such dividends shall accrue annually, whether or not declared, and shall be cumulative. The Company shall be under no obligation to pay such dividends until declared by the Board of Directors or upon liquidation of the Company. Such dividends are also not payable upon conversion of the Preferred Stock into Common Stock. Cumulative undeclared dividends payable upon liquidation of the Series A Preferred Stock were $378,270 and $252,180 at December 31, 2004 and 2003, respectively.

Liquidation

Upon any liquidation, dissolution, or winding up of the Company, and before any distribution or payment shall be made to the holders of any Common Stock, the holders of Preferred Stock shall be entitled to be paid out of the assets of the Company all accrued and unpaid dividends on the Preferred Stock, as adjusted for dividends, splits, and the like, for each share outstanding. Should the assets of the Company be insufficient to make payment in full to all holders of Preferred Stock, the assets shall be distributed ratably among the holders of the Preferred Stock in proportion to the full amounts to which they would otherwise have been entitled.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

SERIES A CONVERTIBLE PREFERRED STOCK (concluded)

Conversion

Preferred Stock may be converted into fully-paid and nonassessable shares of Common Stock at any time, at the option of the holder. The Conversion Ratio shall be the Conversion Price divided by the original issue price. The Conversion Price shall be adjusted any time that Common Stock is offered for sale below the original issuance price of the Preferred Stock. The initial conversion price of the Preferred Stock was $3.75. However, as a result of subsequent financings at lower prices, the Preferred Stock is convertible at $2.61 per share at December 31, 2004. Each share of Preferred Stock shall be automatically converted into shares of Common Stock, based on the Conversion Ratio, upon the closing of a public offering in which the gross proceeds are at least $5,000,000. The Company shall at all times reserve authorized but unissued shares of Common Stock sufficient to effect the conversion of all outstanding shares of Preferred Stock.

The Company determined that there was no beneficial conversion feature related to the Company's Preferred Stock. The Company used the effective conversion price of the Preferred Stock after allocation, on a relative fair value basis, of the proceeds between the Preferred Stock and any related warrants. The Company estimated the fair value of the Common Stock for purposes of this calculation using the prices at which Common Stock was sold to outside investors, the prices at which Preferred Stock was sold to outside investors, the change in the prices at which Preferred Stock was sold to outside investors over time and a reasonable discount from the Preferred Stock to the Common Stock representing the additional rights and preferences of the preferred stockholders.

At December 31, 2004, the Company had reserved 3,513,747 shares of Common Stock for the conversion of all classes of Preferred Stock.

There are no redemption rights for the Company's Preferred Stock.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (Continued)

9.    SERIES B PREFERRED STOCK

In November 2002, the Company concluded its offering of 294,102 shares of Series B Preferred Stock at $5.00 per share. The Company realized gross proceeds of $1,365,495. Included in the 294,102 share offering were 11,000 shares issued to a consultant in exchange for engineering services. As a result, the Company charged $55,000 to research and development expense in the year ended December 31, 2002. Also included in the 294,102 shares were 10,000 shares with a value of $50,000 which were issued in payment of stock issuance costs. Finally, the Company issued warrants with a fair value of $2,243 in payment of stock issuance costs (see Note 13). Issuance costs totaling $91,290, including the warrants and shares of Series B Preferred Stock referred to above, were net against the proceeds of the Series B Preferred Stock.

The rights and preferences of the Series B Preferred Stock are identical to those of the other holders of the Company's Preferred Stock (see Note 8). Cumulative undeclared dividends payable upon liquidation were $206,626 and $118,400 at December 31, 2004 and 2003, respectively.

10.   SERIES B-1 PREFERRED STOCK

Throughout 2003, the Company sold 131,000 shares of Series B-1 Preferred Stock at a price of $5.00 per share for gross proceeds of $655,000. Issuance costs of $47,710 were net against the proceeds of the Series B-1 Preferred Stock.

The rights and preferences of the Series B-1 Preferred Stock are identical to those of the other holders of the Company's Preferred Stock (see Note 8). Cumulative undeclared dividends payable upon liquidation were $64,589 and $25,289 at December 31, 2004 and 2003, respectively.

11.   SERIES C PREFERRED STOCK

In the year ended December 31, 2004, the Company issued 339,040 shares of Series C Preferred Stock at $5.00 per share for gross proceeds of $1,695,200. In addition, all Bridge Notes and accrued interest converted into 173,976 shares of Series C Preferred Stock. Issuance fees were $116,404. Holders of the Series C Preferred Stock received warrants to purchase 153,900 shares of Series C Preferred Stock at $5.00 per share. The warrants expire two years from the date of issuance. The fair value of the warrants was calculated using the Black-Scholes model, and as a result, an amount of $297,955 was allocated to the warrants and recorded as additional paid-in capital. The rights and preferences of the Series C Preferred Stock are identical to those of the other holders of the Company's Preferred Stock (see Note 8). Cumulative undeclared dividends payable upon liquidation were $67,945 and $0 and December 31, 2004 and 2003.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

12.   STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock

In September 2001, the Company authorized a 1-for-40 reverse stock split of its Common Stock. This is retroactively reflected in the accompanying financial statements for all periods presented.

In 1996, the Company issued 853,200 shares of Common Stock to the Company's founder and certain employees in exchange for $7,070. The difference between the proceeds received and the par value was charged to paid-in capital.

Between 1996 and 2000, the Company issued a total of 1,016,103 shares of Common Stock for proceeds of $1,905,105.

In 2002, the Company issued 600 shares of Common Stock in exchange for engineering services. As a result, the Company charged $1,000 to research and development expense in the year ended December 31, 2002.

In October 2004, the Company issued 18,000 shares of Common Stock in exchange for investment services. As a result, $30,000 was included in the Series C Preferred Stock issuance costs.

Common shares reserved for future issuance at December 31, 2004 consist of the following:

           Stock options                                      882,591
           Warrants                                         1,544,592
           Conversion of preferred stock                    3,513,747
                                                          -----------
                 Total common shares reserved               5,940,930
                                                          ===========

1999 Stock Option Plan

On October 8, 1999, the Company's Board of Directors and stockholders adopted the 1999 Stock Option Plan (the Option Plan). The Option Plan provides for the granting of up to 750,000 shares of common stock pursuant to incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for officers, directors, employees, consultants and advisers.

Incentive stock options may not be granted at less than the fair market value of the Company's common stock at the date of grant. The options can be exercisable at various dates, as determined by the Company's Board of Directors, and will expire no more than ten years from the date of grant. Options granted under the Option Plan are restricted as to transfer. For holders of more than 10% of the Company's voting stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company's common stock at the date of grant, with an expiration date not to exceed five years. Options granted under the Option Plan vest over periods as determined by the Board of Directors, which are generally a period of four years from the date of grant for employees and six months from the date of grant for non-employees.

The Board of Directors of the Company has determined the fair value of the Company's common stock in its good faith judgment at each option grant date under the Option Plan, considering a number of factors, including the financial and operating performance of the Company, recent transactions in the Company's capital stock, if any, the values of similarly situated companies and the lack of marketability of the Company's common stock.

In October 2003, the Company's Board of Directors and stockholders amended the Option Plan to increase the total number of shares available for issue from 750,000 to 1,050,000; and in October 2004, the Company's Board of Directors and stockholders amended the Option Plan to increase the total number of shares available for issue from 1,050,000 to 1,350,000.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

STOCKHOLDERS' EQUITY (DEFICIT) (continued)

1999 Stock Option Plan (continued)

A summary of option activity for the years ended December 31, 2004 and 2003 is as follows:

                                                     2004                    2003
                                            --------------------------------------------
                                                       Weighted                 Weighted
                                                       Average                  Average
                                                       Exercise                 Exercise
                                             Shares     Price       Shares       Price
                                             ------     -----       ------       -----
      Outstanding at beginning of year      740,931   $     1.75    532,881    $   1.79
      Granted                               141,660         1.67    208,650        1.67
      Forfeited                                  --           --       (600)       1.67
                                            --------                  -----

          Outstanding at end of year        882,591   $     1.74    740,931    $   1.75
                                            ========                =====

      Exercisable at end of year            697,866   $     1.71    377,406    $   1.66

      The following table summarizes information about stock options outstanding at December 31, 2004:

                                     Options Outstanding                      Options Exercisable
                        --------------------------------------------      ---------------------------
                                           Weighted
                                            Average         Weighted                        Weighted
                                           Remaining        Average                         Average
                           Number         Contractual       Exercise         Number         Exercise
     Exercise Price     Outstanding       Life (Yrs.)        Price        Exercisable        Price
     --------------     -----------       -----------        -----        -----------        -----
         $0.42             128,400            7.9             $0.42          128,400          $0.42
         $1.67             607,980            8.2             $1.67          442,305          $1.67
         $2.50              23,400            5.6             $2.50           23,400          $2.50
        $3.33              122,811            6.5             $3.33          103,761          $3.33
                       -----------                                       -----------

                           882,591            7.8             $1.74          697,866          $1.71
                       ===========                                       ===========

At December 31, 2004, 469,409 stock options were available for grant from the Option Plan.

During 2001 and 2000, common stock options were issued to consultants with six-month cliff vesting. These options have been recorded at fair value using the Black-Scholes option-pricing model. This resulted in additional paid-in capital and non-cash compensation expense of $88,854 and $74,003 in 2001 and 2000, respectively.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

STOCKHOLDERS' EQUITY (DEFICIT) (continued)

1999 Stock Option Plan (continued)

During 2002 and 2001, common stock options were issued to employees at exercise prices deemed to be less than the fair value of the underlying common stock. The grants were fully vested upon issuance, and resulted in additional paid-in capital and non-cash compensation expense of $82,500 and $49,000 in 2002 and 2001, respectively.

During 2003 and 2002, common stock options were issued to consultants with six-month cliff vesting. These options have been recorded at fair value using the Black-Scholes option-pricing model. This resulted in additional paid-in capital and non-cash compensation expense of $107,982 and $39,169 in 2003 and 2002, respectively.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

STOCKHOLDERS' EQUITY (DEFICIT) (continued)

1999 Stock Option Plan (concluded)

During the year ended December 31, 2004, options to purchase 127,326 shares of Common Stock were issued to consultants with six-month cliff vesting. These options have been recorded at fair value using the Black-Scholes option pricing model. This resulted in additional paid-in capital and non-cash compensation expense of $128,349.

Equity Instruments Issued to Non-employees

From time to time since its inception, the Company has issued equity instruments to certain non-employees in exchange for services. When deemed appropriate, the Company has issued equity securities in exchange for services in order to conserve cash as well as to align the interests of certain vendors with those of the Company. The services received related primarily to obtaining financing, engineering services related to research and development, sales and marketing services and general management consulting. The equity instruments issued include warrants, options, and preferred and common stock. The equity instruments were recorded at fair value based on either the value of the services rendered or the securities issued, whichever is more readily determinable. In all instances, the Company determined the fair value of the equity instruments issued to be more readily determinable. The fair value of preferred and common stock issued was determined by the most recent price at which the same or substantially similar securities were sold to outside investors. The fair value of options and warrants was determined using the Black-Scholes model using the assumptions as described in Note 2 above and Note 13.

13.   WARRANTS

In 2000, the Company issued warrants to purchase 36,054 (see Note 7) shares of common stock at $1.67 per share in conjunction with certain demand notes payable. The warrants have a term of five years. These warrants have been recorded at fair value using the Black-Scholes option-pricing model. This resulted in additional paid-in capital and non-interest expense of $50,008 in 2000.

In 2001, the Company issued warrants to purchase 7,767 shares of common stock at $1.67 per share in conjunction with certain demand Notes Payable. The warrants have a term of five years. These warrants have been recorded at fair value using the Black-Scholes option-pricing model. This resulted in additional paid-in capital and non-interest expense of $12,945 in 2001. In addition, in 2001, the Company issued warrants to purchase 43,200 shares of common stock at $1.67 per share in conjunction with the issuance of Series A Preferred Stock. The warrants have a term of two years. These warrants have been recorded at fair value using the Black-Scholes option-pricing model. The value of these warrants, $23,622, was recorded as additional paid-in capital and a non-cash stock issuance cost for the Series A Preferred Stock in 2001.

In 2002, the Company issued warrants to purchase 4,080 shares of common stock at $1.67 per share in conjunction with certain demand Notes Payable. The warrants have a term of five years. These warrants have been recorded at fair value using the Black-Scholes option-pricing model. This resulted in additional paid-in capital and non-interest expense of $6,800 in 2002. In addition, in 2002, the Company issued warrants to purchase 4,812 shares of common stock at $1.67 per share in conjunction with the issuance of Series B Preferred Stock. The warrants have a term of one year. These warrants have been recorded at fair value using the Black-Scholes option-pricing model. The value of these warrants, $2,243, was recorded as additional paid-in capital and a non-cash stock issuance cost for the Series B Preferred Stock in 2002.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

WARRANTS (continued)

In 2003, the Company issued warrants to purchase 48,000 shares of Series C Convertible Preferred Stock at $5.00 per share in conjunction with the Bridge Notes payable (see Note 7). The warrants have a term of five years. These warrants have been recorded at fair value using the Black-Scholes option-pricing model. This resulted in the relative fair value of the warrants of $121,470 being recorded as additional paid-in capital and a discount on the Bridge Notes payable.

In 2003, the Company issued warrants to purchase 193,512 shares of common stock at $1.67 per share in conjunction with certain Notes Payable and amendments thereto (see Note 7). The warrants have a term of five years. These warrants have been recorded at fair value using the Black-Scholes option-pricing model. This resulted in additional paid-in capital, note payable discount and non-cash interest expense of $193,263, $72,831 and $120,432, respectively, in 2003. In addition, in 2003, the Company issued warrants to purchase 60,000 shares of common stock at $1.67 per share to a consultant in conjunction with investment services. The warrants have a term of five years. These warrants have been recorded at fair value using the Black-Scholes option-pricing model. The value of these warrants, $60,184, was recorded as additional paid-in capital and a non-cash compensation expense in 2003.

In 2004, the Company issued warrant to purchase 153,900 shares of Series C Convertible Preferred Stock at $5.00 per share with a term of two years. These warrants have been recorded at their relative fair value using the Black-Scholes option-pricing model. This resulted in $297,955 of the Series C Convertible Preferred Stock proceeds being allocated to additional paid in capital.

In conjunction with the Debt Agreement entered into in June 2004 (see Note 7), all warrants issued to WMS were cancelled and additional warrants granted in the form of two new warrant agreements totaling 216,000 and 512,892 shares of common stock exercisable at $0.83 and $1.67 per share, respectively. The warrants have terms of ten years. As the warrants were issued in conjunction with the debt consolidation and extension, the relative fair value of the warrants, $322,106, was recorded as additional paid-in capital and a debt discount on the Notes Payable.

In October 2004, the Company exercised its first of five six-month extensions on the WMS Note Payable, extending the maturity date to July 2005. In exchange for the extension, the Company issued to WMS a warrant to purchase 150,000 shares of Common Stock at $1.67 per share with a term of ten years. The fair value of the warrants, $193,530, was recorded as non-cash interest expense.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

WARRANTS (continued)

A summary of warrant activity for the years ended December 31, 2004 and 2003 is as follows:

                                                  2004                         2003
                                            ---------------------   -------------------------
                                                        Weighted                   Weighted
                                                         Average                   Average
                                                        Exercise                   Exercise
                                            Shares       Price         Shares       Price
                                            ------       -----         ------       -----
      Outstanding at beginning of year      397,425    $     2.07       95,913   $     1.67
      Granted                             1,032,792    $     1.99      301,512   $     2.20
      Cancelled                            (289,425)   $     1.67           --   $       --
                                          ---------                    -------

          Outstanding at end of year      1,140,792    $     2.10      397,425   $     2.07
                                          =========                    =======

All warrants are fully vested and exercisable upon issuance.

The following table summarizes information about warrants outstanding at December 31, 2004:

                                          Shares         Class of        Exercise      Date of
                                       Exercisable         Stock           Price       Expiration
                                       ------------    --------------    ----------    ------------------
Issued to WMS in conjunction with        216,000           Common           $0.83       June 2014
   Notes Payable and Convertible
   Debentures                            512,892          Common            $1.67       June 2014
Issued in conjunction with Series
   B-1 Preferred Stock                    60,000           Common           $1.67       July 2008
Issued in conjunction with Series C                                                    June - December
   Convertible Preferred Stock           153,900        Preferred C         $5.00       2006
Issued in conjunction with Bridge
   Notes Payable                          48,000         Preferred C        $5.00       September 2008
Issued in conjunction with extension
   of Note Payable to WMS                150,000           Common           $1.67       October 2014
                                       ---------
                Total                  1,140,792                            $2.10
                                       =========

The fair value of warrants was estimated as of the date of grant using the Black-Scholes model. The following weighted average assumptions were used for grants in 2004 and 2003:

                                                 2004          2003
                                                 ----          ----
      Fair value of stock                     $     1.67    $     1.67
      Expected volatility                             70%           70%
      Expected dividend yield                          0%            0%
      Expected lives of warrants (in years)          6.7           5.0
      Risk-free interest rate                       3.38%         2.09%

The warrant holders have piggyback registration rights in the event of the Company filing any registration statement under the Securities Act.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

14.   COMMITMENTS

Operating Leases

The Company leases approximately 3,000 square feet of office space from the Company's founder under a one-year lease expiring in October 2005 and 1,950 square feet of manufacturing space in Nashua, New Hampshire from an unrelated third party on a month-to-month basis. The manufacturing space was rented commencing in November 2003. Total rent expense was $38,400 and $31,050 for the years ended December 31, 2004 and 2003, respectively. There are no future minimum lease payments required under noncancelable operating leases with an initial term in excess of one year.

Contracts

On October 13, 2001, the Company entered into an agreement with Twain Associates, Inc. ("Twain") in the interest of developing and implementing a strategic plan to penetrate the Japanese market. The Company agreed to pay Twain a monthly retainer fee of $10,000. Should six months (consecutive or nonconsecutive) elapse without payment, Twain retains the right to directly and exclusively license the Company's technology at Twain's expense and risk. In addition to the retainer fee, the Company will pay Twain a 1% commission on all sales in Japan up to a total of $100,000,000 in sales, and a lesser percentage for sales beyond that amount. The monthly retainer fee will be net of commissions, and commissions higher than the monthly fee will carry forward into future periods. The Company will also pay Twain a one-time bonus of $1,000,000 if sales in any twelve-month period reach $100,000,000. The agreement was amended on April 4, 2003, asserting a $150,000 liability of the Company to Twain which shall be paid down at a rate of $5,000 per month, and stipulating that the full amount will become payable on demand should two months elapse without payment. In this event of default, Twain will secure the licensing rights detailed above. At December 31, 2004, the remaining balance of the Twain amounts payable was $60,000.

On April 1, 2002, the Company entered a consulting agreement with Alexandros Partners LLC ("Alexandros"). Alexandros was retained to provide services as advisors to the Company with respect to proposed capital financing as well as other financial management services, and the agreement was to continue until completion of a financing, but no later than April 1, 2003. Upon the initial closing of a financing, the Company is required to pay Alexandros $50,000 in cash, and issue Alexandros a warrant to purchase 60,000 shares of the Company's common stock. The warrant will have a five-year life at an exercise price equal to the price per share of the securities issued at the initial closing of the financing. Under the consulting agreement, the Company issued Alexandros a warrant to purchase 60,000 shares of the Company's common stock, which resulted in a charge of $60,184 to general and administrative expense in July 2002. In lieu of the $50,000 cash payment, the Company issued Alexandros 10,000 shares of its Series B Preferred Stock.

See report of independent registered public accounting firm

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

COMMITMENTS (continued)

On July 7, 2004, and after the expiration of the initial agreement, the Company entered into a second consulting agreement with Alexandros. The term of the agreement will expire upon the earlier of completion of a financing or July 7, 2005. Upon execution of the agreement, the Company paid Alexandros $22,000, and upon closing of a financing in an amount of at least $1 million, the Company will pay at its option either a) $50,000 in cash, or b) shares of the Company's or its successor's common stock calculated as $50,000 divided by the purchase price per share of common stock issued in the financing. In addition, within 30 days of the financing, the Company will issue a warrant for 150,000 shares of common stock. The warrant will provide for full ratchet anti-dilution and will be exercisable for a period of seven years at an exercise price equal to the purchase price per share of common stock issued in the financing. The number of shares under the warrant will be adjusted to reflect certain instances of stock splits, recapitalizations, or dividends that may occur during the term of the warrant. The warrant will become exercisable upon any liquidation or transaction of the Company. The Company will pay out the same consideration as above if a transaction is closed as a result of Alexandros' efforts, but will only compensate the first such event to occur.

On January 17, 2003, Etain Companies, LLC ("Etain") contracted to provide general consulting and strategic services for the Company. This agreement is terminable after six months with a two-month notice period. In 2003, 92,250 stock options were issued to Etain under this agreement. These options have been recorded at fair value using the Black-Scholes option-pricing model assumptions. This resulted in compensation expense of $92,627 being recorded to general and administrative expense in 2003. On January 1, 2004, the Company amended its agreement with Etain. In consideration for its services, the Company will pay Etain $1,000 per month and issue Etain options for 6,000 shares of common stock per month under the 1999 Stock Option Plan.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

COMMITMENTS (continued)

Contracts (continued)

In December 2002, the Company signed a strategic distribution agreement with Lancy Water Technologies ("Lancy"), a subsidiary of Norman Hay plc for distribution of Ovation distillers for three specific industrial waste stream applications. The Company received an order for ten commercially-ready units priced at $12,000 each and received an $80,000 down payment against the order. The Company shipped four prototype units to Lancy (two units in December 2004 and another two units in January 2005), which are being utilized by Lancy on an evaluative basis to filter waste water produced at Lancy's facilities. Lancy provides the Company with ongoing statistical results of this filtration process which the Company uses to calibrate and modify its developing technology. At December 31, 2004, Lancy has not formally accepted the delivered units and the Company remains obligated to deliver ten fully-functional units, which the Company anticipates fulfilling by the end of 2005.

The Company entered into a License Agreement with WMS (the "License") which granted WMS an exclusive license to manufacture all or part of the Company's countertop water distiller product. The License provided exclusivity in a territory including the United States, Canada, and Mexico. In consideration of the License, WMS paid a one-time fee of $10,000 and agreed to pay royalties to the Company on product sales, subject to minimum royalty payments. After an initial five-year term, the License will be renewable annually thereafter, and may be terminated upon six months written notice by the Company if WMS fails to attain certain sales targets or royalty levels, or by WMS if the License is rendered non-exclusive. The Company has received no royalties under the License in 2004 and 2003.

The Company entered into a Distribution Agreement in December 1997 with WMS that provided for the supply of product by the Company at least as favorable as the best discount rate offered by the Company to any of its customers. The Distribution Agreement shall run for an initial five year term commencing on the date of first product manufacture. Thereafter, the Distribution Agreement shall be renewable in three successive five-year periods unless terminated at the sole discretion of WMS prior to the end of the then-current period. There were no sales under the Distribution Agreement in 2004 and 2003.

In June 2004, the Company and WMS renegotiated their outstanding 1997 Debenture Purchase and Distribution and License Agreements, consolidating the two into an Amended and Restated Debt Agreement (the "Debt Agreement", see Note 7) and a Restated License Agreement (the "Revised License"). The Revised License reinstates the exclusive territory of the United States, Canada, and Mexico, and provides WMS with the ability to sublicense any and all of its rights, subject to the Company's review and approval. The sublicensing business will render the same royalty payments as though the sales were made directly by WMS.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

COMMITMENTS (concluded)

Contracts (concluded)

The royalty rates are substantially the same as those provided for in the previous License, including tiered payment structure and annual royalty minimums. Should the Company provide licensing to any other third party during the term of the Revised License, it will be deemed to have provided WMS a like license, except that WMS would not be obligated to pay any engineering or reimbursement costs that the original license may contemplate. The Revised License runs for an initial five-year term from date of first commercial shipment by the Company, and automatically renewed year to year thereafter.

In conjunction with the issuance of Series A Preferred Stock on December 29, 2000, the Company entered a Strategic Alliance and Distribution Agreement (the "Agreement") with S.J. Electro Systems, Inc. ("SJE"), an international distributor of septic system appliances. The Agreement gives SJE the right to develop, market, sell and distribute the Company's septic appliances that incorporate the Company's distiller technology. As part of the Agreement, the Company granted an exclusive license to SJE in its intellectual property for use in certain septic appliances. Under the Agreement, SJE will be responsible for developing and maintaining market channels for the Clean Water Appliance. As part of the agreement, the Company granted SJE with exclusive distribution rights in the United States, Canada, and Mexico. The exclusivity term shall commence on the date that both parties agree in writing that sales of commercial quantities of product are initially made, and terminates on the later of the 7th anniversary of the commencement date or the date that SJE received a total of $50,000,000 in profit-sharing, as defined. In no event shall the termination date exceed the 10th anniversary of the commencement date. The Agreement shall terminate upon the earlier of the exclusivity termination within the distribution rights terms or the termination of the distribution rights term. Contemporaneous with the Strategic Alliance and Distribution Agreement, the Company signed a License Agreement with SJE, which provided for payment of royalties to the Company equal to 5% of all product sold by SJE. The Company received no royalties under the SJE License Agreement in 2004 and 2003.

In conjunction with the Agreement with SJE, the Company agreed to pay WMS, in exchange for WMS waiving its exclusive worldwide marketing rights, 4% of any cash or other consideration received from SJE up to a total payment of $450,000. At the option of WMS, this payment may be made in cash, common stock or notes payable and warrants to purchase common stock. If the payment method selected by WMS includes warrants, the number of warrants issued will be calculated by dividing the amount due by the then current market value of the Company's common stock.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

15.      SUBSEQUENT EVENTS

On January 1, 2005, the Company revised its agreement with Etain. In exchange for strategic services, the Company agreed to pay Etain $10,000 monthly for four consecutive months, and provide Etain with 9,000 options per month for the same four-month period. The agreement expires on April 30, 2005.

In February 2005, the Company entered an agreement with Brimberg & Company ("Brimberg") outlining the terms of Brimberg's services as a financial advisor. Should the Company raise capital in a private or public offering of its equity securities with a party that was introduced to the Company by Brimberg, the Company will pay Brimberg 5% of the gross proceeds from such transaction, as well as warrants coverage for common stock equal to 5% of the total shares of the Company's stock purchased by investors introduced to the Company by Brimberg. The price of such warrants shall be equal to the price paid by the investors for the stock. The warrants shall contain the same terms as any warrants that may be issued to the investors in conjunction with the equity placement. Should no warrants be issued to investors introduced by Brimberg, the warrants issued to Brimberg shall provide for "full ratchet" antidilution protection and expire ten years from the final closing date. The engagement shall be terminated upon the earlier of (i) the closing of a financing by the Company in which investors invest a maximum of $2.0 million, or (ii) December 31, 2005 upon written notice by either party. The terms will remain in effect for the 12 month period following the expiration of the agreement.

In February 2005, the Company revised its agreement with Lancy. Lancy agreed to pay the Company $120,000 for ten distillers deliverable throughout 2005, $80,000 in cash already deposited with the Company and $40,000 in Lancy's capital stock. Forty-one shares of Lancy's stock were issued to the Company in February 2005. Should the Company fail to deliver the distillers before November 2005, Lancy will retain the option to repurchase the shares for $1.00.

In February 2005, the Company and Ardour Capital Investments ("Ardour") entered an agreement under which Ardour would provide financial advisement to the Company, with respect to raising $4 million to $5 million in equity capital. In return for Ardour's efforts, the Company agreed to pay a one-time fee of $10,000 in February 2005 and a monthly retainer of $5,000 accrued beginning in March 2005 and paid upon the successful raising of $400,000 in new capital or the successful completion of the Company's $400,000 Series C Preferred Stock extension financing, whichever is earlier. The Company shall pay Ardour 5% of the total amounts invested by investors introduced to the Company by Ardour and warrant coverage of 5% of the shares issued in any investment by introduced investors. Investors who have not been introduced to the Company by either Ardour or Brimberg, and invest in the Company's securities up to 60 days following the termination of the agreement, shall trigger payments to Ardour of 2% of the total amount invested by such investor and warrant coverage of 3% of the total number of shares purchased by the investor in the same financing. The agreement may be terminated by the Company at any time upon 30 days written notice.

See report of independent registered public accounting firm.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (Concluded)

SUBSEQUENT EVENTS (concluded)

In February 2005, the Company issued 22,500 shares of its Series C Convertible Preferred Stock in exchange for proceeds of $87,500 and a note receivable in the amount of $25,000. Holders of the Series C Convertible Preferred Stock received warrants to purchase an additional 6,750 shares of Series C Convertible Preferred Stock at $5.00 per share.

16.   RECAPITALIZATION

On September 30, 2005, the Company held a special meeting of stockholders (the "Special Meeting").

At the Special Meeting, the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock into common stock at the ratios set forth below was approved by the holders of each respective series voting separately (the "Common Stock Conversion").

      o Series A Preferred Stock into common stock at a ratio of five shares of preferred stock to seven shares of common stock;

      o Series B Preferred Stock into common stock at a ratio of five shares of preferred stock to six shares of common stock;

      o Series B-1 Preferred Stock into common stock at a ratio of five shares of preferred stock to six shares of common stock; and

      o Series C Preferred Stock into common stock at a ratio of five shares of preferred stock to eight shares of common stock.

Upon conversion of the Series A Preferred Stock, holders of the Series A Preferred Stock received an additional 301,332 shares of common stock as a result of anti-dilution protection applicable to the Series A Preferred Stock.

In addition, each of the following matters was approved at the Special Meeting by a vote of the holders of our common stock and preferred stock voting together:

      o Issuance of additional shares of common stock in order to effectuate the Common Stock Conversion;

      o     A three-for-one split of the common stock.

      o     Amendments to Ovation's certificate of incorporation to:

            o     effect the three-for-one stock split of the common stock;

            o reduce the par value of the common stock and the preferred stock to $0.01 per share;

            o eliminate the designation of the four series of preferred stock;

            o increase the authorized number of shares of common stock to 40,000,000 shares;

            o increase the authorized number of shares of preferred stock to 10,000,000 shares; and

            o     provide for undesignated shares of preferred stock.

In connection with the Common Stock Conversion, the Company offered the holders of certain warrants the opportunity to exchange their warrants for common stock.

As a result of the transactions described above, as of September 30, 2005, all classes of preferred stock converted into 5,105,366 shares of common stock and warrants to purchase 790,200 shares of common stock at prices between $1.67 and $2.00 were exchanged for 1,935,900 shares of common stock. Warrants remained outstanding for the purchase of 1,274,892 shares of common stock at exercise prices between $0.83 and $1.67.

Retroactive Restatement

All common stock share and per share information has been retroactively restated to reflect the three-for-one split of the common stock and the reduction in the par value of the common stock.

See report of independent registered public accounting firm.

                    UNAUDITED INTERIM FINANCIAL STATEMENTS OF
                      OVATION PRODUCTS CORPORATION FOR THE
                     SIX MONTHS ENDED JUNE 30, 2005 AND 2004
       AND FOR THE PERIOD FROM MARCH 1, 1996 (INCEPTION) TO JUNE 30, 2005
                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                           June 30,         December 31,
                                                                             2005               2004
                                                                         (unaudited)
                                                                          -----------        -----------
Current assets:
   Cash and cash equivalents                                              $   293,324        $   186,681
   Prepaid expenses                                                             9,895             45,119
                                                                          -----------        -----------
      Total current assets                                                    303,219            231,800
                                                                          -----------        -----------

Property and equipment, net of accumulated depreciation                        10,631             12,967
                                                                          -----------        -----------

Other assets:
   Patents, net of accumulated amortization                                   323,834            308,565
                                                                          -----------        -----------

      Total assets                                                        $   637,684        $   553,332
                                                                          ===========        ===========

Current liabilities:
   Accounts payable                                                       $   583,723        $   484,288
   Accrued expenses                                                           219,722            126,883

   Note payable                                                               478,535            478,535

  Note payable, net of discount                                                35,943                 --
   Customer deposit                                                            80,000             80,000
                                                                          -----------        -----------
      Total current liabilities                                             1,397,923          1,169,706
                                                                          -----------        -----------

Commitments

Stockholders' deficit:
   Series A Preferred Stock, $1.00 par value; 200,000 shares authorized;
     160,000 shares issued and outstanding; (preference
     in liquidation of $441,315 at June 30, 2005)                           1,746,968          1,746,968
   Series B Preferred Stock, $1.00 par value; 300,000 shares
     authorized; 294,102 shares issued and outstanding;  (preference
     in liquidation of $250,741 at June 30, 2005)                           1,379,205          1,379,205
   Series B-1 Preferred Stock, $1.00 par value; 300,000 shares authorized; 131,000 shares issued and outstanding;  (preference
     in liquidation of $84,239 at June 30, 2005)                              607,290            607,290
   Series C Preferred Stock, $1.00 par value; 775,000 shares
     authorized; 542,016 and 513,016 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively;
     (preference in liquidation of $162,826 at June 30, 2005)               2,276,759          2,150,721
   Common stock, $0.01 par value; 40,000,000 shares authorized;
     2,187,903 and 1,887,903 shares issued and outstanding at June
     30, 2005 and December 31, 2004, respectively                              21,879             18,879
   Additional paid-in capital                                               4,774,614            3,899,822
   Deficit accumulated during development stage                           (11,566,954)        (10,419,259)
                                                                          -----------        -----------
      Total stockholders' deficit                                            (760,239)          (616,374)
                                                                          -----------        -----------

      Total liabilities and stockholders' deficit                         $   637,684        $   553,332
                                                                          ===========        ===========

The accompanying notes are an integral part of these financial statements.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                               STATEMENTS OF LOSS
                                   (unaudited)

                                                                                                                 Period of
                                                                                                               March 1, 1996
                                                                                                              (Inception) to
                                          Three months ended June 30,          Six months ended June 30,          June 30,
                                             2005              2004             2005              2004              2005
                                        ------------      ------------      ------------      ------------      ------------
Revenues                                $         --      $         --      $         --      $         --      $         --
                                        ------------      ------------      ------------      ------------      ------------

Operating expenses:
   Research and development                  206,504           306,785           460,533           597,503         6,568,735
   Sales and marketing                            11             6,679               137             7,863            24,682
   General and administrative                313,339           141,858           472,149           269,925         3,506,117
                                        ------------      ------------      ------------      ------------      ------------
      Total operating expenses               519,854           455,322           932,819           875,291        10,099,534
                                        ------------      ------------      ------------      ------------      ------------

      Operating loss                        (519,854)         (455,322)         (932,819)         (875,291)      (10,099,534)
                                        ------------      ------------      ------------      ------------      ------------

Other income (expense):
   Interest income                                79               387               253               760            30,784
   Interest expense                          (10,462)          (42,274)         (215,129)         (231,469)       (1,468,610)
                                        ------------      ------------      ------------      ------------      ------------
      Other expense, net                     (10,383)          (41,887)         (214,876)         (230,709)       (1,437,826)
                                        ------------      ------------      ------------      ------------      ------------

Loss before provision for
  income taxes                              (530,237)         (497,209)       (1,147,695)       (1,106,000)      (11,537,360)

Provision for income taxes                        --               100                --             3,674            29,594
                                        ------------      ------------      ------------      ------------      ------------

      Net loss                          $   (530,237)     $   (497,309)     $ (1,147,695)     $ (1,109,674)     $(11,566,954)
                                        ============      ============      ============      ============      ============

Basic and diluted net loss per
  common share                          $      (0.28)     $      (0.27)     $      (0.60)     $      (0.59)     $      (7.71)
                                        ============      ============      ============      ============      ============

Shares used in computing basic and
  diluted net loss per common share        1,927,569         1,869,903         1,907,736         1,869,903         1,499,652
                                        ============      ============      ============      ============      ============

The accompanying notes are an integral part of these financial statements.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                   (unaudited)

                                                                    Series A                  Series B              Series B-1
                                             Common Stock        Preferred Stock           Preferred Stock        Preferred Stock
                                       ---------------------   ---------------------   ----------------------    -------------------
                                          Shares     Amount     Shares      Amount       Shares      Amount      Shares      Amount
                                       ---------   ---------   --------   ----------   ---------   ----------    -------   ---------
Balance at Inception (March 1, 1996)          --   $      --         --   $       --          --   $       --         --   $      --
Issuance of common stock to founders     853,200       8,532         --           --          --           --         --          --
Issuance of common stock                  54,000         540         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------   --------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 1996             907,200       9,072         --           --          --           --         --          --
Issuance of common stock                  36,000         360         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------   --------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 1997             943,200       9,432         --           --          --           --         --          --
Issuance of common stock                 383,280       3,833         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------   --------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 1998           1,326,480      13,265         --           --          --           --         --          --
Issuance of common stock                  93,000         930         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------   --------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 1999           1,419,480      14,195         --           --          --           --         --          --
Issuance of common stock                 449,823       4,498         --           --          --           --         --          --
Fair value of stock options and warrants
  granted to non-employees                    --          --         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------   --------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 2000           1,869,303      18,693         --           --          --           --         --          --
Issuance of Series A Preferred Stock
  and warrants, net of issuance costs
  of $53,032                                  --          --    160,000    1,746,968          --           --         --          --
Intrinsic value of options granted to
  an employee                                 --          --         --           --          --           --         --          --
Fair value of warrants issued to
  non-employees                               --          --         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------   --------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 2001           1,869,303      18,693    160,000    1,746,968          --           --         --          --
Issuance of Series B Preferred Stock,
  net of issuance costs of $91,290            --          --         --           --     283,102    1,324,205         --          --
Issuance of common stock for services        600           6         --           --          --           --         --          --
Series B Preferred Stock issued in
  exchange for engineering services           --          --         --           --      11,000       55,000         --          --
Intrinsic value of options granted to
  an employee                                 --          --         --           --          --           --         --          --
Fair value of stock options and
  warrants granted to non-employees           --          --         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------   --------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 2002           1,869,903      18,699    160,000    1,746,968     294,102    1,379,205         --          --
Issuance of Series B-1 Preferred Stock,
  net of issuance costs of $47,710            --          --         --           --          --           --    131,000     607,290
Fair value of warrants issued in
  connection with bridge notes payable        --          --         --           --          --           --         --          --
Beneficial conversion feature on bridge
  notes payable                               --          --         --           --          --           --         --          --
Fair value of stock options and warrants
  granted to non-employees                    --          --         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------   --------   ----------   ---------   ----------    -------   ---------
Balance at December 31, 2003           1,869,903      18,699    160,000    1,746,968     294,102    1,379,205    131,000     607,290
Issuance of Series C Preferred Stock
  and warrants, net of issuance costs
  of $116,404                                 --          --         --           --          --           --         --          --
Conversion of bridge notes and accrued
  interest into Series C Preferred Stock      --          --         --           --          --           --         --          --
Common stock issued in exchange for
  investment services in connection with
  Series C Preferred Stock                18,000         180         --           --          --           --         --          --
Fair value of warrants issued in
  connection with notes payable               --          --         --           --          --           --         --          --

Fair value of stock options granted to
    non-employees                             --          --         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------   --------   ----------   ---------   ----------    -------   ---------

Balance at December 31, 2004           1,887,903      18,879    160,000    1,746,968     294,102    1,379,205    131,000     607,290
Issuance of Series C Preferred Stock and
  warrants, net of issuance costs of
  $1,274                                      --          --         --           --          --           --         --          --
Fair value of warrants issued in
  connection with notes payable               --          --         --           --          --           --         --          --
Fair value of stock options granted
  to non-employees                            --          --         --           --          --           --         --          --
Issuance of common stock and warrants    300,000       3,000         --           --          --           --         --          --
Net loss                                      --          --         --           --          --           --         --          --
                                       ---------   ---------   --------   ----------   ---------   ----------    -------   ---------

Balance at June 30, 2005               2,187,903   $  21,879    160,000   $1,746,968     294,102   $1,379,205    131,000   $ 607,290
                                       =========   =========   ========   ==========   =========   ==========    =======   =========

The accompanying notes are an integral part of these financial statements.

                                               Series C             (Discount)       Deficit
                                            Preferred Stock         Additional    Accumulated     Stockholders'
                                         -----------------------      Paid-in        During          Equity
                                          Shares       Amount         Capital      Development     (Deficit)
                                         --------   ------------   ------------    ------------    ------------
Balance at Inception (March 1, 1996)           --   $         --   $         --    $         --    $         --
Issuance of common stock to founders           --             --         (1,462)             --           7,070
Issuance of common stock                       --             --         44,460              --          45,000
Net loss                                       --             --             --         (50,197)        (50,197)
                                         --------   ------------   ------------    ------------    ------------
Balance at December 31, 1996                   --             --         42,998        (50,197)          1,873
Issuance of common stock                       --             --         29,640              --          30,000
Net loss                                       --             --             --        (178,101)       (178,101)
                                         --------   ------------   ------------    ------------    ------------
Balance at December 31, 1997                   --             --         72,638       (228,298)       (146,228)
Issuance of common stock                       --             --        575,367              --         579,200
Net loss                                       --             --             --        (430,587)       (430,587)
                                         --------   ------------   ------------    ------------    ------------
Balance at December 31, 1998                   --             --        648,005        (658,885)          2,385
Issuance of common stock                       --             --        154,070              --         155,000
Net loss                                       --             --             --        (538,696)       (538,696)
                                         --------   ------------   ------------    ------------    ------------
Balance at December 31, 1999                   --             --        802,075      (1,197,581)       (381,311)
Issuance of common stock                       --             --      1,091,407              --       1,095,905
Fair value of stock options and warrants
  granted to non-employees                     --             --        124,083              --         124,083
Net loss                                       --             --             --      (1,152,737)     (1,152,737)
                                         --------   ------------   ------------    ------------    ------------
Balance at December 31, 2000                   --             --      2,017,565      (2,350,318)       (314,060)
Issuance of Series A Preferred Stock
  and warrants, net of issuance costs
  of $53,032                                   --             --         23,622              --       1,770,590
Intrinsic value of options granted to
  an employee                                  --             --         49,000              --          49,000
Fair value of warrants issued to
  non-employees                                --             --        101,799              --         101,799
Net loss                                       --             --             --      (1,708,501)     (1,708,501)
                                         --------   ------------   ------------    ------------    ------------
Balance at December 31, 2001                   --             --      2,191,986      (4,058,819)       (101,172)
Issuance of Series B Preferred Stock,
  net of issuance costs of $91,290             --             --          2,243              --       1,326,448
Issuance of common stock for services          --             --            994              --           1,000
Series B Preferred Stock issued in
  exchange for engineering services            --             --             --              --          55,000
Intrinsic value of options granted to
  an employee                                  --             --         82,500              --          82,500
Fair value of stock options and
  warrants granted to non-employees            --             --         45,969              --          45,969
Net loss                                       --             --             --      (1,790,640)     (1,790,640)
                                         --------   ------------   ------------    ------------    ------------
Balance at December 31, 2002                   --             --      2,323,692      (5,849,459)       (380,895)
Issuance of Series B-1 Preferred Stock,
  net of issuance costs of $47,710             --             --             --              --         607,290
Fair value of warrants issued in
  connection with bridge notes payable         --             --        121,470              --         121,470
Beneficial conversion feature on bridge
  notes payable                                --             --        121,471              --         121,471
Fair value of stock options and warrants
  granted to non-employees                     --             --        361,429              --         361,429
Net loss                                       --             --             --      (1,846,410)     (1,846,410)
                                         --------   ------------   ------------    ------------    ------------
Balance at December 31, 2003                   --             --      2,928,062      (7,695,869)     (1,015,645)
Issuance of Series C Preferred Stock
  and warrants, net of issuance costs
  of $116,404                             339,040      1,280,841        297,955              --       1,578,796
Conversion of bridge notes and accrued
  interest into Series C Preferred Stock  173,976        869,880             --              --         869,880

Common stock issued in exchange for
  investment services in connection with
  Series C Preferred Stock                     --             --         29,820              --          30,000
Fair value of warrants issued in
  connection with notes payable                --             --        515,636              --         515,636
Fair value of stock options granted to
    non-employees                              --             --        128,349              --         128,349
Net loss                                       --             --             --      (2,723,390)     (2,723,390)
                                         --------   ------------   ------------    ------------    ------------

Balance at December 31, 2004              513,016      2,150,721      3,899,822     (10,419,259)       (616,374)
Issuance of Series C Preferred Stock and
  warrants, net of issuance costs of
  $1,274                                   29,000        126,038         17,688              --         143,726
Fair value of warrants issued in
  connection with notes payable                --             --        223,135              --         223,135
Fair value of stock options granted
  to non-employees                             --             --        136,969              --         136,969
Issuance of common stock and warrants          --             --        497,000            --         500,000
Net loss                                       --             --             --      (1,147,695)     (1,147,695)
                                         --------   ------------   ------------    ------------    ------------

Balance at June 30, 2005                  542,016   $  2,276,759   $  4,774,614    $(11,566,954)   $   (760,239)
                                         ========   ============   ============    ============    ============

The accompanying notes are an integral part of these financial statements.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                    Period of March
                                                                                        1, 1996
                                                                                    (inception) to
                                                    Six months ended June 30,           June 30,
                                                    2005                2004              2005
                                                 ------------      ------------      --------------
Cash flows from operating activities:
   Net loss                                      $ (1,147,695)     $ (1,109,674)     $  (11,566,954)
   Adjustments to reconcile net loss to
     net cash used in operating activities:
      Depreciation                                      2,336             1,404              36,968
      Amortization of patents                           7,549             4,102              36,097
      Stock-based compensation related to
        options and warrants                               --           395,857             454,362
      Write-off of abandoned patents                       --                --             711,967
      Non-cash interest expense on notes
        payable and bridge notes                      199,078            78,516           1,130,321
      Non-cash investment service expenses             77,324                --             157,344
      Non-cash research and development
        expenses                                       59,645           101,225             115,645
      Changes in operating assets and
        liabilities:
        Other receivable                                   --            30,000                  --
        Prepaid expenses                               35,224            (9,316)             (9,895)
        Customer deposits                                  --                --              80,000
      Preferred stock deposits                             --                --                  --
        Accounts payable                               99,435            62,401             583,723
        Accrued expenses                               92,839            59,935             219,723
                                                 ------------      ------------      --------------
           Net cash used in operating
             activities                              (574,265)         (385,550)         (8,050,700)
                                                 ------------      ------------      --------------

Cash flows from investing activities:
   Purchases of property and
     equipment                                             --                --             (47,599)
   Purchases of patents                               (22,818)          (48,111)           (599,712)
                                                 ------------      ------------      --------------
      Net cash used in investing activities           (22,818)          (48,111)           (647,311)
                                                 ------------      ------------      --------------

Cash flows from financing activities:
   Proceeds from notes payable
     and warrants                                      60,000                --             220,000
   Proceeds from bridge notes
     payable and warrants                                  --          (800,000)            800,000
   Proceeds from convertible
     debentures                                            --                --             180,000
   Repayment of convertible debentures                     --                --             (60,000)
   Proceeds from deposits on preferred
     stock offerings                                       --                --              75,000
   Proceeds from issuance of Series C
     preferred stock, net of issuance costs           143,726         1,626,803           1,734,832

   Proceeds from issuance of Series B-1
     preferred stock, net of issuance costs                --                --             532,290
   Proceeds from issuance of Series B
     preferred stock, net of issuance costs                --                --           1,326,448
   Proceeds from issuance of Series A
     preferred stock, net of issuance costs                --                --           1,770,590
   Proceeds from issuance of common stock
     and warrants                                     500,000                --           2,412,175
                                                 ------------      ------------      --------------
           Net cash provided by financing
             activities                               703,726           826,803           8,991,335
                                                 ------------      ------------      --------------

Net increase in cash and cash equivalents             106,643           393,142             293,324
Cash and cash equivalents at beginning of
  period                                              186,681           286,546                  --
                                                 ------------      ------------      --------------

Cash and cash equivalents at end of period       $    293,324      $    679,688      $      293,324
                                                 ============      ============      ==============

Supplemental disclosures:
   Cash paid for interest                        $     16,050      $        175      $       35,640
                                                 ============      ============      ==============
   Cash paid for taxes                           $         --      $      3,674      $       28,000
                                                 ============      ============      ==============
Non-cash investing and financing activities:
Common stock issued as payment for services      $         --      $         --      $       30,000
                                                 ============      ============      ==============
Notes payable issued for accrued interest        $         --      $         --      $       15,669
                                                 ============      ============      ==============
Preferred stock deposits transferred to
  Series B-1 Preferred Stock                     $         --      $         --      $       75,000
                                                 ============      ============      ==============
Bridge notes and interest converted into
  Series C Preferred Stock                       $         --      $         --      $      869,880
                                                 ============      ============      ==============
Convertible debentures converted to a note
  payable                                        $         --      $         --      $       20,000
                                                 ============      ============      ==============

The accompanying notes are an integral part of these financial statements.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

     SIX MONTHS ENDED JUNE 30, 2005 AND 2004 AND THE CUMULATIVE PERIOD FROM
             INCEPTION (MARCH 1, 1996) TO JUNE 30, 2005 (UNAUDITED)

1.    NATURE OF BUSINESS AND BASIS OF PRESENTATION

NATURE OF BUSINESS

Ovation Products Corporation ("the Company") is engaged in the business of designing and developing distillation technology for waste water treatment, water purification and related processes. The Company's core technology offers vapor compression-distillation technology in a small-sized appliance for use in a variety of settings including residential water cleaning, residential water recycling and small-volume industrial recycling and waste water disposal.

The Company is subject to a number of risks similar to those of other earlier-stage technology companies. These risks include, but are not limited to, rapid technological change, dependence on key personnel, competing new product introductions and other activities of competitors, the successful development and marketing of its products, and the need to obtain adequate additional capital necessary to fund future operations.

Since its inception on March 1, 1996, the Company has devoted its efforts principally to research and development, business development activities and raising capital. As a result, the Company is considered a development stage company pursuant to Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises. Accumulated deficit for the period from inception (March 1, 1996) through June 30, 2005 was $11,566,954.

The Company's future capital requirements will depend upon many factors, including progress with marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, competing technological and market developments, and its ability to establish collaborative arrangements, effective commercialization of its products, marketing activities and other arrangements.

GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the continuation of the Company as a going concern. The Company has incurred net losses of $1,147,695 and $2,723,390 for the six months ended June 30, 2005 and the year ended December 31, 2004, respectively. Additionally, the Company has a working capital deficit of $1,094,704 and stockholders' deficit of $760,239 at June 30, 2005. There is no assurance that the Company can reverse its operating losses, or that it can raise additional capital to allow it to continue its planned operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

Management expects that the Company will continue to experience negative cash flows from operations and net losses for the foreseeable future. Based upon management's current plans, management believes that existing capital resources, plus the proceeds of a planned financing of approximately $5.0 million, will be sufficient to meet the Company's operating expenses and capital requirements through December 2006, at which point the Company expects to have been shipping commercial product for over three months. In an effort to complete a private placement, the Company has engaged an investment banker to facilitate introductions of the Company to venture capitalists and institutional investors. Supplementally, the Company continues to pursue angel investors and the existing investor base for incremental funding. During 2005 and subsequent to June 30, 2005, the Company has raised gross proceeds of $145,000 through the issuance of Series C Preferred Stock and $800,000 through the issuance of common stock.

The Company is in the process of finalizing its distiller design, and expects to be testing a commercially-viable unit in the fourth quarter of 2005. Management expects to ship the first commercial units to the Company's corporate partners in the second quarter of 2006, and by the third quarter of 2006, the Company believes it will be able to produce one unit per week and accelerate this production to three units per week by year-end. The commercially-viable units are expected to be shipped to strategic partners, who will be responsible for the sales and marketing of Ovation's technology. Management believes that the strategic partners will be able to absorb all of the units the Company is able to manufacture through the end of 2007. The projected shipping date of the first units has been delayed during the last quarter due to lack of funding for staff and parts. Any delays in the Company's ability to secure funding also will have a negative impact on the timeline to reach first commercial shipment.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

     SIX MONTHS ENDED JUNE 30, 2005 AND 2004 AND THE CUMULATIVE PERIOD FROM
             INCEPTION (MARCH 1, 1996) TO JUNE 30, 2005 (UNAUDITED)

NATURE OF BUSINESS AND BASIS OF PRESENTATION (CONCLUDED)

GOING CONCERN (CONCLUDED)

Changes in management's business strategy, technology development, or marketing plans or other events affecting management's operating plans and expenses, may result in the expenditure of existing cash before additional investment may be secured. If this occurs, the Company's ability to meet its cash obligations as they become due and payable will depend on the Company's ability to issue securities, borrow funds or some combination thereof. The Company may not be successful in raising necessary funds on acceptable terms, or at all.

In the event the Company is unable to raise additional capital in a timely manner or under acceptable conditions, the Company believes that it can continue to run its operations short-term by significantly decreasing the professional services it has engaged to support its financing activities and reducing the purchase of materials and labor associated with the development of its long-range beta projects. These projects are in earlier development stages than those expected to ship within the next twelve months. The Company's President, Chief Executive Officer, and Chairman would defer their salary indefinitely and the Company would continue to defer rent payments on the Company's main facility which is leased from the Chairman. These reductions would enable the Company to continue operations throughout 2005.

If the Company does not complete the planned private placement, and if no other sources of additional capital are available, management anticipates that it would substantially reduce the Company's operating expenses to the minimum required to support the continued development of its technology. It may be necessary to relinquish some of the rights to the Company's technologies or grant licenses on terms not favorable to the Company. There can be no assurance that the Company's negative cash flow will not necessitate ceasing of operations entirely.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to change are the estimated useful life of patents, fair value of equity instruments issued and valuation reserves on deferred tax assets.

CASH EQUIVALENTS

The Company considers short-term investments with original maturity dates of three months or less at the date of purchase to be cash equivalents. Cash equivalents of $200,300 and $101,087 as of June 30, 2005 and December 31, 2004, respectively, primarily consisted of money market funds held by large financial institutions in the United States.

FINANCIAL INSTRUMENTS

The Company's financial instruments, consisting of cash equivalents, accounts receivable and debt, are carried at cost, which approximates fair value due to the short-term nature of these instruments.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. The Company provides for depreciation using the straight-line method based on the respective asset's estimated useful life. Expenditures for maintenance and repairs are charged to operating expenses as incurred.

                 Computer equipment                    5 years
                 Furniture and equipment             5 - 7 years

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

     SIX MONTHS ENDED JUNE 30, 2005 AND 2004 AND THE CUMULATIVE PERIOD FROM
             INCEPTION (MARCH 1, 1996) TO JUNE 30, 2005 (UNAUDITED)

PATENTS

Costs of outside legal counsel related to obtaining new patents are capitalized as incurred. Patent costs are amortized over the legal life of the patents, generally twenty years, starting on the patent issue date. The costs of unsuccessful and abandoned patent applications are expensed when abandoned. The costs to maintain existing patents are expensed as incurred. The nature of the technology underlying these patents is concentrated on the Company's proprietary heat exchanger and system hardware designs, and the way in which elements of the Company's distiller technology are integrated or work together. These functionalities are components of the Company's product differentiation, as they enable the overall system design's reduced size and ultimately cost, which the Company believes is critical to its value proposition. The Company has abandoned patent applications that were deemed unsatisfactory in their breadth of scope, or were related to speculative future design features which are no longer deemed feasible.

IMPAIRMENT OF LONG-LIVED ASSETS AND DEFINITE-LIVED AMORTIZABLE INTANGIBLES

The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under SFAS No. 144, the Company reviews long-lived assets and definite-lived amortizable intangibles for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. In general, the Company's long-lived assets and definite-lived amortizable intangibles do not have independent, identifiable cash flows. As a result, the Company's impairment test is based on an entity-level undiscounted cash flow analysis. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded based upon various techniques to estimate fair value. Long-lived assets consist of property and equipment and definite-lived amortizable intangibles consist of patent costs. As of June 30, 2005 and December 31, 2004, there was no impairment of long-lived assets or definite-lived amortizable intangibles.

RESEARCH AND DEVELOPMENT COSTS

Costs for research and development are expensed as incurred. Research and development expense primarily comprises salaries, salary-related expenses and costs of contractors and materials.

REVENUE RECOGNITION

The Company expects its primary sources of revenue to be from product sales and royalties on the distribution of its products under development. Product sales will consist of sales of our distillation technology. Royalties will be calculated as a percentage of total products sold by strategic partners.

Product sales are recognized as revenue, in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) 104, Revenue Recognition, when persuasive evidence of an arrangement exists, fees are fixed or determinable, delivery has occurred, and collection is reasonably assured. If uncertainty exists about customer acceptance, revenue is not recognized until formal acceptance has been obtained from the customer. We have no post-delivery obligations nor do our product sales contain multiple elements. Royalty revenue is recognized as revenue when earned as reported periodically by the strategic partners in accordance with the related license agreements, assuming all other criteria for revenue recognition have been met.

As of June 30, 2005, the Company has recognized no revenue from distribution, sales or license of its products.

PREFERRED STOCK DEPOSITS

Preferred stock deposits represent cash received by the Company from investors prior to issuance of the related preferred stock certificates. In the periods in which the preferred stock certificates are issued, preferred stock deposits are reclassified to the applicable preferred stock account.

INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, the asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A deferred tax asset is recorded to the extent that their realization is more likely than not.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

     SIX MONTHS ENDED JUNE 30, 2005 AND 2004 AND THE CUMULATIVE PERIOD FROM
             INCEPTION (MARCH 1, 1996) TO JUNE 30, 2005 (UNAUDITED)

STOCK-BASED COMPENSATION

Awards under the Company's stock option plans are accounted for using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations, in accounting for its employee stock options, as allowed under SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation expense is recorded for options awarded to employees with exercise prices equal to or in excess of the stock's fair market value on the grant date. The Company has adopted the disclosure requirements of SFAS No. 123, which is based on the fair value method of measuring stock-based compensation. The Company accounts for stock-based compensation issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

The Company issued options to purchase 448,695 shares of common stock in the three and six months ended June 30, 2005 (see Note 6). The Company issued options to purchase 132,660 and 168,660 shares of common stock in the three and six months ended June 30, 2004, respectively. Had compensation expense for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net loss would have been as follows:

                                                             Three months                       Six months
                                                             ended June 30,                   ended June 30,
                                                        2005             2004             2005             2004
                                                    -----------      -----------      -----------      -----------
      Net loss as reported                          $  (530,237)     $  (497,309)     $(1,147,695)     $(1,109,674)
      Add: Stock-based employee compensation
      expense determined under the intrinsic
      value method                                           --               --               --               --

      Deduct: Stock-based employee compensation
      expense determined under fair value-based
      method for all awards                             141,337           66,482          183,971          114,857
                                                    -----------      -----------      -----------      -----------

      Pro forma net loss                            $  (671,574)     $  (563,791)     $(1,331,666)     $(1,224,531)
                                                    ===========      ===========      ===========      ===========

      Basic and diluted net loss per share:
          As reported                               $     (0.28)     $     (0.27)     $     (0.60)     $     (0.59)
                                                    ===========      ===========      ===========      ===========
          Pro forma                                 $     (0.35)     $     (0.30)     $      (.70)     $     (0.65)
                                                    ===========      ===========      ===========      ===========

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

     SIX MONTHS ENDED JUNE 30, 2005 AND 2004 AND THE CUMULATIVE PERIOD FROM
             INCEPTION (MARCH 1, 1996) TO JUNE 30, 2005 (UNAUDITED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION (CONCLUDED)

The effects on pro forma net loss of expensing the estimated fair value of stock options are not necessarily representative of the effects on reported net loss for future years, due to such things as the vesting period of the stock options, and the potential for issuance of additional stock options in future years.

NET LOSS PER SHARE

The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share, and related interpretations. Under the provisions of SFAS 128, basic net loss per common share is computed by dividing net loss by the weighted-average number of common stock outstanding. Diluted net loss per common share is computed by dividing net loss by the weighted-average number of common shares and dilutive common share equivalents then outstanding. Common equivalent shares consist of the incremental common shares issuable upon the conversion of preferred stock, shares issuable upon the exercise of stock options and the conversion of preferred and common stock upon the exercise of warrants. All common stock equivalents have been excluded from the computation of diluted net loss per shares as their effect would be anti-dilutive.

SEGMENT REPORTING

The Company has adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which requires companies to report selected information about operating segments, as well as enterprise wide disclosures about products, services, geographical areas and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has only one operating segment, the design and development of distillation technology for the purposes of waste water treatment, water purification, and related processes.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

     SIX MONTHS ENDED JUNE 30, 2005 AND 2004 AND THE CUMULATIVE PERIOD FROM
             INCEPTION (MARCH 1, 1996) TO JUNE 30, 2005 (UNAUDITED)

3.    NOTES PAYABLE

On June 1, 2005, the Company secured a loan in the amount of $60,000 with S.J. Electro Systems, Inc. ("SJE"), a current Ovation stockholder, to fund ongoing operational expenses (the "SJE Loan"). Under the terms of the SJE Loan, Ovation has agreed to repay the principal amount of the loan on or before June 1, 2006. Interest will accrue and compound monthly at the Prime Rate plus 1% (the "Interest Rate") and will be payable to SJE on a monthly basis. The SJE Loan is subject to customary terms and conditions, including acceleration and penalty interest of 7% above the Interest Rate in the event of certain defaults or events of nonpayment. In conjunction with the loan, SJE received a warrant to purchase up to 36,000 shares of Ovation's common stock at $1.67 per share. The warrant has a term of ten years. Because the warrant was issued in conjunction with the debt, the relative fair value of the warrants, $26,243, was recorded as additional paid-in capital and a debt discount on the SJE Loan. The total discount is being amortized to interest expense over the term of the loan. For the three month period ended June 30, 2005, non-cash interest expense related to the amortization of this discount was $2,186.

In March 2005, the Company exercised its second of five six-month extensions of the maturity date of the loan provided to us by WMS, extending the maturity date to January 2006. In exchange for the extension, the Company issued to WMS a warrant to purchase 150,000 shares of Common Stock at $1.67 per share with a term of ten years. The fair value of the warrant was recorded as non-cash interest expense at March 31, 2005 in the amount of $196,892.

The amount outstanding on the WMS Note Payable at June 30, 2005 and December 31, 2004 was $478,535.

4.    SERIES C PREFERRED STOCK

In the six months ended June 30, 2005, the Company issued 29,000 shares of Series C Preferred Stock at $5.00 per share for gross proceeds of $145,000.

Holders of the Series C Preferred Stock received warrants to purchase 8,700 shares of Series C Preferred Stock at $5.00 per share. The warrants expire two years from the date of issuance. The fair value of the warrants was calculated using the Black-Scholes model, and as a result, an amount of $17,688 was allocated to the warrants and recorded as additional paid-in capital. Based on the effective conversion price of the Series C Preferred Stock, the Company determined that there was no beneficial conversion feature associated with these issuances.

5.    COMMON STOCK

In June 2005, the Company sold 300,000 shares of common stock at a price of $1.67 per share, for proceeds of $500,000. For each share issued, the holder received warrants to purchase six shares of common stock at a price of $2.00 per share. The warrants have a five-year life. The Company determined the fair value of the warrants to be approximately $565,621.

6.    STOCKHOLDERS' EQUITY (DEFICIT)

WARRANTS

A summary of warrant activity for the six months ended June 30, 2005 is as follows:

                                                 June 30, 2005
                                          -----------------------
                                                         Weighted
                                                          Average
                                                         Exercise
                                          Shares           Price
                                        ---------        ---------
Outstanding at December 31, 2004        1,140,792         $ 2.10
Granted                                   812,100         $ 2.26
Cancelled                                      --         $   --
                                        ---------
  Outstanding at end of period          1,952,892         $ 2.17
                                        ---------
                                        =========

In the six months ended June 30, 2005, 26,100 warrants were issued in conjunction with the issuance of Series C Preferred Stock (see Note 4), 150,000 were issued in conjunction with the extension of the WMS Note Payable (see Note
3), 36,000 were issued in conjunction with the SJE note payable (Note 3), and 600,000 were issued in conjunction with the issuance of common stock (Note 5). All warrants are fully vested and exercisable upon issuance.

OPTIONS

In the three and six months ended June 30, 2005, the Company issued options to purchase 58,536 shares of the Company's common stock at $1.67 per share to consultants for certain investment services. The fair value of these options was determined to be $59,645 which was recorded in general and administrative expense and additional paid-in capital. The Company also issued options to purchase 3,795 shares of the Company's common stock at $1.67 per shares to consultants for certain engineering services. The fair value of these options was determined to be $3,879 which was recorded in research and development expense and additional paid-in capital. The Company also issued options to purchase 314,364 shares of the Company's common stock at an exercise price of $1.67 per share to employees.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

     SIX MONTHS ENDED JUNE 30, 2005 AND 2004 AND THE CUMULATIVE PERIOD FROM
             INCEPTION (MARCH 1, 1996) TO JUNE 30, 2005 (UNAUDITED)

7.    COMMITMENTS

OPERATING LEASES

The Company leases approximately 3,000 square feet of office space from the Company's founder, currently serving as its Chairman, under a one-year lease expiring in October 2005 and 1,950 square feet of manufacturing space in Nashua, New Hampshire from an unrelated third party on a month-to-month basis. The manufacturing space was rented commencing in November 2003. Total rent expense was $19,200 for the six months ended June 30, 2005 and 2004. There are no future minimum lease payments required under noncancelable operating leases with an initial term in excess of one year.

CONTRACTS

On January 1, 2005, the Company revised its existing agreement with a consultant, Etain Companies, LLC. In exchange for strategic services, the Company agreed to pay Etain $10,000 monthly for four consecutive months, and provide Etain with 9,000 options per month for the same four-month period. The agreement expired on April 30, 2005. In the three and six months ended June 30, 2005, the fair value of the stock options issued to Etain, included in general and administrative expense, was $73,445.

In February 2005, the Company entered an agreement with Brimberg & Company ("Brimberg") outlining the terms of Brimberg's services as a financial advisor. Should the Company raise capital in a private or public offering of its equity securities with a party that was introduced to the Company by Brimberg, the Company will pay Brimberg 5% of the gross proceeds from such transaction, as well as warrants coverage for common stock equal to 5% of the total shares of the Company's stock purchased by investors introduced to the Company by Brimberg. The price of such warrants shall be equal to the price paid by the investors for the stock. The warrants shall contain the same terms as any warrants that may be issued to the investors in conjunction with the equity placement. Should no warrants be issued to investors introduced by Brimberg, the warrants issued to Brimberg shall provide for "full ratchet" antidilution protection and expire ten years from the final closing date. The engagement shall be terminated upon the earlier of (i) the closing of a financing by the Company in which investors invest a maximum of $2.0 million, or (ii) December 31, 2005 upon written notice by either party. The terms will remain in effect for the 12 month period following the expiration of the agreement. On July 14, 2005, the Company terminated its agreement with Brimberg without penalty.

In February 2005, the Company revised its agreement with Lancy Water Technology Limited ("Lancy"). Lancy agreed to pay the Company $120,000 in exchange for ten distillers deliverable throughout 2005, $80,000 in cash already held as a customer deposit and $40,000 in Lancy's capital stock. Forty-one shares of Lancy's stock were issued to the Company in February 2005. Should the Company fail to deliver the distillers before November 2005, Lancy will retain the option to repurchase the shares for $1.00. Based on the contingency resulting from the capital stock repurchase provision, no value has been assigned to the shares of Lancy stock received by the Company as of June 30, 2005.

In February 2005, the Company and Ardour Capital Investments ("Ardour") entered an agreement under which Ardour would provide financial advisement to the Company, with respect to raising $4 million to $5 million in equity capital. In return for Ardour's efforts, the Company agreed to pay a one-time fee of $10,000 in February 2005 and a monthly retainer of $5,000 accrued beginning in March 2005 and paid upon the successful raising of $400,000 in new capital or the successful completion of the Company's $400,000 Series C Preferred Stock extension financing, whichever is earlier. The Company shall pay Ardour 5% of the total amounts invested by investors introduced to the Company by Ardour and warrant coverage of 5% of the shares issued in any investment by introduced investors. Investors who have not been introduced to the Company by either Ardour or Brimberg, and invest in the Company's securities up to 60 days following the termination of the agreement, shall trigger payments to Ardour of 2% of the total amount invested by such investor and warrant coverage of 3% of the total number of shares purchased by the investor in the same financing. The agreement may be terminated by the Company at any time upon 30 days written notice.

We entered into an employment contract with Robert MacDonald on June 1, 2005 pursuant to which he will act as the Company's Chief Executive Officer. Mr. MacDonald had previously served as Chairman of Ovation's Board of Directors from January 2002 through May 2005. Under the terms of the Employment Agreement, Mr. MacDonald will receive a base salary of $150,000 per year, will be eligible to receive certain incentive and stock options. In the event of an initial public offering or a change in control, or the sale of all or substantially all of Ovation's assets, all stock options awarded to Mr. MacDonald will vest immediately. The Employment Agreement further provides that if Ovation terminates Mr. MacDonald's employment without Cause (as defined in the Employment Agreement) or Mr. MacDonald terminates his employment for Good Reason (as defined in the Employment Agreement), then Mr. MacDonald shall receive a lump sum amount equal to one month's salary for each full year of employment; and all unvested stock options or stock awards which have not yet vested or being issued but were scheduled to vest or be issued within three months after the date of termination, shall vest or be issued, respectively, immediately upon such termination.

                          OVATION PRODUCTS CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

     SIX MONTHS ENDED JUNE 30, 2005 AND 2004 AND THE CUMULATIVE PERIOD FROM
             INCEPTION (MARCH 1, 1996) TO JUNE 30, 2005 (UNAUDITED)

8.    SUBSEQUENT EVENTS

In July 2005, our board of directors approved an extension of the common stock offering until August 30, 2005. In July and August 2005, the Company issued an additional 180,000 shares of common stock for proceeds of $300,000. The shares are accompanied by warrants to purchase 360,000 shares of common stock at $2.00 per share. The warrants have a five-year life.

We have retained Alexandros Partners LLC to provide us with services as advisors with respect to proposed capital financing as well as other financial management services since April 2002. On July 7, 2005, and after the expiration of our second consulting agreement with Alexandros Partners, we entered into a third consulting agreement with Alexandros Partners. The term of the agreement will expire upon the earlier of completion of a financing or July 7, 2006. Upon execution of the agreement, the Company paid Alexandros $25,000. Upon the closing of one or more financings after August 1, 2005 raising an aggregate amount of at least $500,000, the Company, at Alexandros' option, will either (a) pay $50,000 in cash, or (b) issue a number of shares of common stock equal to the quotient of $50,000 divided by the purchase price per share of common stock issued in the financing. In addition, within 30 days of the financing, the Company will issue a warrant for 150,000 shares of common stock. The warrant will be exercisable for a period of seven years and provide for adjustment of the exercise price to reflect any stock splits (whether in the form of stock dividends or otherwise), capital reorganizations or reclassifications or any other similar transaction For any investor introduced to the Company by Alexandros, Alexandros will receive (a) a cash payment equal to 5% of the gross proceeds to the Company from the investor and (b) a number of warrants equal to 5% of the number of shares of the Company's capital stock purchased by the investor. The warrant will be exercisable at any time for a period of ten years at an exercise price equal to the purchase price per share of common stock issued in the financing. The number of shares under the warrant will be adjusted to reflect certain instances of stock splits, recapitalizations, or dividends that may occur during the term of the warrant. The Company will be obligated to provide the compensation outlined above for a financing or a transaction, as defined, but not for both and only for the first to occur.

In July 2005, the Company rehired one of its previously laid off employees, and brought two employees back to work on a part-time basis.

In August 2005, and as part of our current round of financing, we entered into agreements with GreenShift Corporation ("GreenShift"), pursuant to which GreenShift will purchase, over a period of four months, 600,000 shares of our common stock for an aggregate purchase price of $1 million. The agreements further provide that for each share of common stock issued, GreenShift will receive warrants to purchase two shares of our common stock, exercisable over a period of five years, at an exercise price of $2.00 per share. The agreement also permits GreenShift Corporation to designate a nominee for election to Ovation's Board of Directors.

Subsequent to the execution of the purchase agreement with GreenShift, we entered into agreements with two affiliates of GreenShift.

The first agreement, between Ovation and INSEQ Corporation, provides, among other things, that in the event that we desire to contract with outside contractors to manufacture our Clean Water Appliances, our proprietary compact stand-alone distiller units, or certain components of our Clear Water Appliances, we will be required to engage INSEQ to manufacture the units or components if the terms of its proposal are at least as commercially favorable to us as any competing proposal we receive. The letter agreement further provides that INSEQ will provide us with certain prototype manufacturing services at cost. The right of first refusal granted to INSEQ will terminate on December 31, 2007.

The second agreement, between Ovation and GreenShift Industrial Design Corporation ("GreenShift Industrial"), grants to GreenShift Industrial certain exclusive and non-exclusive licenses to use our new patented and patent-pending implementations of a vapor compression water distillate process and our Clean Water Appliance (the "Technology") for certain applications of GreenShift Industrial identified in the agreement. Pursuant to the license agreement, GreenShift Industrial may develop, invent, make or have made, use, promote, distribute, sell and sublicense the Technology and any development or improvements thereto for the applications detailed in the agreement. The right to sublicense the Technology is limited to sublicenses to "portfolio companies" and affiliates of GreenShift Corporation and only for so long as they remain portfolio companies and affiliates. In consideration of the licenses granted, GreenShift Industrial agreed to pay Ovation a royalty fee equal to 1% of service revenues or product sale revenues, or 20% of license revenue deriving from the use or license by GreenShift Industrial of the Technology and any development of and improvements to the Technology. The license agreement further provides for an additional license fee if GreenShift Industrial manufactures related equipment at its own expense. GreenShift Industrial is obligated to remit royalty fees under the agreement when cash flow permits but no less frequently than annually. The license agreement has a five year term unless terminated earlier pursuant to its terms, including at any time at the sole discretion of GreenShift Industrial.

Recapitalization and Retroactive Restatement

On September 30, 2005, the Company held a special meeting of stockholders (the "Special Meeting").

At the Special Meeting, the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock into common stock at the ratios set forth below was approved by the holders of each respective series voting separately (the "Common Stock Conversion").

      o Series A Preferred Stock into common stock at a ratio of five shares of preferred stock to seven shares of common stock;

      o Series B Preferred Stock into common stock at a ratio of five shares of preferred stock to six shares of common stock;

      o Series B-1 Preferred Stock into common stock at a ratio of five shares of preferred stock to six shares of common stock; and

      o Series C Preferred Stock into common stock at a ratio of five shares of preferred stock to eight shares of common stock.

Upon conversion of the Series A Preferred Stock, holders of the Series A Preferred Stock received an additional 301,332 shares of common stock as a result of anti-dilution protection applicable to the Series A Preferred Stock.

In addition, each of the following matters was approved at the Special Meeting by a vote of the holders of our common stock and preferred stock voting together:

      o Issuance of additional shares of common stock in order to effectuate the Common Stock Conversion;

      o     A three-for-one split of the common stock.

      o     Amendments to Ovation's certificate of incorporation to:

            o     effect the three-for-one stock split of the common stock;

            o reduce the par value of the common stock and the preferred stock to $0.01 per share;

            o eliminate the designation of the four series of preferred stock;

            o increase the authorized number of shares of common stock to 40,000,000 shares;

            o increase the authorized number of shares of preferred stock to 10,000,000 shares; and

            o     provide for undesignated shares of preferred stock.

In connection with the Common Stock Conversion, the Company offered the holders of certain warrants the opportunity to exchange their warrants for common stock.

As a result of the transactions described above, as of September 30, 2005, all classes of preferred stock converted into 5,105,366 shares of common stock and warrants to purchase 790,200 shares of common stock at prices between $1.67 and $2.00 were exchanged for 1,935,900 shares of common stock. Warrants remained outstanding for the purchase of 1,274,892 shares of common stock at exercise prices between $0.83 and $1.67.

All common stock share and per share information has been retroactively restated to reflect the three-for-one split of the common stock and the reduction in the par value of the common stock.

The pro forma effect of the transactions described above on stockholders' deficit as of June 30, 2005 is as follows:

                                                         Pro Forma
Stockholders' deficit:                As Reported        Adjustment         Pro Forma
                                      ------------      ------------      ------------
      Series A Preferred Stock        $  1,746,968      $ (1,746,968)     $         --
      Series B Preferred Stock           1,379,205        (1,379,205)               --

      Series B-1 Preferred Stock           607,290          (607,290)               --
      Series C Preferred Stock           2,276,759        (2,276,759)               --
      Common stock                          21,879            57,820            79,699

      Additional paid-in capital         4,774,614         5,952,402        10,727,016

      Deficit accumulated
            during development
            stage                      (11,566,954)               --       (11,566,954)
                                      ------------      ------------      ------------

      Total stockholders' deficit     $   (760,239)     $         --      $   (760,239)
                                      ============      ============      ============

                          OVATION PRODUCTS CORPORATION

                                _,000,000 SHARES

                            -------------------------

                                   PROSPECTUS

                            -------------------------

                               _________ __, 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant's certificate of incorporation provides that the personal liability of the directors of the Company shall be eliminated to the fullest extent permitted by law.

      Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Pursuant to our Third Amended and Restated Certificate of Incorporation, we are authorized to indemnify, and advance expenses to, our directors and officers to the fullest extent permitted by law. This description of our Third Amended and Restated Certificate of Incorporation is qualified in its entirety by reference to our Third Amended and Restated Certificate of Incorporation.

Item 25. Other Expenses of Issuance and Distribution.

      The Registrant estimates that expenses payable by it in connection with the offering described in this Registration Statement will be as follows:

      SEC filing fee.....................................................$     *
      Accounting fees and expenses.......................................$ 5,000
      Legal fees and expenses............................................$10,000
      Blue sky qualification fees and expenses...........................$     *
      Transfer Agent.....................................................$ 1,000
      Miscellaneous......................................................$ 1,000
                                                                         -------
               Total.....................................................$     *
                                                                         =======

      The selling stockholders will not pay any of the expenses described above.

      ----------
      *To be filed by amendment.

Item 26. Recent Sales of Unregistered Securities.

      Convertible Bridge Financing

      Between October and December 2003 the Company completed an $800,000 convertible bridge financing with a 12.5% interest rate. The outstanding principal and accrued interest under the bridge facility was automatically convertible into the series of the Company's preferred stock issued in a financing raising at least $1 million and completed prior to June 30, 2004. The outstanding principal and accrued interest under the bridge facility was converted on June 30, 2004, into an aggregate of 521,928 shares of the Company's Series C Preferred Stock and warrants to purchase 156,564 shares of common stock. Participants in the bridge financing also received warrants to purchase 144,000 shares of common stock.

      Debt Financing

      The Company had notes payable to WMS totaling $470,185 evidenced by convertible debentures issued pursuant to a Debenture Purchase Agreement, dated as of August 21, 1997, as amended. Pursuant to an Amended and Restated Debt Agreement dated as of June 30, 2004, the outstanding convertible debentures were exchanged for a note with an aggregate principle amount of $478,535 and warrants for 216,000 and 512,892 shares of common stock exercisable at $0.83 and $1.67 per share, respectively. The warrants each have a term of ten years. See "Certain Transactions and Relationships" for a description of the notes issued pursuant to the Restated Debt Agreement.

      On June 1, 2005, the Company secured a loan in the amount of $60,000 with SJE, a current Ovation stockholder, to fund its ongoing operational expenses. Under the terms of the SJE Loan, Ovation has agreed to repay the principal amount of the loan on or before June 1, 2006. Interest will accrue and compound monthly at the Prime Rate plus 1% and will be payable to SJE on a monthly basis. The SJE Loan is subject to customary terms and conditions, including acceleration and penalty interest of 7% above the Interest Rate in the event of certain defaults or events of nonpayment. SJE also received a warrant to purchase up to 36,000 shares of Ovation's common stock at $1.67 per share, which is exercisable until June 1, 2015, subject to adjustment. The warrant also provides certain registration rights to SJE with respect to the Warrant Shares. In August 2005, SJE converted the SJE Loan into equity and received 36,000 shares of common stock and warrants to purchase 72,000 shares of common stock. The warrants to purchase 72,000 shares of common stock were converted into common stock as part of the recent recapitalization transaction on September 30, 2005.

      Common Stock

      On September 2, 2005, we concluded the Private Placement transaction in which we sold a total of 1,319,400 shares of common stock and warrants to purchase 2,638,800 shares of common stock. The purchase price per share of common stock in the Private Placement was $1.67 and the total gross consideration amounts to $2,199,000. A total of 66,000 shares of common stock and warrants to purchase 132,000 shares of common stock were purchased in exchange for the cancellation of debt owed by Ovation to the various purchasers of these shares, in the total amount of $110,000. Pursuant to an agreement with GreenShift Corporation, one of the purchasers in the Private Placement, 600,000 shares of common stock and warrants to purchase 1,200,000 shares of common stock will be funded over a period of four months, ending on November 30, 2005. Under the terms of the Private Placement, for each share of common stock purchased by a purchaser, the purchaser received warrants to purchase two shares of common stock, exercisable over a period of five years, at an exercise price of $2.00 per share. All the purchasers in the Private Placement elected to convert their warrants into common stock as part of the recapitalization approved by our stockholders on September 30, 2005. As of the date hereof, GreenShift Corporation has delivered to Ovation $500,000 of its investment and is therefore deemed the holder of 750,000 shares of common stock, including the 450,000 shares of common stock received upon conversion of the warrants as part of the recapitalization transaction.

      Series A Preferred Stock

      On December 29, 2000, the Company sold 480,000 shares of its Series A Preferred Stock to SJE, at $3.75 per share, for gross proceeds of $1,800,000. Issuance costs totaled $53,032, and were netted against the proceeds of the Series A Preferred Stock.

      In connection with the issue of the Series A Preferred Stock, the Company also issued to SJE a warrant to purchase up to 120,000 additional shares of Series A Preferred Stock, at an exercise price of $6.67 per share, based on the same terms and conditions as the purchased Series A Preferred Stock. The warrants were issued upon payment in full of the purchase, and expired on May 25, 2002. In addition, the Company entered into a distribution and strategic alliance agreement with SJE, in which the parties will work cooperatively to develop, market, sell, and distribute septic appliances which incorporate the Company's distiller technology. See "Certain Transactions and Relationships".

      All shares of Series A Preferred Stock were converted into common stock as part of the recapitalization transaction approved by our stockholders on September 30, 2005. See "Description of Securities."

      Series B Preferred Stock

      In November 2002, the Company concluded its offering of 819,306 shares of Series B Preferred Stock at $1.67 per share for gross proceeds of $1,365,510. Issuance costs totaled $91,290, and were net against the proceeds of the Series B Preferred Stock. An additional 63,000 shares of Series B Preferred Stock were issued as a placement fee and in exchange for engineering services, for a total value of $105,000.

      All shares of Series B Preferred Stock were converted into common stock as part of the recapitalization transaction approved by our stockholders on September 30, 2005. See "Description of Securities."

      Series B-1 Preferred Stock

      Throughout 2003, the Company sold 393,000 shares of Series B-1 Preferred Stock at a price of $1.67 per share for gross proceeds of $655,000. Issuance costs of $47,710 were netted against the proceeds of the Series B-1 Preferred Stock.

      All shares of Series B-1 Preferred Stock were converted into common stock as part of the recapitalization transaction approved by our stockholders on September 30, 2005. See "Description of Securities."

      Series C Preferred Stock

      Through December 2004, the Company issued 1,017,120 shares of Series C Preferred Stock at $1.75 per share for gross proceeds of $1,695,200. In addition, all Bridge Notes and accrued interest converted into 521,928 shares of Series C Preferred Stock. Issuance fees of $116,404 were netted against the proceeds. Holders of the Series C Preferred Stock received warrants to purchase Series C Preferred Stock at $1.75 per share, and equal to 30% of the number of Series C Preferred Stock purchased by the holder in the offering. The warrants expire two years from the date of issuance.

      Subsequent to December 31, 2004, the Company issued an additional 87,000 shares of Series C Preferred Stock at $1.75 per share for proceeds of $120,000 and a note receivable in the amount of $25,000. The note receivable was collected in full. There were no issuance fees associated with these proceeds, and the terms and warrant coverage were identical to those described above.

      All shares of Series C Preferred Stock were converted into common stock and all holders of the Series C Warrants elected to convert their warrants into common stock as part of the recapitalization transaction approved by our stockholders on September 30, 2005. See "Description of Securities."

      The offer and sale of the Company's Convertible Bridge Notes, the Notes issued to WMS and to SJE, the common stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock and the warrants issued in conjunction with any of the above offers and sales (collectively, the "Company Securities") were exempt from the registration requirements of Section 5 of the Securities Act, as amended, pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

      The Company relied on the following facts in determining that the offer and sale of the Company Securities qualified for the exemption provided by Rule 506:

      o The offer and sale satisfied the terms and conditions of Rule 501 and 502 under the Securities Act;

      o Pursuant to Rule 506 under the Securities Act, no more than 35 purchasers purchased our securities from us under the offer, as determined in accordance with Rule 501(e) under the Securities Act;

      o Each purchaser who was not an accredited investor, either alone or with a purchaser representative(s) had such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, or the Company reasonably believed immediately prior to making any sale that such purchaser satisfied the criteria described; and

      o The Company is not and has not been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining the Company for failure to comply with Rule 503 under the Securities Act.

      The conversions of the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock and the conversions of the warrants into common stock as part of the recapitalization transaction approved by our stockholders on September 30, 2005 were exempt from the registration requirements of Section 5 of the Securities Act, as amended, pursuant to Section 3(a)(9) of the Securities Act. The Company relied on the fact that such securities were exchanged by the Company with its existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

Item 27. Exhibits.

      Exhibits    Description
      --------    -----------

      3.1 Third Amended and Restated Certificate of Incorporation of Ovation Products Corporation, dated September 30, 2005.(1)

      3.2         Amended and Restated Bylaws of Ovation Products Corporation.

      4.1 Amended and Restated Debt Agreement, dated as of June 30, 2004, between Ovation Products Corporation and WMS Family I LLC.(2)

      4.2 Promissory Note issued pursuant to the Amended and Restated Debt Agreement, dated as of June 30, 2004, between Ovation Products Corporation and WMS Family I LLC.(2)

      4.3 Form of Warrant to purchase 216,000 shares of common stock pursuant to the Amended and Restated Debt Agreement, dated as of June 30, 2004, between Ovation Products Corporation and WMS Family I LLC.(2)

      4.4 Form of Warrant to purchase 512,892 shares of common stock pursuant to the Amended and Restated Debt Agreement, dated as of June 30, 2004, between Ovation Products Corporation and WMS Family I LLC.(2)

      4.5         Form of Warrant to purchase common stock. (2)

      4.6 Third Amended and Restated Investor Rights Agreement, dated as of June 30, 2004 by and between Ovation Products Corporation and the investors signatory thereto.(2)

      5.1         Opinion on Legality.*

      10.1        1999 Stock Option Plan.(2)

      10.2 Distribution Agreement, dated December 29, 2000, between Ovation Products Corporation and S. J. Electro Systems, Inc.(2)

      10.3 Strategic Alliance Agreement, dated December 29, 2000, between Ovation Products Corporation and S. J. Electro Systems, Inc.(2)

      10.4 License Agreement, dated December 29, 2000, between Ovation Products Corporation and S. J. Electro Systems, Inc.(2)

      10.5 Agreement dated as of October 13, 2001, between Ovation Products Corporation and Twain Associates, Inc.(2)

      10.6 Amendment to Agreement between Ovation Products Corporation and Twain Associates, Inc., dated April 4, 2003.(2)

      10.7 Distribution Agreement, dated as of December 16, 2002 between Ovation Products Corporation and Lancy Water Technology Limited.(3)

      10.8 Restated License Agreement dated as of June 30, 2004 between Ovation Products Corporation and WMS Family I LLC.(2)

      10.9 Agreement dated as of June 30, 2004 between Ovation Products Corporation and WMS Family I LLC.(2)

      10.10 Residential Lease dated as of October 1, 2004 between Ovation Products Corporation and William Zebuhr.(2)

      10.11 Amendment to Distribution Agreement dated January 27, 2005 between Ovation Products Corporation and Lancy Water Technology Limited. (3)

      10.12 Financial Advisory Agreement dated April 21, 2005 between Ardour Capital Investments LLC. (3)

      10.13 Employment Agreement by and between Ovation Products Corporation and Robert MacDonald, dated as of June 1, 2005.(4)

      10.14 Consulting Agreement dated as of July 7, 2005 between Ovation Products Corporation and Alexandros Partners LLC. (5)

      10.15 Purchase Agreement, executed August 6, 2005, between Ovation Products Corporation and GreenShift Corporation.(6)

      10.16 Letter Agreement, dated August 6, 2005, between Ovation Products Corporation and GreenShift Corporation.(6)

      10.17 Letter Agreement, dated August 8, 2005, between Ovation Products Corporation and INSEQ Corporation.(6)

      10.18 License Agreement, as of August 9, 2005, between Ovation Products Corporation and GreenShift Industrial Design Corporation.(6)

      23.1        Consent of Wolf & Company, P.C.

      99.1        Distiller Flow Diagram

----------

* To be filed by amendment.

(1) Previously filed with the SEC on 10.6.2005 as an exhibit to Form 8-K (File No. 000-51145).

(2) Previously filed with the SEC on 2.1.2005 as an exhibit to Form 10-SB (File No. 000-51145).

(3) Previously filed with the SEC on 4.28.2005 as an exhibit to Form 10-SB/A (File No. 000-51145).

(4) Previously filed with the SEC on 6.6.2005 as an exhibit to Form 8-K (File No. 000-51145).

(5) Previously filed with the SEC on 8.2.2005 as an exhibit to Form 10-SB/A (File No. 000-51145).

(6) Previously filed with the SEC on 8.15.2005 as an exhibit to Form 10-QSB (File No. 000-51145).

Item 28. Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

      The undersigned will:

      (1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

      (2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

      The undersigned registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at the time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Nashua, State of New Hampshire, on October 17, 2005.

                                        OVATION PRODUCTS CORPORATION

                                        By /s/ Robert MacDonald
                                           --------------------
                                           Name: Robert MacDonald
                                           Title: Chief Executive Officer

                                POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Robert MacDonald and William Lockwood his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                    Title                                        Date
              ---------                                    -----                                        ----
/s/ William Zebuhr                           Chairman and Director                                October 17, 2005
----------------------------------------
William Zebuhr

/s/ Robert MacDonald                         Chief Executive Officer and Director                 October 17, 2005
----------------------------------------
Robert MacDonald

/s/ William Lockwood                         President, Chief Operating Officer and Director      October 17, 2005
----------------------------------------
William Lockwood

/s/ Christine J. Cox                         Chief Financial Officer                              October 17, 2005
----------------------------------------
Christine J. Cox

/s/ Dr. Louis Padulo                         Director                                             October 17, 2005
----------------------------------------
Dr. Louis Padulo

/s/ Beverly Shaw                             Director                                             October 17, 2005
----------------------------------------
Beverly Shaw

/s/ Laurie Lewandowski                       Director                                             October 17, 2005
----------------------------------------
Laurie Lewandowski

/s/ Nathan Fetting                           Director                                             October 17, 2005
----------------------------------------
Nathan Fetting

/s/ Yiannis Monovoukas                       Director                                             October 17, 2005
----------------------------------------
Yiannis Monovoukas

/s/ Kevin Kreisler                           Director                                             October 17, 2005
----------------------------------------
Kevin Kreisler

                                  EXHIBIT INDEX

      Exhibits    Description
      --------    -----------

      3.1 Third Amended and Restated Certificate of Incorporation of Ovation Products Corporation, dated September 30, 2005.(1)

      3.2         Amended and Restated Bylaws of Ovation Products Corporation.

      4.1 Amended and Restated Debt Agreement, dated as of June 30, 2004, between Ovation Products Corporation and WMS Family I LLC.(2)

      4.2 Promissory Note issued pursuant to the Amended and Restated Debt Agreement, dated as of June 30, 2004, between Ovation Products Corporation and WMS Family I LLC.(2)

      4.3 Form of Warrant to purchase 216,000 shares of common stock pursuant to the Amended and Restated Debt Agreement, dated as of June 30, 2004, between Ovation Products Corporation and WMS Family I LLC.(2)

      4.4 Form of Warrant to purchase 512,892 shares of common stock pursuant to the Amended and Restated Debt Agreement, dated as of June 30, 2004, between Ovation Products Corporation and WMS Family I LLC.(2)

      4.5         Form of Warrant to purchase common stock. (2)

      4.6 Third Amended and Restated Investor Rights Agreement, dated as of June 30, 2004 by and between Ovation Products Corporation and the investors signatory thereto.(2)

      5.1         Opinion on Legality.*

      10.1        1999 Stock Option Plan.(2)

      10.2 Distribution Agreement, dated December 29, 2000, between Ovation Products Corporation and S. J. Electro Systems, Inc.(2)

      10.3 Strategic Alliance Agreement, dated December 29, 2000, between Ovation Products Corporation and S. J. Electro Systems, Inc.(2)

      10.4 License Agreement, dated December 29, 2000, between Ovation Products Corporation and S. J. Electro Systems, Inc.(2)

      10.5 Agreement dated as of October 13, 2001, between Ovation Products Corporation and Twain Associates, Inc.(2)

      10.6 Amendment to Agreement between Ovation Products Corporation and Twain Associates, Inc., dated April 4, 2003.(2)

      10.7 Distribution Agreement, dated as of December 16, 2002 between Ovation Products Corporation and Lancy Water Technology Limited.(3)

      10.8 Restated License Agreement dated as of June 30, 2004 between Ovation Products Corporation and WMS Family I LLC.(2)

      10.9 Agreement dated as of June 30, 2004 between Ovation Products Corporation and WMS Family I LLC.(2)

      10.10 Residential Lease dated as of October 1, 2004 between Ovation Products Corporation and William Zebuhr.(2)

      10.11 Amendment to Distribution Agreement dated January 27, 2005 between Ovation Products Corporation and Lancy Water Technology Limited. (3)

      10.12 Financial Advisory Agreement dated April 21, 2005 between Ardour Capital Investments LLC. (3)

      10.13 Employment Agreement by and between Ovation Products Corporation and Robert MacDonald, dated as of June 1, 2005.(4)

      10.14 Consulting Agreement dated as of July 7, 2005 between Ovation Products Corporation and Alexandros Partners LLC. (5)

      10.15 Purchase Agreement, executed August 6, 2005, between Ovation Products Corporation and GreenShift Corporation.(6)

      10.16 Letter Agreement, dated August 6, 2005, between Ovation Products Corporation and GreenShift Corporation.(6)

      10.17 Letter Agreement, dated August 8, 2005, between Ovation Products Corporation and INSEQ Corporation.(6)

      10.18 License Agreement, as of August 9, 2005, between Ovation Products Corporation and GreenShift Industrial Design Corporation.(6)

      23.1        Consent of Wolf & Company, P.C.

      99.1        Distiller Flow Diagram

----------

* To be filed by amendment.

(1) Previously filed with the SEC on 10.6.2005 as an exhibit to Form 8-K (File No. 000-51145).

(2) Previously filed with the SEC on 2.1.2005 as an exhibit to Form 10-SB (File No. 000-51145).

(3) Previously filed with the SEC on 4.28.2005 as an exhibit to Form 10-SB/A (File No. 000-51145).

(4) Previously filed with the SEC on 6.6.2005 as an exhibit to Form 8-K (File No. 000-51145).

(5) Previously filed with the SEC on 8.2.2005 as an exhibit to Form 10-SB/A (File No. 000-51145).

(6) Previously filed with the SEC on 8.15.2005 as an exhibit to Form 10-QSB (File No. 000-51145).